As filed with the Securities and Exchange Commission on October 17, 2005
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Tejas Incorporated
(Exact Name of Registrant as Specified in its Charter)

Delaware	6211	13-3577716
(State or Other Jurisdiction of	(Primary Standard Industrial Classification	(I.R.S. Employer
Incorporation or Organization)	Code Number)	Identification Number)
8226 Bee Caves Road
Austin, Texas 78746
(512) 306-8222
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Kurt J. Rechner
President and Chief Operating Officer
Tejas Incorporated
8226 Bee Caves Road
Austin, Texas 78746
(512) 306-8222
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:
John R. Hempill
Morrison & Foerster LLP
1290 Avenue of the Americas
New York, New York 10104
(212) 468-8000
     Approximate Date of Commencement of Proposed Sale to Public: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Aggregate Offering	Aggregate	Registration
Securities to be Registered	Registered	Price Per Share (1)	Offering Price(1)	Fee
Common Stock, par value $0.001 per share	4,514,281 shares	$12.50	$56,428,512.50	$6,641.64

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the average bid and asked price on October 12, 2005 of $12.50 per share as follows: (a) with respect to 1,156,386 shares issued to John J. Gorman; (b) with respect to the 200,000 shares issuable to Mark M. Salter; and (c) with respect to the 3,157,895 shares issuable to Niskayuna Development LLC, Wayne Barr, Jr., HSBC Bank USA National Association, Shawn O’Donnell, Patrick Doyle and John P. Bade.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Subject to Completion
Preliminary Prospectus dated October 17 , 2005
PROSPECTUS
TEJAS INCORPORATED
4,514,281 Shares of Common Stock

          This prospectus relates to 4,514,281 shares of our common stock which may be sold from time to time by the selling stockholders listed on page 53, including their transferees, pledges or donees or their respective successors. The selling stockholders are offering all of the shares to be sold in the offering, but they are not required to sell any of these shares. The selling stockholders may sell the offered shares in public or private transactions, at prevailing market prices or at privately negotiated prices, in transactions that may or may not involve the OTC Bulletin Board quotation service or the Pink Sheets. In connection with these sales, the selling stockholders may use underwriters, broker-dealers, or agents, who may receive compensation with the sales of the common stock.
     We will not receive any proceeds from the sale of these shares.
          Our common stock is not listed on any national securities exchange or the NASDAQ Stock Market, but is quoted on the OTC Bulletin Board under the symbol “TEJS.” On October 12, 2005, the last reported bid price for our common stock was $12.00 per share.
          Our main corporate offices are located at 8226 Bee Caves Road, Austin, Texas 78746. Our telephone number at that location is (512) 306-8222.
          Investment in our common stock involves risks. See “Risk Factors” beginning on page 8 of this prospectus.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this Prospectus is October 17, 2005.

     If it is against the law in any state to make an offer to sell these shares, or to solicit an offer from someone to buy these shares, then this prospectus does not apply to any person in that state, and no offer or solicitation is made by this prospectus to any such person.
     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offering to sell these securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operation and prospects may have changed since that date.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding our expected financial position and operating results, our business strategy, and our financing plans are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect,” “project,” or “intend.” These forward-looking statements reflect our plans, expectations and beliefs and, accordingly, are subject to certain risks and uncertainties. We cannot guarantee that any of such forward-looking statements will be realized.
     Statements regarding factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, or cautionary statements, include, among others, those under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this prospectus, including in conjunction with the forward-looking statements included in this prospectus. All of our subsequent written and oral forward-looking statements (or statements that may be attributed to us) are expressly qualified by the cautionary statements. Your should carefully review the risk factors described in our other filings with the Securities and Exchange Commission from time to time, including our reports on Forms 10-Q and 10-K which will be filed in the future, as well as our other reports and filings with the SEC.
     Our forward-looking statements are based on information available to us today, and we will not update these statements. Our actual results may differ significantly from the results discussed.

PROSPECTUS SUMMARY
     This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including our consolidated financial statements and related notes, and consider the information set forth under “Risk Factors” before making an investment decision. In this prospectus, “we,” “us” and “our” refer to Tejas Incorporated and its subsidiaries.
Tejas Incorporated
Overview
     We are a financial services holding company that focuses on the following:
•	proprietary research on distressed debt and special situation securities;

•	trading and other brokerage services to value-based institutional and retail investors active in fixed income and equity instruments;

•	corporate finance and strategic advisory services to middle-market companies within our target industries; and,

•	operational and financial restructuring and consulting services for companies.
     The cornerstone of our brokerage business is our research coverage. Currently, our research department consists of analysts with expertise in distressed debt and special situation securities. The analyst group has a background in analyzing many industries, but primarily focuses on wireless and wire-line telecommunications, cable, satellite, transportation, energy and municipal securities. We believe that the rapid changes with respect to distressed debt and special situation securities in several of these sectors provide excellent investment opportunities that are overlooked or misunderstood by traditional Wall Street brokerage firms and are not a focus of many existing and emerging boutique investment banks. We anticipate that we will continue to devote a substantial portion of our resources to support and grow our research department. We believe our clients appreciate our research and choose to do business with us because of this added value.
     We provide brokerage services to approximately 500 institutional clients and a network of retail clients. The majority of our brokerage revenues are derived from research driven recommendations. We offer clients the ability to buy and sell fixed income products, equity securities, security options, mutual funds and other investment securities. The fixed income products that we sell include distressed corporate bonds, bank notes issued by distressed companies, mortgage-backed derivative products, municipal bonds, and government and government-backed securities. Through our Austin operations, we are a market maker for approximately 45 public companies whose stocks are traded on the NASDAQ Stock Market. We are also a dealer in New York Stock Exchange listed securities and other non-listed securities.
     In 2004, we began to focus more attention on our investment banking efforts, particularly in assisting public companies raise capital. Through this renewed focus, we acted as placement agent for seven private investment in public equity, or PIPE, transactions, and one exit convertible bond financing during 2004. These transactions raised approximately $401 million, which included one of the largest all equity domestic PIPE transactions in 2004. Through June 2005, we raised approximately $409 million, which included one of the largest PIPE transactions through June 2005.
     In July 2005, we acquired Capital & Technology Advisors, Inc., or C&TA, as a wholly-owned subsidiary. C&TA is an advisory and consulting firm that provides operational and financial restructuring services to companies within the telecommunication and technology industries. C&TA’s restructuring services include technology evaluation and planning, operating expense analysis, integration and transition strategies, asset rationalization, interim management, and due diligence guidance.
     We have increased our revenues by:
•	recruiting experienced industry professionals with established client and industry relationships typically from well-known industry competitors;

•	increasing the number of companies under coverage by our research analysts;

•	increasing and expanding our participation in investment banking transactions;

•	expanding the number and enhancing the penetration of institutional investors to which we market our investment research, sales and trading products and services; and

•	increasing the number of securities in which we make an active trading market.

Industry Overview
     In the last decade, the U.S. investment banking industry has been characterized and influenced by the following trends:
•	increased levels of industry consolidation, particularly involving smaller regional investment banks that primarily provided investment banking and brokerage services to middle-market companies and their institutional investors;

•	the tendency for global competitors and acquired firms, once part of larger organizations, to focus on larger market capitalization companies and larger transactions; and

•	the emergence of smaller boutique investment banking firms focused exclusively on growth industries, particularly technology and healthcare.
     In recent years there have been a number of acquisitions by larger financial services institutions of U.S. brokerage and investment banking firms that offer similar products and services to those that we provide. These larger financial institutions have generally allocated capital and resources toward larger market capitalization companies and transactions. This shift of focus away from smaller market capitalization companies has led to a decline in service to these companies, including investment banking and research coverage, and as a result such companies have reduced access to capital.
     Additionally, because the United States securities industry has also been subjected to increased regulation and governmental scrutiny, including certain mandated changes, many larger firms have restructured their research departments and reduced coverage and market making activities for companies whose market capitalization is below certain thresholds. Research and capital markets resources previously dedicated to smaller market capitalization companies were either reassigned to larger companies or eliminated. These circumstances have contributed to both companies in, and investors focused on, the growth and middle-market sectors seeking the services of boutique investment banking professionals who have a high degree of applicable industry knowledge.
     To facilitate access to capital markets and to industry and company specific research, smaller boutique financial services firms have emerged to offer investment banking and research support to small- and middle-market capitalization companies. However, we believe the main focus of these boutique firms has centered primarily on the growth sectors of technology and healthcare. Few of these boutique investment banking and research based firms focus on value-based investments, particularly distressed and special situation companies.
Our Market Opportunity
     We believe that, as a financial services holding company, the market opportunity available to us is significant due to the following factors:
•	As a full service brokerage firm and strategically positioned investment bank we are well recognized for our focus on distressed debt and special situation securities.

•	Our targeted addressable market continues to grow as our research coverage expands to new industries.

•	High yield issuance remains robust, creating a steady supply of distressed debt.

•	Returns in the distressed marketplace have improved significantly in recent years.

•	Our research focuses on covering issuers of securities over time, enabling us to better understand the complex situations they may confront.

•	Our extensive bankruptcy coverage allows us to identify distressed opportunities regardless of size.

•	The extensive consulting experience of our subsidiary, C&TA, in the telecommunications and technology sectors provides opportunities for our investment banking department.
Our Competitive Strengths
Highly Regarded Investment Research
     We believe that we are widely recognized for the quality of the distressed debt and special situation securities research we provide to our institutional and retail clients. Our research department analyzes each material aspect of an issuer’s business, develops strong professional relationships with management and related industry professionals, and effectively communicates the situation to the investor community. Many of the companies under research coverage have been followed by our research staff for several years, enhancing our understanding of the issuer.

Experienced Professionals
     We believe that our team of professionals, including our executive management team, has diverse and extensive experience in the financial services and consulting industries. Our sales and trading professionals have developed long-term client relationships with hedge funds, pension funds, state and local municipalities, banks, insurance companies and high net worth individuals, and these core clients have historically made up a significant portion of our revenues. Our consulting professionals are former telecommunications and technology managers and engineers experienced in the financial and operational aspects of these types of businesses.
Focus on “Under-Covered” Securities
     Our analysts target distressed debt and special situation securities of small- and middle-market capitalization companies for which limited coverage currently exists. The businesses covered by our research analysts are, on average, actively covered by only 2.1 other analysts.
Entrepreneurial Culture
     We have fully embraced an entrepreneurial culture. Our employees own approximately 73% of our common stock, which, when coupled with our highly competitive compensation packages, enables our employees to directly benefit from their individual production as well as our overall performance. Every employee has the incentive to generate ideas and communicate them to management to maximize client returns and our revenues.
Our Growth Strategies
     Our goal is to become a leading financial services and consulting firm providing trading and other investment banking services, financial and operational restructuring services, and quality research to our clients. In order to achieve this goal, we plan on implementing the following strategies:
•	Expand research coverage to other industries outside our current focus.

•	Capitalize on trading resources by increasing the size of brokered transactions.

•	Expand investment banking efforts to include additional capabilities.

•	Develop direct investment operations for participation in investment banking transactions.

•	Grow through acquisitions.

•	Diversify revenues by growing our government, mortgage-backed and municipal securities trading activity and increasing our investment banking revenues.

•	Expand our consulting and advisory services to industries in addition to telecommunications and technology.
Company Information
     Our headquarters are located at 8226 Bee Caves Road, Austin, Texas 78746 and our telephone number is (512) 306-8222. You may access our websites at http://www.tejassec.com and http://www.ctadvisors.net. Information contained on or accessible through our website is not a part of this prospectus.

The Offering
     The following information is based upon the number of our shares outstanding as of September 30, 2005 and excludes up to 1,882,835 shares that may be issued upon the exercise of outstanding options granted pursuant to our stock option plan at a weighted average exercise price of $8.48 per share;

Common stock offered by selling stockholders:	4,514,281 shares

Common stock outstanding as of September 30, 2005:	7,859,608 shares

Use of proceeds:	The selling stockholders will receive all net proceeds from the offering of our common stock covered by this prospectus. We will not receive any proceeds from this offering.

OTC Bulletin Board Symbol:	TEJS

SUMMARY FINANCIAL DATA
     The summary consolidated financial data set forth below should be read in conjunction with “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The summary consolidated financial data for the years ended December 31, 2002, 2003 and 2004 are derived from our audited consolidated financial statements and notes to the consolidated financial statements, and are included elsewhere in this prospectus. The summary consolidated financial data for the six months ended June 30, 2004 and 2005 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus.
     The pro forma statement of operations data combines the consolidated historical statements of operations of Tejas Incorporated and the acquired business of Capital & Technology Advisors, Inc., or C&TA, as if the acquisition of C&TA had been completed on January 1, 2004. Historical financial results may not be indicative of our future performance and interim results may not be reflective of the results for the fiscal year.

	Historical					Pro Forma
				For the Six Months Ended		Year Ended	Six Months
	Year Ended December 31,			June 30,		December 31,	Ended June 30,
	2002	2003	2004	2004	2005	2004	2005
				(Unaudited)		(Unaudited)
	(in thousands, except share and per share data)
STATEMENT OF OPERATIONS DATA:
Commissions	$19,467	$29,260	$20,946	$10,951	$10,132	$20,946	$10,132
Investment banking income	336	73	18,340	2,368	15,892	18,340	15,892
Consulting fees	—	—	—	—	—	13,175	5,104
Trading income (loss) and other income	1,431	(2,749)	9,394	245	481	10,280	547

Total revenues	21,234	26,584	48,680	13,564	26,505	62,741	31,675
Employee compensation	15,667	19,141	23,141	8,710	15,675	31,397	18,206
Other expenses	4,979	5,914	13,473	3,372	5,881	16,701	8,635

Total expenses	20,646	25,055	36,614	12,082	21,556	48,098	26,841
Income before income taxes	588	1,529	12,066	1,482	4,949	14,643	4,834
Income tax expense	298	682	4,785	616	1,904	5,807	1,859

Net income	$290	$847	$7,281	$866	$3,045	$8,836	$2,975

Earnings per share:
Basic	$0.10	$0.28	$2.41	$0.29	$0.70	$1.43	$0.40

Diluted	$0.10	$0.27	$2.07	$0.25	$0.58	$1.32	$0.36

Weighted average shares outstanding:
Basic	3,024,048	3,024,048	3,025,048	3,025,048	4,336,034	6,182,943	7,493,929

Diluted	3,051,406	3,127,752	3,540,392	3,399,142	5,304,439	6,698,287	8,462,334

RISK FACTORS
     An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and other information in this prospectus, including our consolidated financial statements and the notes thereto, before deciding whether to purchase our common stock. The following risks and uncertainties may not be the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business, results of operations and your investment. If any of the events or developments described below actually occurs, our business, financial condition and results of operations may suffer. In that case, the value of our common stock may decline, and you could lose all or part of your investment.
Risks Related to Our Business
Our Ability To Retain Our Executive Management Team And To Recruit And Retain Key Employees Is Critical To The Success Of Our Business.
     Our ability to successfully execute our business model depends, among other things, upon the personal reputation, judgment, business generation capabilities and project execution skills of our executive management and key employees, including, John J. Gorman, our Chairman, and Jared E. Abbruzzese, Sr., our Vice-Chairman. We depend on the personal reputations and relationships that our executives and employees have with our clients to obtain and maintain investment banking engagements, brokerage accounts and consulting engagements. Accordingly, the retention of these executives and employees is particularly important to our future success. The departure or other loss of any such member of our executive management team or key employees, each of whom manages substantial client relationships and possesses substantial experience and expertise, could harm our ability to secure and successfully complete investment banking engagements, generate brokerage commissions and complete consulting engagements. See “Risk Factors — Our Business is Highly Competitive.”
There Is No Consistent Pattern In Our Financial Results From Quarter To Quarter And Year To Year, Which May Result In Volatility In The Value Of Our Common Stock.
     We experience variations in revenues and profits during the year and from year to year. These variations can generally be attributed to:
•	fluctuations in the debt and equity markets;

•	our ability to identify investment opportunities for our trading accounts and our client’s accounts;

•	general economic and market conditions which impact the number of distressed securities opportunities that are available to us and our clients;

•	our investment banking revenues being largely earned upon the successful completion of transactions, the timing of which is uncertain and subject to the volatility of the capital markets; and

•	our consulting and advisory revenues being largely earned from a few telecommunication and technology clients in early stage development and reorganization.
     We also invest in securities for our proprietary accounts and receive securities as a portion of our fees in connection with a number of our investment banking engagements. Changes in the market prices of these securities, and changes in our estimates of market values of these securities, could result in losses to us. The fair value of these securities directly impacts our net dealer inventory and investment income in our consolidated statements of operations.
     Other variable factors bearing on our revenues include fluctuations in the level of institutional brokerage transactions, variations in personnel expenses and costs incurred in pursuing investment banking and restructuring opportunities and new brokerage clients. To the extent that the market price of our common stock bears a relationship to our revenues and profits, the value of our common stock may decline because of these fluctuations.

A Key Part Of Our Business Strategy Involves Acquisitions; However, Such Acquisitions May Not Achieve All Intended Benefits.
     A key part of our strategy is to obtain business opportunities, customers and personnel through acquisitions. We acquired C&TA in July 2005. We may pursue selective acquisition opportunities in the future, but we may not be able to identify and execute suitable acquisitions in the future on terms that are favorable to us, or at all. We may encounter other risks in our acquisition strategy, including:
•	diversion of management’s attention from our existing business;

•	increased competition for acquisitions which may increase the price of our acquisitions; and

•	our failure to discover material liabilities during the due diligence process, including the failure of prior owners of any acquired businesses or their employees to comply with applicable laws or regulations or their failure to fulfill their contractual obligations.
In connection with our future acquisitions, we may incur significant acquisition expenses as well as amortization expenses related to intangible assets. We also may incur significant write-offs of goodwill associated with companies, businesses or technologies that we may acquire. Our results of operations could be adversely affected by these expenses and write-offs.
We May Have Difficulty Integrating The Operations Of Any Companies We Acquire, Which May Adversely Affect Our Results Of Operations.
     The success of our acquisition strategy will depend upon our ability to successfully integrate any businesses we acquire. The integration of these businesses into our operations may result in unforeseen events or operating difficulties, absorb significant management attention and require significant financial resources that would otherwise be available for the ongoing development of our business. These integration difficulties could include:
•	the integration of personnel with disparate business backgrounds;

•	the transition of new information systems;

•	the coordination of geographically dispersed organizations;

•	the loss of key employees of acquired companies;

•	the reconciliation of different corporate cultures; and

•	the synchronization of disclosure and financial reporting controls of acquired companies with our controls and, where applicable, improvement of the acquired company’s controls.
     For these or other reasons, we may be unable to retain key clients or to retain or renew contracts of acquired companies. Moreover, any acquired business may fail to generate the revenue or net income we expected or produce the efficiencies or cost savings that we anticipated. Any of these outcomes could materially adversely affect our operating results.
We Invest Our Own Principal Capital In Equities And Debt Securities That Expose Us To Risk Of Capital Loss.
     We use a portion of our own capital in a variety of principal investment activities, each of which involves risks of illiquidity, loss of principal and revaluation of assets. At June 30, 2005, our principal investments represented approximately $9,888,000 invested in securities that had limited marketability, and approximately $31,136,000 invested in marketable securities in long positions and approximately $2,305,000 invested in marketable securities in short positions. Additionally, we may on occasion concentrate our securities holdings to one or two positions based upon our research and potential for market appreciation. At June 30, 2005, approximately 13% of our total assets were concentrated in the securities of one company. We face the risk of greater valuation losses by not adequately diversifying our investment portfolio.

     We may purchase equity securities and debt securities in companies that require additional capital to complete a capital restructuring. The distressed companies in which we invest may not be able to raise sufficient capital to complete their restructurings. Market values for some of the distressed securities may not be easily determinable depending upon the volume of securities traded on open markets, the operating status of the companies or the types of securities issued by companies. If the underlying securities of a company become illiquid, our liquidity may be affected depending on the value of the securities involved. During times of general market decline, we may experience market value losses, which ultimately affect our liquidity through our broker-dealer net capital requirements. In addition, we may decide not to liquidate our security holdings to increase cash availability if our management believes a market turnaround is likely in the near term or if our management believes the securities are undervalued in the current market.
If Institutional Investors Conduct Less Business With Us, Our Revenues May Be Harmed.
     Mutual funds, hedge funds and other institutional investors purchase a significant portion of the securities offered by issuers in the private investment in public equity, or PIPE, offerings for which we act as private placement agent. If institutional investors conduct less business with us, our revenues may suffer. Institutional investors may reduce their transaction volume with us for a number of reasons, including, among others, a decrease in the flow of funds into institutional investors, new regulations governing institutional investors, increased competition in our businesses and redeployment of institutional assets toward opportunities we do not offer.
We Specialize In A Few Discrete Sectors, And Any Downturn In Business In Those Sectors Could Adversely Affect Our Revenues.
     We focus our brokerage and investment banking activities in relatively few sectors, such as wireless and wire-line telecommunications, cable, satellite, transportation, energy and municipal securities. Consequently, a general decline in the market for securities of companies within any such industry could result in fewer brokerage and investment banking opportunities for us, and could reduce our revenues. The market for securities offerings in each of the sectors in which we focus may also be subject to industry-specific risks. In the event that one or more of our core industries experiences an extended period of economic decline, the number of investment banking opportunities available to us as well as the volume of securities traded in these industries may decline. As a result, any decline in our core industry markets could result in fewer investment banking engagements for our investment banking team and a decline in the amount of commission revenues generated by our brokers.
     In addition, our research coverage and brokerage activities focus primarily on distressed debt and special situation securities. A sustained period of macroeconomic growth could limit the number of distressed and special situation opportunities that our research analysts find attractive which could, in turn, reduce our brokerage activity. A material reduction of our brokerage activity would have a material adverse effect on our results of operations.
Failure Of Third-Party Vendors To Provide Critical Services Could Harm Our Business.
     We rely on a number of third parties to assist in the processing of our transactions, including online and internet service providers, our clearing organization, market data providers such as Bloomberg and Reuters, and market makers. We have no control over these third party service providers. As our business grows, we cannot assure you that the technology and services we require from third parties will be available. While we have had only short intermittent disruptions in service from these providers historically, any more significant problems caused by these third parties, including their not providing services for any reason for significant periods or their performing their services poorly, could have a material adverse effect on our business, financial condition and operating results and could cause us to be unable to timely and accurately process our clients’ transactions or maintain complete and accurate records of such transactions.
Credit Risk Exposes Us To Losses Caused By Financial Or Other Problems Experienced By Third Parties.
     Credit risk in our business arises principally from our trading and market-making activities. Credit risk refers to the risk that third parties that owe us money, securities or other assets will not perform their obligations, such as delivering securities or payments. These third parties include our trading counterparties, clients, clearing agents, exchanges, clearing houses and other financial intermediaries as well as issuers whose securities we hold. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons. Credit risk may arise, for example, from our holding securities of third parties, executing securities trades that fail to settle at the required time due to non-delivery by the counterparty or systems failure by clearing agents, exchanges, clearing houses or other financial intermediaries, and extending credit to our clients through bridge or margin loans or other arrangements. In the event that our clients or counterparties default on their obligations to us, we, in turn, may not be able to fulfill our obligations to others. Any default by us on our obligations to others may harm our business.

     Further, our clients sometimes purchase securities on margin through our clearing organization. We are therefore subject to risks inherent in extending credit. This risk is especially great when the market is rapidly declining. In such a decline, the value of the collateral securing the margin loans could fall below the amount of a client’s indebtedness. Specific regulatory guidelines mandate the amount that can be loaned against various security types. If clients fail to honor their commitments, the clearing organization would sell the securities held as collateral. If the value of the collateral were insufficient to repay the loan, a loss would occur, which we may be required to fund. We have also experienced insignificant losses due to client fraud. Any material losses from client failures, including fraud, could have a material adverse effect on our cash flow from operations.
Employee And Consultant Misconduct Could Harm Our Businesses And Is Difficult To Detect And Deter.
     There have been a number of highly publicized cases involving fraud or other misconduct by employees and consultants in the financial services industry in recent years and we run the risk that employee and consultant misconduct could occur at our company. Misconduct by employees and consultants could include binding us to transactions that exceed authorized limits or present unacceptable risk, or hiding from us unauthorized or unsuccessful activities, which, in either case, may result in unknown and unmanaged risks or losses. Misconduct by employees and consultants could also involve the improper use or disclosure of confidential information, which could result in regulatory sanctions and serious harm to our reputation or financial condition. Our investment banking and consulting businesses often requires that we observe confidences of the greatest significance to our clients, improper use of which may harm our clients and violate the terms of our agreements with our clients. Any breach of our clients’ confidences may impair our ability to attract and retain investment banking and consulting clients. It is not always possible to deter employee and consultant misconduct, and the precautions that we take to detect and prevent this activity may not be effective in all cases.
We Must Maintain Certain Net Capital Requirements That Could Slow Our Expansion Plans Or Prevent Payments Of Dividends.
     The SEC, NASD and various other regulatory agencies have stringent rules with respect to the maintenance of specific levels of net capital by securities broker-dealers. Net capital is the net worth of a broker or dealer (assets minus liabilities), less deductions for certain types of assets. If we fail to maintain the required net capital, we may be subject to suspension or revocation of registration by the SEC and suspension or expulsion by the NASD, and could ultimately lead to our liquidation. If such net capital rules are changed or expanded, or if there is an unusually large charge against net capital, our operations that require the intensive use of capital, such as our ability to purchase investment securities and conduct underwriting activities, would be limited. Such operations may include trading activities and the financing of client account balances. Also, our ability to pay dividends, repay debt and redeem or purchase shares of our outstanding stock could be severely restricted. A large operating loss or charge against net capital could adversely affect our ability to expand or even maintain our present levels of business.
We May Experience Reduced Revenues Due To Declining Market Volume, Securities Prices And Liquidity, Which Can Also Cause Counterparties To Fail To Perform.
     Our revenues may decrease in the event of a decline in the market volume of securities transactions, securities prices or liquidity of the securities for which we make a market. Declines in the volume of securities transactions and in market liquidity generally result in lower revenues from trading activities and commission. Lower price levels of securities may also result in a reduction in our revenues from corporate finance fees, as well as losses from declines in the market value of securities held by us in our trading accounts. Sudden sharp declines in market values of securities can result in illiquid markets and the failure of counterparties to perform their obligations, as well as increases in claims and litigation, including arbitration claims from clients. In such markets, we may incur reduced revenues or losses in our principal trading, market-making, investment banking and advisory services activities.
Our Trading Systems May Fail, Resulting In Service Interruptions.
     We receive and process trade orders through internal trading software and touch-tone telephones, and we depend heavily on the integrity of the electronic systems supporting this type of trading. Heavy stress placed on our systems during peak trading times could cause our systems to operate too slowly or fail. If our systems or any other systems in the trading process slow down significantly or fail even for a short time, our clients would suffer delays in trading, potentially causing substantial losses and possibly subjecting us to claims for such losses or to litigation claiming fraud or negligence. During a system failure, we may be able to take orders by telephone; however, only associates with a securities broker’s license can accept telephone orders, and an adequate number of associates may not be available to take client calls in the event of a system failure. In addition, a hardware or software failure, power or telecommunications interruption or natural disaster could cause a system failure. Any systems failure that interrupts our operations could result in our losing clients or being subject to lawsuits resulting from such system failures.

Lack Of Liquidity At Our Clearing Organization May Impair Our Business.
     We utilize our equity in securities owned at our clearing organization to facilitate the purchase of additional securities for trading purposes. The value of the equity at the clearing organization is primarily affected by realized trading gains and losses, unrealized gains and losses, the purchase and sale of accrued interest on debt securities, and cash withdrawals and deposits at the clearing organization. As a result of this activity, including the purchase and sale of securities, we may have either a receivable or payable balance to the clearing organization. In the event that we have a payable balance to the clearing organization, we may be restricted in our ability to withdraw funds from the clearing organization to cover routine operating expenses. Additionally, if the value of the equity at the clearing organization is insufficient to cover the margin requirements on the value of the securities borrowed, we may be required to either liquidate our holdings at the clearing organization or provide additional funds to cover margin requirements. As of June 30, 2005, we had a receivable balance from our clearing organization of approximately $2,285,000.
A High Percentage Of Our Consulting Revenues Are Derived From Clients In A Few Industries And The Termination Of Any One Advisory Engagement Could Reduce Our Consulting Revenue Significantly.
     Our consulting and advisory subsidiary, C&TA, typically advises a few companies in the telecommunications and technology industries each year for varying lengths of time. For the six months ended June 30, 2005, two clients accounted for approximately 65% of C&TA’s revenue. For the six months ended June 30, 2004, four clients accounted for approximately 75% of C&TA’s revenue. While the composition of C&TA’s consulting client group has historically varied from year to year, we expect that C&TA’s consulting and advisory clients will continue to be limited to a relatively small number of clients, and that a few of those clients will account for a high percentage of C&TA’s consulting revenue in any particular year. As a result, the loss of any one such client could significantly reduce our consulting revenue.
Our Restructuring Advisory Engagements May Not Provide For Continued Engagement After A Successful Restructuring.
     Our consulting and advisory subsidiary, C&TA, has assisted companies and their creditor committees in operational and financial restructurings in the past. As companies complete these restructurings, they have on occasion not re-engaged us for advisory services. Thus, as a result of a successful reorganization of one of our current or future clients, we may lose a client, which may significantly reduce our consulting revenue.
Our Business Is Highly Competitive.
     All aspects of our business are highly competitive. In our investment banking activities, we compete with large Wall Street investment banks as well as regional boutique banks that offer private placement services to small- and middle-market companies. We compete for these investment banking transactions on the basis of our relationships with the issuers and potential investors, our experience in the industry and transactional fees. In our general brokerage activities, we compete directly with numerous other broker-dealers, many of which are large well-known firms with substantially greater financial and personnel resources. We compete for brokerage transactions on the basis of our research ideas, our experience in the industry, our ability to execute transactions and the strength of our relationships with our clients. Many of our competitors for brokerage service and investment banking transactions employ extensive advertising and actively solicit potential clients in order to increase business. In addition, brokerage firms compete by furnishing investment research publications to existing clients, the quality and breadth of which are considered important in the development of new business and the retention of existing clients. We also compete with a number of smaller regional brokerage firms in Texas and the southwestern United States. In our consulting and advisory activities, we compete with investment banking and consulting firms on the basis of expertise in the telecommunication and technology industries.
     The securities industry has become considerably more concentrated and more competitive since we were founded, as numerous securities firms have either ceased operations or have been acquired by or merged into other firms. In addition, companies not engaged primarily in the securities business, but with substantial financial resources, have acquired leading securities firms. These developments have increased competition from firms with greater capital resources than ours.
     Since the adoption of the Gramm-Leach-Bliley Act of 1999, commercial banks and thrift institutions have been able to engage in traditional brokerage and investment banking services, thus increasing competition in the securities industry and potentially increasing the rate of consolidation in the securities industry.

     We also compete with other securities firms for successful sales representatives, securities traders, securities analysts and investment bankers. Competition for qualified employees in the financial services industry is intense. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees. If any of our executive management team members or key employees were to leave our firm to join an existing competitor or to form a competing company, some of our clients could choose to use the services of that competitor instead of our services. There is no guarantee that the compensation arrangements we have entered into with the members of our executive management team and key employees will prevent them from resigning to join our competitors or that the non-competition agreements would be upheld if we were to seek to enforce our rights under those agreements.
     Any material change in our competitors’ business practices may place us at a competitive disadvantage and could impair our ability to generate fees and commissions at an effective level, reduce our market share for investment banking or brokerage services and negatively affect our ability to hire and retain superior personnel.
We Are Subject To Market Forces Beyond Our Control.
     We, like other investment banking firms, are directly affected by economic and political conditions, broad trends in business and finance and changes in volume and price levels of securities transactions. In recent years, the U.S. securities markets have experienced significant volatility. Over the past few years, the stock markets have suffered major declines and advances that have increased the volatility of our revenues. If our trading volume decreases, our revenues resulting from trading commissions will decline. Also, when trading volume is low, our profitability is adversely affected because our overhead remains relatively fixed, despite lower compensation costs associated with commission revenues. Severe market fluctuations in the future could have a material adverse effect on our business, financial condition and operating results.
We Are Subject To Strict Government Regulation And The Failure To Comply Could Result In Disciplinary Actions.
     The securities industry in the United States is subject to extensive regulation under both federal and state laws. Broker-dealers and investment advisors are subject to regulations covering all aspects of their business. Our business and industry have changed substantially since we began offering brokerage services, and we expect the pace of change in the brokerage industry to continue. Recently, the brokerage industry has experienced a great deal of negative exposure due to insider trading, research improprieties, mutual fund trading improprieties and a lack of investor confidence in the industry as a whole. As a result, regulatory agencies and the U.S. government have intervened in an attempt to resolve these various issues. The demands placed upon our personnel and financial resources may be too significant for us to quickly adapt to a changing environment and may impact our ability to provide our current services or to expand our services.
     The Securities and Exchange Commission, or SEC, the National Association of Securities Dealers, or NASD, the Board of Governors of the Federal Reserve System, the various stock exchanges and other self-regulatory organizations and state securities commissions can censure, fine, issue cease-and-desist orders or suspend or expel a broker-dealer or any of its officers or employees. Our ability to comply with all applicable laws and rules is largely dependent on our establishment and maintenance of a system to ensure compliance with these laws and rules, as well as our ability to attract and retain qualified compliance personnel.
     The NASD, in particular, extensively regulates our activities. The NASD can impose certain penalties for violations of its advertising regulations, including censures or fines, suspension of all advertising, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or any of its officers or employees. We could be subject to additional disciplinary or other actions due to claimed noncompliance in the future, which could have a material adverse effect on our business, financial condition and operating results.
     In addition, our operations and profitability may be affected by additional legislation, changes in rules promulgated by the SEC, NASD, the Board of Governors of the Federal Reserve System, the various stock exchanges and other self-regulatory organizations, and state securities commissions, or changes in the interpretation or enforcement of existing laws and rules including, but not limited to, existing regulations which restrict communications between our research analysts and our other departments. We cannot assure you that such future regulations will not require us to implement additional compliance policies and that such policies will not materially increase our compliance expenses.

We Are Subject to Increased Use of Legal Proceedings, Which May Negatively Impact Our Business.
     Substantial legal liability or a significant regulatory action against us could have a material adverse financial effect or cause significant harm to our reputation, which in turn could harm our business prospects. Participants in the securities industry have faced increasing litigation and arbitration based on a number of legal theories. Investors in the United States have been subjected to corporate fraud and bankruptcies, volatile investment markets, biased investor research, mutual fund trading irregularities and other negative images of the investment securities industry. As a result of these incidents in the securities industry, many investors have experienced significant losses in personal wealth. As a broker-dealer, we are exposed to client lawsuits and arbitration should an investor lose money in an investment that we may recommend.
     We face significant legal risks in our businesses, and the volume and amount of damages claimed in litigation, arbitrations, regulatory enforcement actions and other adversarial proceedings against financial services firms are increasing. These risks include potential liability under securities and other laws for materially false or misleading statements made in connection with securities or other transactions, potential liability for the fairness opinions and other advice we provide to participants in corporate transactions and disputes over the terms and conditions of complex trading arrangements.
     We are also subject to claims arising from disputes with employees under various circumstances; these risks may be difficult to assess or quantify and their existence and magnitude may remain unknown for substantial periods of time. In addition, legal or regulatory matters involving our directors, officers or employees in their individual capacities may create exposure for us because we may be obligated or may choose to indemnify the affected individuals against liabilities and expenses they incur in connection with such matters to the extent permitted under applicable law.
Risks Relating To This Offering
No Active Public Market For Our Common Stock Currently Exists And None May Develop.
     An active public market for our common stock does not currently exist. Over 65% of our issued common stock is held by fewer than ten individuals. Until a broader distribution of our common stock is made, no active public market will develop. Our common stock is currently offered on the OTC Bulletin Board and is subject to increased volatility due to the lack of trading volume and liquidity for potential investors.
Our Chairman And Vice Chairman Will Have Significant Influence Over Matters Requiring Stockholder Or Board Approval.
     Our Chairman, John J. Gorman, and Vice Chairman, Jared E. Abbruzzese, Sr., beneficially own or control approximately 52% of our outstanding common stock. Accordingly, Mr. Gorman and Mr. Abbruzzese will have substantial influence over the outcome of corporate actions requiring director or stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets and any other significant corporate transaction. Mr. Gorman and Mr. Abbruzzese may also delay or prevent a change of control of us, even if such change of control would benefit our other stockholders.
Investments By Our Executive Officers And Employees May Conflict With The Interests Of Holders Of Our Securities.
     From time to time, we may invest in private or public companies in which our executive officers are also investors or for which we provide investment banking services, publish research or act as a market maker. In 1999 and 2000, we managed an investment vehicle called TSG Internet Fund I, in which our employees were permitted to become investors. We have not organized any other such investment vehicle, though we may do so in the future. There is a risk that, as a result of such investment or profit interest, our officers or employees may take actions that conflict with the best interests of us or the holders of our common stock.

Our Common Stock Price May Be Volatile, Which Would Adversely Affect The Value Of Your Shares.
     The market price of our common stock has in the past been, and may be in the future continue to be, volatile. A variety of events may cause the market price of our common stock to fluctuate significantly, including:
•	variations in quarterly operating results;

•	our announcements of significant contracts, milestones, acquisitions;

•	our relationships with other companies;

•	our ability to obtain needed capital commitments;

•	additions or departures of key personnel;

•	sales of common stock, conversion of securities convertible into common stock, exercise of options and warrants to purchase common stock or termination of stock transfer restrictions;

•	general economic conditions, including conditions in the securities brokerage and investment banking markets;

•	changes in financial estimates by securities analysts; and

•	fluctuation in stock market price and volume.
     Many of these factors are beyond our control. Any one of the factors noted herein could have an adverse effect on the value of our common stock.
     In addition, the stock market in recent years has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many companies and that often have been unrelated to the operating performance of such companies. These market fluctuations have adversely impacted the price of our common stock in the past and may do so in the future.
Future Sales Of Our Common Stock Could Adversely Affect Its Price
     Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the common stock and our ability to raise capital. We may issue additional common stock in future financing transactions or as incentive compensation for our executive management and other key personnel, consultants and advisors. Issuing any equity securities would be dilutive to the equity interests represented by our then-outstanding shares of common stock. The market price for our common stock could decrease as the market takes into account the dilutive effect of any of these issuances.
     Finally, if we file a registration statement to raise additional capital, some of our existing stockholders hold piggyback registration rights that, if exercised, will require us to include their shares in the registration statement, which could adversely affect our ability to raise needed capital.
We Do Not Expect To Pay Cash Dividends On Our Common Stock For The Foreseeable Future.
     We have never paid cash dividends on our common stock and do not anticipate that any cash dividends will be paid on the common stock for the foreseeable future. The payment of any cash dividend by us will be at the discretion of our board of directors and will depend on, among other things, our earnings, capital, regulatory requirements and financial condition. Furthermore, the terms of some of our financing arrangements directly limit our ability to pay cash dividends on our common stock. The terms of any future indebtedness of Tejas Securities or C&TA may restrict Tejas Securities’ or C&TA’s ability to distribute earnings or to make payments to us.
Our By-Laws Could Make It More Difficult For A Third Party To Acquire Us.
     Our by-laws are designed to make it difficult for a third party to acquire control of us, even if a change of control would be beneficial to stockholders. Our by-laws do not permit any person other than the board of directors or certain executive officers to call special meetings of the stockholders. In addition, we must receive a stockholders’ proposal for an annual meeting within a specified period for that proposal to be included on the agenda. Because stockholders do not have the power to call meetings and are subject to timing requirements in submitting stockholder proposals for consideration at an annual or special meeting, any third-party takeover not supported by the board of directors would be subject to significant delays and difficulties.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can sometimes be identified by our use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect,” “project,” or “intend.” These forward-looking statements reflect our plans, expectations and beliefs and, accordingly, are subject to certain risks and uncertainties. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot guarantee that any of such forward-looking statements will be realized. Statements regarding the following subjects are forward looking by their nature:
•	our business strategy;

•	our understanding of our competition; and

•	market trends.
     Statements regarding factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, or cautionary statements, include, among others, those under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this prospectus, including in conjunction with the forward-looking statements included in this prospectus. All of our subsequent written and oral forward-looking statements (or statements that may be attributed to us) are expressly qualified by the cautionary statements. You should carefully review the risk factors described in our other filings with the Securities and Exchange Commission from time to time, including our reports on Forms 10-Q and 10-K which will be filed in the future.
     Our forward-looking statements are based on information available to us today, and we will not update these statements. Our actual results may differ significantly from the results discussed.
USE OF PROCEEDS
     The selling stockholders will receive all of the net proceeds from the sale of the common stock offered by this prospectus. Accordingly, we will not receive any proceeds from the sale of the common stock.
DETERMINATION OF OFFERING PRICE
     The selling stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices, or at privately negotiated prices.
DIVIDEND POLICY
     We have never paid cash dividends and have no present plan to pay any such dividends. Currently, we intend to reinvest our earnings in order to facilitate expansion. On November 8, 2004, our board of directors declared a two-for-one stock dividend, which was paid on November 22, 2004. Any future dividends will be decided by our board of directors and will be based upon our future earnings, financial condition and capital requirements.

PRICE AND RELATED INFORMATION CONCERNING REGISTERED SHARES
     Our common stock trades under the symbol “TEJS” on the OTC Bulletin Board. The trading does not constitute a well-established public trading market for our common stock. As of September 30, 2005 there were approximately 450 beneficial holders of our common stock.
     The following table sets forth for the periods indicated the high and low bid prices at closing for our common stock for the periods indicated for 2003, 2004 and 2005 as reported by Bloomberg LP. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

	High	Low
2005 Price Range
First Quarter	$20.00	$15.75
Second Quarter	19.20	11.25
Third Quarter	16.45	10.60
2004 Price Range
First Quarter	$2.50	$2.00
Second Quarter	5.00	2.00
Third Quarter	9.00	5.00
Fourth Quarter	18.00	8.00
2003 Price Range
First Quarter	$0.63	$0.63
Second Quarter	0.63	0.63
Third Quarter	3.00	0.63
Fourth Quarter	1.98	1.98

SELECTED FINANCIAL DATA
     The selected consolidated financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The selected consolidated financial data for the years ended December 31, 2000 and 2001 are derived from our audited consolidated financial statements and notes to the consolidated financial statements, and are not included in this prospectus. The selected consolidated financial data for the years ended December 31, 2002, 2003 and 2004 are derived from our audited consolidated financial statements and notes to the consolidated financial statements, and are included elsewhere in this prospectus. The selected consolidated financial data for the six months ended June 30, 2004 and 2005 are derived from our unaudited consolidated financial statements, included elsewhere in this prospectus.
     The pro forma statement of operations data combines the consolidated historical statements of operations of Tejas Incorporated and the acquired business of Capital & Technology Advisors, Inc., or C&TA, as if the acquisition had been completed on January 1, 2004. Historical financial results may not be indicative of our future performance and interim results may not be reflective of the results for the fiscal year.

	Historical							Pro Forma
						For the Six Months		Year Ended	Six Months
	Year Ended December 31,					Ended June 30,		December 31,	Ended June 30,
	2000	2001	2002	2003	2004	2004	2005	2004	2005
						(Unaudited)		(Unaudited)
	(in thousands, except share and per share data)
STATEMENT OF OPERATIONS DATA:
Commissions	$16,819	$25,616	$19,467	$29,260	$20,946	$10,951	$10,132	$20,946	$10,132
Underwriting and investment banking income	1,831	317	336	73	18,340	2,368	15,892	18,340	15,892
Consulting fees	—	—	—	—	—	—	—	13,175	5,104
Net dealer inventory and income (loss)	(4,077)	(631)	1,296	(2,793)	9,087	197	255	9,087	255
Other income	136	26	135	44	307	48	226	1,193	292

Total revenues	14,709	25,328	21,234	26,584	48,680	13,564	26,505	62,741	31,675
Commissions, employee compensation and benefits	13,954	18,666	15,667	19,141	23,141	8,710	15,675	31,397	18,206
Clearing and floor brokerage	966	413	413	590	652	306	407	652	407
Communications and occupancy	2,034	1,646	1,631	2,100	1,903	937	1,104	2,146	1,195
Professional fees	1,868	1,169	705	949	7,875	922	1,251	8,837	2,769
Other	2,751	2,124	2,230	2,275	3,043	1,207	3,119	5,066	4,264

Total expenses	21,573	24,018	20,646	25,055	36,614	12,082	21,556	48,098	26,841
Income (loss) before income taxes and minority interest	(6,864)	1,310	588	1,529	12,066	1,482	4,949	14,643	4,834
Income tax expense (benefit)	(2,214)	495	298	682	4,785	616	1,904	5,807	1,859
Minority interest	(651)	(18)	—	—	—	—	—	—	—

Net income (loss)	$(3,999)	$833	$290	$847	$7,281	$866	$3,045	$8,836	$2,975

Earnings (loss) per share:
Basic	$(1.58)	$0.31	$0.10	$0.28	$2.41	$0.29	$0.70	$1.43	$0.40

Diluted	$(1.58)	$0.26	$0.10	$0.27	$2.07	$0.25	$0.58	$1.32	$0.36

Weighted average shares outstanding:
Basic	2,523,442	2,696,194	3,024,048	3,024,048	3,025,048	3,024,048	4,336,034	6,182,943	7,493,929

Diluted	2,523,442	3,092,224	3,051,406	3,127,752	3,540,392	3,399,142	5,304,439	6,698,287	8,462,334

	Historical							Pro Forma
	As of December 31,					As of June 30,		As of June 30,
	2000	2001	2002	2003	2004	2004	2005	2005
						(Unaudited)		(Unaudited)
	(in thousands)
STATEMENT OF FINANCIAL CONDITION DATA:
Cash and cash equivalents	$483	$548	$751	$552	$1,960	$671	$727	$517
Deposit with clearing organization	250	260	—	—	—	—	—	—
Receivable from clearing organization	735	1,905	—	—	3,738	—	2,285	2,285
Securities owned	2,433	3,012	5,985	5,602	15,957	9,665	41,024	38,024
Other investment	—	—	1,250	1,155	—	—	—	—
Property and equipment	540	478	334	330	265	274	6,358	6,358
Goodwill and intangible assets	—	138	138	138	138	138	138	45,153
Other assets	2,858	899	817	579	465	970	2,827	644

Total assets	$7,299	$7,240	$9,275	$8,356	$22,523	$11,718	$53,359	$92,981

Accounts payable, accrued expenses, and other liabilities	$1,870	$3,184	$2,381	$2,377	$8,987	$3,363	$7,949	$8,570
Securities sold, not yet purchased	446	332	985	221	91	232	2,305	2,305
Payable to clearing organization	457	—	972	742	—	1,679	—	—
Notes Payable	2,250	500	2,423	1,655	2,800	2,220	4,947	4,947
Subordinated debt	1,000	1,000	—	—	—	—	—	—

Total liabilities	6,023	5,016	6,761	4,995	11,878	7,494	15,201	15,822
Minority interest	377	—	—	—	—	—	—	—
Total stockholders’ equity	899	2,224	2,514	3,361	10,645	4,224	38,158	77,159

Total liabilities and stockholders’ equity	$7,299	$7,240	$9,275	$8,356	$22,523	$11,718	$53,359	$92,981

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
     The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Financial Data” and our consolidated financial statements and related notes thereto appearing elsewhere in this prospectus. This discussion contains forward-looking statements. These statements reflect our current views with respect to future events and financial performance and are subject to risks, uncertainties and assumptions, including those discussed in “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated in the forward-looking statements.
Business Overview
     We are a financial services holding company that focuses on the following:
•	proprietary research on distressed debt and special situation securities;

•	trading and other brokerage services to value-based institutional and retail investors active in fixed income and equity instruments;

•	corporate finance and strategic advisory services to middle-market companies within our target industries; and,

•	operational and financial restructuring and consulting services for companies.
     The cornerstone of our brokerage business is our research coverage. Currently, our research department consists of analysts with expertise in distressed debt and special situation securities. The analyst group has a background in analyzing many industries, but primarily focuses on wireless and wire-line telecommunications, cable, satellite, transportation, energy and municipal securities. We believe that the rapid changes with respect to distressed debt and special situation securities in several of these sectors provide excellent investment opportunities that are overlooked or misunderstood by traditional Wall Street brokerage firms and are not a focus of many existing and emerging boutique investment banks. We anticipate that we will continue to devote a substantial portion of our resources to support and grow our research department. We believe our clients appreciate our research and choose to do business with us because of this added value.
     We provide brokerage services to approximately 500 institutional clients and a network of retail clients. The majority of our brokerage revenues are derived from research driven recommendations. We offer clients the ability to buy and sell fixed income products, equity securities, security options, mutual funds and other investment securities. Our fixed income products include distressed corporate bonds, bank notes issued by distressed companies, mortgage-backed derivative products, municipal bonds, and government and government-backed securities. Through our Austin operations, we are a market maker for approximately 45 public companies whose stocks are traded on the NASDAQ Stock Market. We are also a dealer in New York Stock Exchange listed securities and other non-listed securities.
     In 2004, we began to focus more attention on our investment banking efforts, particularly in assisting public companies raise capital. Through this renewed focus, we acted as placement agent for seven private investment in public equity, or PIPE, transactions, and one exit convertible bond financing during 2004. These transactions raised approximately $401 million, which included one of the largest all equity domestic PIPE transactions in 2004. Through June 2005, we raised approximately $409 million, which included one of the largest PIPE transactions through June 2005.
     In July 2005, we acquired Capital & Technology Advisors, Inc., or C&TA, as a wholly-owned subsidiary. C&TA is an advisory and consulting firm that provides operational and financial restructuring services to companies within the telecommunication and technology industries. C&TA’s restructuring services include technology evaluation and planning, operating expense analysis, integration and transition strategies, asset rationalization, interim management, and due diligence guidance.
     We conduct our business through three operating segments: our full service brokerage segment, our investment banking segment and our consulting segment. Our brokerage segment, which includes all trading for our clients and for our own proprietary account as well as our inventory positions and market making activities, is categorized as a separate business segment from investment banking because these aforementioned activities are all interrelated and service a different client base. Investment banking requires a different skill set and knowledge base and engagements are with the issuers, not the investors. Our consulting segment provided operational and financial restructuring services to companies within the telecommunications and technology sectors. Each segment reports to a different individual on the management team in order to maintain the necessary regulatory separation.

Brokerage Services
     For the six months ended June 30, 2005, and the fiscal years ended December 31, 2004, 2003 and 2002, our full service brokerage activities contributed $10,612,971, $30,340,321, $26,510,961 and $20,899,264, respectively, to our total revenues.
Investment Banking
     For the six months ended June 30, 2005, and the fiscal years ended December 31, 2004, 2003 and 2002, our investment banking contributed $15,891,910, $18,339,975, $72,799 and $335,663, respectively, to our total revenues.
Consulting Services
     For the six months ended June 30, 2005 and the fiscal years ended December 31, 2004, 2003 and 2002, C&TA generated total revenues of $5,479,080, $19,044,120, $7,363,673 and $4,197,970, respectively.
Business Environment
     Performance in the financial services industry is highly correlated to the overall strength of the economy and financial market activity. Our profitability is sensitive to a variety of factors, including interest rate trends, the performance of public equity markets and the demand for investment banking and consulting services.
     Overall market conditions have been and may continue to be affected by political events, legislative and regulatory developments and related changes in investor sentiments. Some of the more recent uncertainties that have affected overall market conditions are terrorist acts, geo-political events and corporate accounting restatements. These factors, which are unpredictable and beyond our control, may cause our earnings to fluctuate from period to period.
Components of Revenues
     We have three reportable segments: brokerage services, investment banking and consulting. Our brokerage services segment includes revenues from principal and agency commissions, net dealer inventory and investment income, and other income. Commission revenues include sales commissions and gross credits earned from executing trades for institutional and retail clients. Net dealer inventory and investment income includes realized and unrealized gains and losses on securities transactions held for our own account, including income on securities held as available for sale. Interest income and expenses associated with securities held by us are also included in net dealer inventory and investment income. Other income includes revenues associated with the sale of proprietary research and other miscellaneous receipts. Underwriting and investment banking revenues are fees from acting as a placement agent for private offerings and retainer fees. Consulting segment revenues are derived from contracts under which our wholly-owned subsidiary, C&TA, provides within the telecommunications and technology sectors to provide operational and financial advisory and restructuring services.
     Components of our revenues may experience volatility associated with the overall economy and based on the types of securities that we hold. The securities that we typically trade and invest in include distressed debt and special situation securities in the wireless and wire-line telecommunications, cable, satellite, transportation and energy industries, as well as government and mortgage-backed securities and municipal securities. Distressed securities market opportunities have historically increased in volume during times of economic turmoil and during times of increasing interest rates. As companies become over-leveraged or have declining business prospects, the level of corporate bankruptcies and restructurings increases, resulting in our being able to identify a greater number of investment opportunities. While it is during these times that these opportunities have led to increased distressed and special situation commissions, our equity trading business is negatively impacted by the less robust economic environment. We tend to see increases in the level of investments in government and mortgage-backed securities, as well as high-grade municipal securities, during times of decreasing interest rates as investors try to capture high long-term rates. As the economy recovers, a number of our clients generally begin to allocate more funds to distressed securities in the hope that the underlying companies will restructure or emerge from bankruptcy with reduced debt and increased business prospects; however, the number of distressed and special situation opportunities decreases as the economic environment improves. Our equity trading commissions are closely tied to the performance of the overall equity markets and thus increase during times of economic recovery. Our retail clients begin to invest with more regularity during economic growth periods. Investment banking and consulting revenues are directly related to the overall business environment and fluctuate accordingly.

Components of Expenses
     Commissions, employee compensation and benefits includes base salaries, incentive compensation, sales commissions, forgiven employee debt, payroll taxes, health insurance and related benefit expenses. Salaries, payroll taxes and employee benefits are relatively fixed in nature. Sales commissions and incentive compensation vary based upon revenue production.
     Clearing and floor brokerage expense includes processing costs associated with executing trades through our clearing organization and execution fees that we pay to floor brokers and electronic communication networks. We are an introducing broker-dealer that has engaged a third party clearing organization to perform all of our clearing functions. The clearing organization processes and settles our client and our proprietary transactions and maintains the detailed transaction records. The expenses paid to our clearing organization as well as floor brokers and electronic communication networks vary with the volume of transactions and commissions we generate.
     Communications and occupancy charges include rent, telecommunication costs, expenses associated with news retrieval and price quotation services. These expenses are fixed in nature and are typically associated with contracts exceeding one year in duration.
     Professional fees include legal fees, accounting fees, consulting fees and expenses related to investment banking transactions and consulting services. These fees vary depending upon the level of our revenue generating activities.
     Other expenses include fixed asset rentals, insurance, depreciation and amortization, office supplies and travel and entertainment. The costs associated with fixed assets, insurance and office supplies tend to be fixed in nature. Travel and entertainment expenses are variable in nature, and are often based upon revenue production.
     Our effective tax rate tends to differ from the federal statutory rate as a result of estimated state franchise taxes and non-refundable expenses. We tend to incur non-deductible expenses in the course of our operating activities, particularly with respect to our investment banking activities, including meal and entertainment expenses. As our investment banking activities increase, our non-deductible expenses may increase as well. In addition, any fines levied against us by the NASD or other regulatory organizations are also non-deductible.
Critical Accounting Policies
     We have identified the policies and estimates set forth below as critical to our operations and the understanding of our results of operations.
Recently Issued Accounting Pronouncements
     In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of FASB Statement No. 123. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002.
     In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51. This Interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation. This Interpretation applies to variable interests in variable interest entities created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. The application of this Interpretation had no affect on the consolidated financial statements.
Revenue Recognition
     Agency commission revenues and related expenses from customer security transactions are recorded on a trade date basis. Customer security transactions that are executed through our proprietary trading account are recorded on a trade date basis as principal commission revenues. The related expenses are also recorded on a trade date basis.

     Net dealer inventory and investment income (loss) results from securities transactions entered into for our account. Net dealer inventory and investment income (loss) includes both realized and unrealized gains and losses, which are recorded on a trade date basis.
     We do not carry or clear customer accounts, and all customer transactions are executed and cleared with other brokers on a fully disclosed basis. These brokers have agreed to maintain such records of the transaction effected and cleared in the customers’ accounts as are customarily made and kept by a clearing broker pursuant to the requirements of Rules 17a-3 and 17a-4 of the Securities Exchange Act of 1934, as amended, and to perform all services customarily incident thereto.
     Consulting fees include advisory fees, reimbursements for out-of-pocket expenses and revenues associated with success fees. Monthly advisory fees are recognized as services are provided over the term of the consulting agreement. Deferred revenue represents billings in advance of services performed. Reimbursements, including those relating to travel and other out-of-pocket expenses are recognized when billed. Revenues from success fees are recognized when the services related to the underlying customer transaction are determined to have been completed by all parties.
Fair Value of Securities
     We routinely purchase and sell securities for our proprietary accounts and our clients, including employees. Financial securities used in our trading activities are recorded at fair value, with unrealized gains and losses reflected in investment income. Securities with readily determinable market values are based on quoted market prices. Many of the securities held are those of distressed companies in which there may be limited market activity. The value of securities with limited market activity for which quoted market values are not readily determinable are based on our management’s best estimate, which may include dealer price quotations and price quotations for similar instruments traded. In addition, changes in the market prices of securities (and changes in our estimates of market values of securities) could result in losses to us. The fair value of securities directly impacts our net dealer inventory and investment income in our consolidated statements of operations, included elsewhere in this prospectus.
Receivable (Payable) to Clearing Organization
     We utilize our equity in securities owned at our clearing organization to facilitate the purchase of additional securities for trading purposes. The value of the equity at the clearing organization is primarily affected by realized trading gains and losses, unrealized gains and losses, the purchase and sale of accrued interest on debt securities, and cash withdrawals and deposits at the clearing organization. As a result of this activity, including the purchase and sale of securities, we may have either a receivable or payable balance to the clearing organization. In the event that we have a payable balance to the clearing organization, we may be restricted in our ability to withdraw funds from the clearing organization to cover routine operating expenses. Additionally, if the value of the equity at the clearing organization is insufficient to cover the margin requirements on the value of the securities borrowed, we may be required to either liquidate our holdings at the clearing organization or provide additional funds to cover margin requirements. For these reasons, we carefully monitor our receivable or payable balance so that we can provide sufficient funds for operations.
Goodwill and Other Intangible Assets
     We adopted FASB Statement No. 142, Goodwill and Other Intangible Assets, on January 1, 2002. In accordance with SFAS No. 142, we assess our goodwill annually or more frequently if events or changes in circumstances indicate that goodwill might be impaired.
     Business acquisitions typically result in goodwill and other intangible assets, and the recorded values of those assets may become impaired in the future. The determination of the value of such intangible assets requires us to make estimates and assumptions that affect our financial statements. We assess potential impairments to intangible assets on an annual basis or when there are events or changes in circumstances that indicates the carrying amount of goodwill and intangible assets may not be recovered. Judgments regarding the existence of impairment indicators and future cash flows related to intangible assets are based on operation performance of the acquired businesses, market conditions and other factors. Future events could cause us to conclude that goodwill and intangible assets associated with business acquisitions are impaired. Any resulting impairment loss could have an adverse impact on our consolidated statements of operations.

Results of Operations
Six Months Ended June 30, 2005 versus Six Months Ended June 30, 2004
Total Revenues
     Our total revenues were $26,504,881 for the six months ended June 30, 2005, which was an increase of $12,940,798 or 95% from $13,564,083 for the six months ended June 30, 2004.
     Commission revenues from agency and principal transactions were $10,131,842 for the six months ended June 30, 2005, which was a decrease of $819,241 from $10,951,083 for the six months ended June 30, 2004. The decrease in commission revenues was primarily the result of decreases in high-yield and municipal fixed income securities commissions from the same period in the prior year. Commission revenues decreased to 38.2% of total revenues for the six months ended June 30, 2005, from 80.7% of total revenues for the six months ended June 30, 2004.
     Underwriting and investment banking revenues were $15,891,910 for the six months ended June 30, 2005, which was an increase of $13,523,740 from $2,368,170 for the six months ended June 30, 2004. The increase in investment banking revenues for the six months ended June 30, 2005 was due to the completion of two private placements for which we acted as placement agent. No significant investment banking activity occurred during the first quarter of 2004. Underwriting and investment banking revenues increased to 60.0% of total revenues for the six months ended June 30, 2005, from 17.5% of total revenues for the six months ended June 30, 2004.
     Net dealer inventory and investment income was $254,962 for the six months ended June 30, 2005, which was an increase of $58,032 from $196,960 for the six months ended June 30, 2004. The increase in inventory and investment income for the six months ended June 30, 2005 resulted from unrealized trading gains and trading interest income. Net unrealized trading gains for the six months ended June 30, 2005 were $27,306. Net realized trading gains for the six months ended June 30, 2005 were $227,656. Net dealer inventory and investment income decreased to 1.0% of total revenues for the six months ended June 30, 2005, from 1.5% of total revenues for the six months ended June 30, 2004.
     Other income was $226,167 for the six months ended June 30, 2005, which was an increase of $178,267 from $47,900 for the six months ended June 30, 2004. The increase was due to fees earned in the first and second quarters of 2005 relating to our research department. Other income increased to 0.9% of total revenues for the six months ended June 30, 2005, from 0.4% of total revenues for the six months ended June 30, 2004.
Total Expenses
     Total expenses were $21,556,304 for the six months ended June 30, 2005, which was an increase of $9,473,885 or 78% from $12,082,419 for the six months ended June 30, 2004. Total expenses as a percentage of total revenues were 81.3% and 89.1% for the six months ended June 30, 2005 and 2004, respectively.
     Commissions, employee compensation and benefits were $15,674,994 for the six months ended June 30, 2005, which was an increase of $6,965,166 from $8,709,828 for the six months ended June 30, 2004. Commission expense was $10,378,297 for the six months ended June 30, 2005, which was an increase of $4,736,579 from $5,641,718 for the six months ended June 30, 2004. The increase in commission expenses for the period indicated was due to the increase in investment banking revenues from the comparable period in the prior year. Commissions, employee compensation and benefits decreased to 59.1% of total revenues for the six months ended June 30, 2005, from 64.2% of total revenues for the six months ended June 30, 2004.
     Clearing and floor brokerage costs were $407,430 for the six months ended June 30, 2005, which was an increase of $101,631 from $305,799 for the six months ended June 30, 2004. The overall increase in clearing and floor brokerage costs for the six months ended June 30, 2005 resulted from an increase in trading activity in the over-the-counter equity markets and on the national exchanges. Clearing and floor brokerage costs decreased to 1.5% of total revenues for the six months ended June 30, 2005, from 2.3% of total revenues for the six months ended June 30, 2004.

     Communications and occupancy charges were $1,103,991 for the six months ended June 30, 2005, which was an increase of $167,146 from $936,845 for the six months ended June 30, 2004. The increase in communications and occupancy charges resulted from additional usage of news and quote services to support sales and trading activities. Communications and occupancy charges decreased to 4.2% of total revenues for the six months ended June 30, 2005, from 6.9% of total revenues for the six months ended June 30, 2004.
     Professional fees were $1,251,355 for the six months ended June 30, 2005, which was an increase of $329,384 from $921,971 for the six months ended June 30, 2004. The increase was primarily due to additional professional fees associated with investment banking opportunities and fees associated with Sarbanes-Oxley compliance. Professional fees decreased to 4.7% of total revenues for the six months ended June 30, 2005, from 6.8% of total revenues for the six months ended June 30, 2004.
     Other expenses were $3,118,534 for the six months ended June 30, 2005, which was an increase of $1,910,558 from $1,207,976 for the six months ended June 30, 2004. The overall increase in other expenses during the six months ended June 30, 2005 was the result of corporate charitable contributions and travel related expenses for sales and investment banking personnel. In addition, the increase was due to the relocation of our corporate headquarters on August 1, 2005 from leased office space and represents the accrued amounts due, net of sublease receipts through the termination of the office lease agreement. Other expenses increased to 11.8% of total revenues for the six months ended June 30, 2005, from 8.9% of total revenues for the six months ended June 30, 2004.
     Income tax expense was $1,903,449 for the six months ended June 30, 2005, which was an increase of $1,287,250 from $616,199 for the six months ended June 30, 2004. The overall increase in income tax expense for the six months ended June 30, 2005 was due to the increase in taxable income. Our effective tax rate was 38.5% and 41.6% for the six months ended June 30, 2005 and 2004, respectively. Our effective tax rate differs from the federal statutory tax rate as a result of estimated state income taxes and non-deductible expenses.
Net Income
     Net income was $3,045,128 for the six months ended June 30, 2005, which was an increase of $2,179,663 or 252% from $865,465 for the six months ended June 30, 2004.
Fiscal Year Ended December 31, 2004 versus Fiscal Year Ended December 31, 2003
Total Revenues
     Our total revenues were $48,680,296 for the year ended December 31, 2004, which was an increase of $22,096,536 or 83% from $26,583,760 for the year ended December 31, 2003.
     Commission revenues were $20,945,763 for the year ended December 31, 2004, which was a decrease of $8,314,710 from $29,260,473 for the year ended December 31, 2003. The decrease during 2004 resulted primarily from a decrease in distressed securities commissions and government agency securities commissions. As interest rates have remained low in the United States and the general economy has improved, we have identified fewer attractive distressed situations and, as a result, our commission revenues have decreased. Commission revenues decreased to 43.0% of total revenues for the year ended December 31, 2004 from 110.1% of total revenues for the year ended December 31, 2003.
     Underwriting and investment banking revenues were $18,339,975 for the year ended December 31, 2004, which was an increase of $18,267,176 from $72,799 for the year ended December 31, 2003. The increase during 2004 was due to the receipt of fees paid upon the completion of seven private placements for which we acted as placement agent. Underwriting and investment banking revenues increased to 37.7% of total revenues for the year ended December 31, 2004 from 0.3% of total revenues for the year ended December 31, 2003.

     Net dealer inventory and investment income (loss) was $9,087,139 for the year ended December 31, 2004, which was an increase of $11,880,242 from $(2,793,103) for the year ended December 31, 2003. The increase during 2004 resulted from increased valuations of distressed corporate debt securities and warrants received in connection with underwriting and investment banking activities. Net unrealized trading gains for the year ended December 31, 2004 were $6,557,404. Net realized trading gains for the same period were $2,529,735. Net dealer inventory and investment income (loss) increased to 18.7% of total revenues for the year ended December 31, 2004 from -10.5% of total revenues for the year ended December 31, 2003.
     Other income was $307,419 for the year ended December 31, 2004, which was an increase of $263,828 from $43,591 for the year ended December 31, 2003. The increase during 2004 resulted from earning fees on the sale of our research. Other income increased to 0.6% of total revenues for the year ended December 31, 2004 from 0.2% of total revenues for the year ended December 31, 2003.
Total Expenses
     Total expenses were $36,613,984 for the year ended December 31, 2004, which was an increase of $11,559,608 or 46% from $25,054,376 for the year ended December 31, 2003. Total expenses as a percentage of total revenues were 75.2% and 94.2% for 2004 and 2003, respectively.
     Commissions, employee compensation and benefits were $23,140,948 for the year ended December 31, 2004, which was an increase of $4,000,428 from $19,140,520 for the year ended December 31, 2003. Commission expense was $14,059,469 for the year ended December 31, 2004, which was an increase of $366,456 from $13,693,013 for the year ended December 31, 2003. The increase in commission expense during 2004 resulted from an increase in underwriting and investment banking revenues. Commissions, employee compensation and benefits decreased to 47.5% of total revenues for 2004 from 72.0% of total revenues for 2003.
     Clearing and floor brokerage expenses were $652,037 for the year ended December 31, 2004, which was an increase of $62,124 from $589,913 for the year ended December 31, 2003. The increase during 2004 resulted from an increase in trading activity during the fourth quarter of 2004. Clearing and floor brokerage expenses decreased to 1.3% of total revenues for 2004 from 2.2% of total revenues for 2003.
     Communications and occupancy charges were $1,903,404 for the year ended December 31, 2004, which was a decrease of $196,846 from $2,100,250 for the year ended December 31, 2003. The decrease during 2004 resulted from reduced telecommunications and other services related to the termination of a commercial lease. Communications and occupancy charges decreased to 3.9% of total revenues for 2004 from 7.9% of total revenues for 2003.
     Professional fees were $7,874,990 for the year ended December 31, 2004, which was an increase of $6,925,677 from $949,313 for the year ended December 31, 2003. The increase during 2004 resulted from additional fees associated with investment banking opportunities and legal fees relating to client litigation and our secondary public offering. In July 2004, we settled a client complaint relating to previous investment losses incurred by the client for $185,000. Professional fees increased to 16.2% of total revenues for 2004 from 3.6% of total revenues for 2003.
     Other expenses were $3,042,605 for the year ended December 31, 2004, which was an increase of $768,225 from $2,274,380 for the year ended December 31, 2003. The increase during 2004 resulted from increases in expenses relating to our increased investment banking activity. Other expenses decreased to 6.3% of total revenues for 2004 from 8.6% of total revenues for 2003.
     Income tax expense was $4,784,908 for the year ended December 31, 2004, which was an increase of $4,102,654 from $682,254 for the year ended December 31, 2003. The increase during 2004 resulted from an increase in taxable income during the respective period. Our effective tax rate was 40% for 2004 and 45% for 2003.
Net Income
     Net income was $7,281,404 for the year ended December 31, 2004, which was an increase of $6,434,274 from $847,130 for the year ended December 31, 2003. The increase during 2004 was largely attributed to the $18,227,176 increase in investment banking activities and $6,557,404 unrealized gain in securities we held.

Fiscal Year Ended December 31, 2003 versus Fiscal Year Ended December 31, 2002
Total Revenues
     Our total revenues were $26,583,760 for the year ended December 31, 2003, which was an increase of $5,348,833 or 25% from $21,234,927 for the year ended December 31, 2002.
     Commission revenues were $29,260,473 for the year ended December 31, 2003, which was an increase of $9,793,197 from $19,467,276 for the year ended December 31, 2002. This increase was due to increased equity and debt valuations in the business sectors we routinely follow, which generated increased opportunities for client trading activities and our related commissions. Commission revenues increased to 110.1% of total revenues for the year ended December 31, 2003 from 91.7% of total revenues for the year ended December 31, 2002.
     Underwriting and investment banking revenues were $72,799 for the year ended December 31, 2003, which was a decrease of $262,864 from $335,663 for the year ended December 31, 2002. This decrease resulted from our not receiving any success fees on investment banking engagements during 2003. Underwriting and investment banking revenues decreased to 0.3% of total revenues for the year ended December 31, 2003 from 1.6% of total revenues for the year ended December 31, 2002.
     Net dealer inventory and investment income (loss) was $(2,793,103) for the year ended December 31, 2003, which was a decrease of $4,090,035 from $1,296,933 for the year ended December 31, 2002. This decrease resulted from decreased valuations of a number of distressed corporate debt securities held in our proprietary account. Net unrealized trading gains for the year ended December 31, 2003 were $952,023. Net realized trading losses for the same period were $3,745,126. Net dealer inventory and investment income (loss) decreased to —10.5% of total revenues for the year ended December 31, 2003 from 6.1% of total revenues for the year ended December 31, 2002.
     Other income was $43,591 for the year ended December 31, 2003, which was a decrease of $91,464 from $135,055 for the year ended December 31, 2002. This decrease resulted from a loss on the disposal of fixed assets during 2003. Other income decreased to 0.2% of total revenues for the year ended December 31, 2003 from 0.6% of total revenues for the year ended December 31, 2002.
Total Expenses
     Total expenses were $25,054,376 for the year ended December 31, 2003, which was an increase of $4,407,701 or 21% from $20,646,675 for the year ended December 31, 2002. Total expenses as a percentage of total revenues were 94.2% and 97.2% for 2003 and 2002, respectively.
     Commissions, employee compensation and benefits were $19,140,520 for the year ended December 31, 2003, which was an increase of $3,473,053 from $15,667,467 for the year ended December 31, 2002. Commission expense was $13,693,013 for the year ended December 31, 2003, which was an increase of $3,929,932 from $9,763,081 for the year ended December 31, 2002. This increase in commission expense resulted from an increase in our commission revenues, which was partially offset by a decrease in our discretionary bonus expense. Commissions, employee compensation and benefits decreased to 72.0% of total revenues for 2003 from 73.8% of total revenues for 2002.
     Clearing and floor brokerage expenses were $589,913 for the year ended December 31, 2003, which was an increase of $177,256 from $412,657 for the year ended December 31, 2002. This increase resulted from increased activity and increased market making activity associated with the addition of our New Jersey operations in the second half of 2002. Clearing and floor brokerage expenses increased to 2.2% of total revenues for 2003 from 1.9% of total revenues for 2002.
     Communications and occupancy charges were $2,100,250 for the year ended December 31, 2003, which was an increase of $469,114 from $1,631,136 for the year ended December 31, 2002. This increase resulted primarily from the March 2003 expiration of a sublease agreement for a portion of the Austin office location. We were previously receiving approximately $45,000 per month in sublease revenues. Communications and occupancy charges increased to 7.9% of total revenues for 2003 from 7.7% of total revenues for 2002.
     Professional fees were $949,313 for the year ended December 31, 2003, which was an increase of $244,595 from $704,718 for the year ended December 31, 2002. This increase resulted from the settlement of two client claims against us, including one for $237,500, and the other claim for $125,000. Professional fees increased to 3.6% of total revenues for 2003 from 3.3% of total revenues for 2002.

     Other expenses were $2,274,380 for the year ended December 31, 2003, which was an increase of $43,683 from $2,230,697 for the year ended December 31, 2002. This increase resulted from increases in client development costs, which was partially offset by a decrease in fixed asset rental costs. Other expenses decreased to 8.6% of total revenues for 2003 from 10.5% of total revenues for 2002.
     Income tax expense was $682,254 for the year ended December 31, 2003, which was an increase of $384,054 from $298,200 for the year ended December 31, 2002. This increase resulted from the increase in taxable income during the respective period. Our effective tax rate was 44.6% for 2003 and 50.7% for 2002.
Net Income
     Net income was $847,130 for the year ended December 31, 2003, which was an increase of $557,078 from $290,052 for the year ended December 31, 2002. This increase was largely attributable to the increase in commission revenues of $9,793,197, which was partially offset by the decrease in net dealer inventory and investment income of $4,090,035.

Quarterly Results of Operations
     The following table sets forth our consolidated statement of operations data for the ten quarters ended June 30, 2005, as well as data expressed as a percentage of our total revenues represented by each item. On November 22, 2004, we paid a two-for-one stock dividend to our stockholders. As a result of this stock dividend, earnings (loss) per share amounts and all share amounts for prior periods have been restated to reflect the shares outstanding as though the stock dividend had taken effect in the prior periods. We believe this information has been prepared on the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus and believe that all necessary adjustments, consisting of only normal recurring adjustments, have been included in the amounts stated below and presents fairly the results of such periods when read in conjunction with the audited consolidated financial statements and notes thereto.

	Quarter Ended
	Mar. 31,	June 30,	Sept. 30,	Dec. 31,	Mar. 31,	June 30,	Sept. 30,	Dec. 31,	Mar. 31,	June 30,
	2003	2003	2003	2003	2004	2004	2004	2004	2005	2005
	(in thousands, except share and per share data)
Revenues:
Commissions	$9,405	$7,334	$6,726	$5,796	$5,499	$5,453	$4,402	$5,592	$6,539	$3,594
Underwriting and investment banking income	20	10	23	20	26	2,342	1,232	14,740	4,109	11,782
Net dealer inventory and income (loss)	(31)	(1,698)	(1,145)	80	490	(296)	(731)	9,624	1,980	(1,725)
Other income	(20)	11	11	41	18	29	96	164	127	99

Total Revenues	$9,374	$5,657	$5,615	$5,937	$6,033	$7,528	$4,999	$30,120	$12,755	$13,750
Expenses:
Commissions, employee compensation and benefits	$7,045	$3,993	$3,839	$4,263	$4,355	$4,355	$3,691	$10,740	$6,606	$9,069
Clearing and floor brokerage	121	137	181	150	155	150	82	265	244	163
Communications and occupancy	501	571	495	533	501	436	501	465	567	536
Professional	279	305	314	52	184	738	709	6,244	404	848
Other	610	547	485	633	579	629	831	1,004	1,209	1,910

Total Expenses	$8,556	$5,553	$5,314	$5,631	$5,774	$6,308	$5,814	$18,718	$9,030	$12,526
Income (loss) before income taxes	$818	$104	$301	$306	$259	$1,220	$(815)	$11,402	$3,725	$1,224
Income tax expense (benefit)	333	50	131	168	115	502	(276)	4,444	1,382	521

Net income (loss)	$485	$54	$170	$138	$144	$718	$(539)	$6,958	$2,343	$703
Earnings (loss) per share:
Basic	$0.16	$0.02	$0.06	$0.05	$0.05	$0.24	$(0.18)	$2.30	$0.55	$0.15
Diluted	0.16	0.02	0.05	0.04	0.04	0.24	(0.18)	1.98	0.45	0.13
Weighted average shares outstanding:
Basic	3,024,048	3,024,048	3,024,048	3,024,048	3,024,048	3,024,048	3,026,048	3,026,048	3,973,826	4,698,243
Diluted	3,024,048	3,024,048	3,210,300	3,252,613	3,372,360	3,425,924	3,026,048	3,750,766	4,968,111	5,640,767

	Quarter Ended
	Mar. 31,	June 30,	Sept. 30,	Dec. 31,	Mar. 31,	June 30,	Sept. 30,	Dec. 31,	Mar. 31,	June 30,
	2003	2003	2003	2003	2004	2004	2004	2004	2005	2005
As a Percentage of Revenues:
Revenues:
Commissions	100%	130%	120%	98%	91%	72%	88%	19%	51%	26%
Underwriting and investment banking income	—	—	—	—	—	31	25	49	32	86
Net dealer inventory and income (loss)	—	(30)	(20)	1	9	(4)	(15)	32	16	(13)
Other	—	—	—	1	—	1	2	—	1	1

Total Revenues	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
Expenses:
Commissions, employee compensation and benefits	75%	71%	68%	72%	72%	58%	74%	35%	52%	66%
Clearing and floor brokerage	1	2	3	2	3	2	2	1	2	1
Communications and occupancy	5	10	9	9	8	6	10	2	4	4
Professional	3	5	6	1	3	10	14	21	3	6
Other	7	10	9	11	10	8	16	3	10	14

Total Expenses	91%	98%	95%	95%	96%	84%	116%	62%	71%	91%
Income before income taxes	9%	2%	5%	5%	4%	16%	(16)%	38%	29%	9%
Income tax expense	4	1	2	3	2	7	(6)	15	11	4

Net income	5%	1%	3%	2%	2%	9%	(10)%	23%	18%	5%
Liquidity and Capital Resources
     As a broker-dealer, we are required to maintain a certain level of liquidity or net capital in accordance with the regulations of the National Association of Securities Dealers, Inc. or NASD. Factors affecting our liquidity include the value of securities held in trading accounts, the value of non-current assets, the amount of unsecured receivables, and the amount of general business liabilities, excluding amounts payable to our clearing organization and NASD approved subordinated debt.
     Our inventory balance fluctuates daily based on the current market value and types of securities held. We typically invest in securities in which we provide research coverage. The types of securities may include publicly traded debt, equity, options and private security issuances. As a market maker, we provide bid and ask quotes on certain equity securities on the NASDAQ Stock Market.
     Market values for some of the distressed securities may not be easily determinable depending upon the volume of securities traded on open markets, the operating status of the companies or the types of securities issued by companies. If the underlying securities of a company become illiquid, our liquidity may be affected depending on the value of the securities involved. During times of general market decline, we may experience market value losses, which ultimately affect our liquidity through our broker-dealer net capital requirements. In addition, we may decide not to liquidate our security holdings to increase cash availability if our management believes a market turnaround is likely in the near term or if our management believes the securities are undervalued in the current market.
     We utilize the equity in securities owned at our clearing organization to fund operating and investing activities. The value of the equity at the clearing organization is also used to secure temporary financing for the purchase of investments in our trading accounts. The value of our equity balance held at the clearing organization may fluctuate depending on factors such as the market valuation of securities held in our trading accounts, realized trading profits, commission revenues, cash withdrawals and clearing costs we are charged for conducting our trading activities. As a result of this activity, we may have either a receivable or payable balance to the clearing organization. As of June 30, 2005, we had a receivable balance from the clearing organization of $2,284,769.

Cash Flows From Operating Activities
     At June 30, 2005, we had cash and cash equivalents and investments on hand of $44,035,503. Net cash used in operating activities was $19,771,401 for the six months ended June 30, 2005. Net cash provided by (used in) operating activities was $(710,296), $640,070 and $348,808 in 2002, 2003 and 2004, respectively. The net cash provided by (used in) operating activities is affected primarily by the brokerage operating activities and changes in the brokerage-related assets and liabilities.
     For the six months ended June 30, 2005, the primary uses of cash were from a $25,066,889 increase in securities owned and a $1,178,812 increase in accounts payable, accrued expenses and other liabilities. The primary sources of cash were from a $2,214,619 decrease in securities sold, not yet purchased a $1,452,972 decrease in receivable from our clearing organization. The net effect of these transactions on cash flows from operating activities was $22,578,110 in cash used in operations, with the remaining increase consisting of $2,806,709 in net income plus changes in other asset and liability accounts.
     In 2004, the primary uses of cash were from a $10,355,189 increase in securities owned and a $4,480,075 increase in the amount receivable from our clearing organization. The primary sources of cash were from the following: a $3,577,186 increase in accounts payable, accrued expenses and other liabilities; a $1,155,000 decrease in other investment; a $1,828,318 decrease in federal income taxes receivable; and a $1,452,263 decrease in deferred tax assets. The net effect of these transactions on cash flows from operating activities was $6,822,497 in cash used in operations, with the remaining increase consisting of $7,281,404 in net income plus changes in other asset and liability accounts.
     In 2003, the primary uses of cash were from a $229,317 decrease in the amount payable to our clearing organization and a $763,931 decrease in securities sold and not yet purchased. The primary source of cash was from a $383,523 decrease in securities owned. The net effect of these transactions on cash flows from operating activities was $609,725 in cash used in operations, with the remaining increase consisting of $847,130 in net income plus changes in other asset and liability accounts.
     During 2002, the primary uses of cash were from an increase in securities owned, and increase in other investments, and a decrease in accounts payable, accrued expenses and other liabilities. Securities owned increased by $2,973,638, which was financed primarily through an increase in the net payable to our clearing organization. Other investments increased by $1,250,000 as we collateralized one of our notes payable to a bank with a certificate of deposit. Accounts payable, accrued expenses and other liabilities decreased by $803,352 from the prior year as a result of reduced bonuses and commissions payable at year-end compared with December 31, 2001. The primary source of cash consisted of the net increase in the net payable to clearing organization of $2,876,989 and the increase in securities sold and not yet purchased of $652,629. The net effect of these transactions on cash flows from operating activities was $1,497,372 in cash used in operations, with the remaining increase consisting of $290,052 in net income plus changes in other asset and liability accounts.
Cash Flows from Investing Activities
     Net cash used in investing activities was $8,206,800 for the six months ended June 30, 2005. Net cash used in investing activities was $10,169, $56,239 and $58,604 in 2002, 2003 and 2004, respectively. For the six months ended June 30, 2005, the primary use of cash was for the purchase of two office buildings and a $2,000,000 initial payment for our acquisition of C&TA. The changes for 2002, 2003 and 2004 were primarily due to the purchase and sale of property and equipment in the ordinary course of business.
Cash Flows from Financing Activities
     Net cash provided by financing activities was $26,745,356 for the six months ended June 30, 2005. Net cash (used in) provided by financing activities was $923,450, $(782,720) and $1,117,658 in 2002, 2003 and 2004, respectively.

     In March 2002, we entered into a term loan agreement with First United Bank to borrow $2,500,000 for operating purposes. The loan was originally due and payable on demand or by March 15, 2003 if no demand was made. The loan accrued interest at 5.5% per annum. We purchased a certificate of deposit in the amount of $2,500,000 as collateral for the loan. During 2002, we repaid $1,100,000 of the loan from the bank through our own financing arrangements. The bank in turn released from collateralization $1,100,000 of the certificate of deposit to us, of which $1,000,000 was used for operations, including repayment of $500,000 of our subordinated debt. The remaining $100,000 was not redeemed and was included in other investments at December 31, 2002. In addition, we repaid $250,000 of a loan from the bank through the redemption of $250,000 of the certificate of deposit during 2002. As of December 31, 2002 and 2003, the term loan agreement balance was $1,150,000, which was collateralized by the certificate of deposit in the amount of $1,250,000. On March 15, 2003, we extended the maturity date of the loan to March 15, 2004. The loan agreement was paid in full in February 2004.
     In June 2003, we entered into an agreement with First United Bank to borrow $805,000 for refinancing purposes. The loan was due on demand or by December 1, 2004 if no demand was made. The loan accrued interest at prime plus 1.5% and was to be paid in equal monthly installments of $50,000, plus accrued interest, commencing on July 1, 2003. The balance of the loan agreement was $505,050 as of December 31, 2003. The loan agreement was paid in full in February 2004.
     On February 17, 2004, we entered into an agreement with First United Bank to borrow $2,500,000 for operating and financing purposes. We used a portion of the proceeds to repay the March 2002 and the June 2003 loan agreements in full. The loan was due on demand or by February 15, 2007 if no demand was made. The loan accrued interest at prime plus 2% and was to be repaid in equal monthly payments of $70,000, plus accrued interest, commencing on March 15, 2004 with a final payment of $50,258.33. The loan documents required that we maintain a minimum tangible net worth of not less than $2.5 million and contained other covenants that restricted our ability to incur debt, incur liens, sell assets, pay dividends, engage in different business activities, merge with or acquire other entities, and make investments or loans. The loan was secured by the common stock of our primary operating subsidiary, Tejas Securities, as well as the personal guaranty of John J. Gorman, our Chairman. Under the loan documents, a change of control of 25% or more of our common stock was an event of default. We obtained a waiver from First United Bank with respect to this provision as it applied to our February 2005 secondary stock offering. The balance of the loan was $1,800,000 as of December 31, 2004. The loan was repaid in full in February 2005.
     On July 7, 2004, we entered into a subordinated convertible promissory note agreement with Salter Family Partners, Ltd., a family limited partnership controlled by Mark M. Salter, our Chief Executive Officer, to borrow $1,000,000 for operating purposes. Under the terms of the promissory note, we will make quarterly interest payments at a rate of 10% per annum. The promissory note is unsecured. The maturity date of the note is December 1, 2005, at which time all remaining unpaid principal and interest is due. If (i) the closing price of our common stock is less than $1.00 per share for ten consecutive trading days, (ii) Mr. Salter is no longer employed by us (other than death or disability), or (iii) the net liquidating equity of Tejas Securities held at its clearing organization as of the last business day of a calendar month is less than $2,000,000, then an event of default will exist under the promissory note and Mr. Salter is entitled to declare the amounts outstanding under the promissory note immediately due and payable. The promissory note is convertible at any time into our common stock in an amount equal to the unpaid principal divided by the conversion price of $5.00 per share. The promissory note originally required us to designate a series of preferred stock by July 1, 2005, which the promissory note could be convertible into at any time. On June 30, 2005, Salter Family Partners, Ltd. extended the date by which we were required to designate a series of preferred stock to August 31, 2005. On August 9, 2005, our board of directors designated 1,000 shares of our authorized preferred stock as Series A Convertible Preferred Stock pursuant to a Certificate of Designations for Series A Convertible Preferred Stock. In addition, we amended the terms of the promissory note so that Mr. Salter could convert the promissory note into our Series A Convertible Preferred Stock in an amount equal to the unpaid principal divided by a conversion price of $1,000 per share. The promissory note was convertible until the note was repaid. We have also granted Mr. Salter, through Salter Family Partners, Ltd., certain piggyback registration rights for the shares into which the preferred stock may be converted. On September 26, 2005, Mr. Salter converted the promissory note into 1,000 shares of Series A convertible preferred stock.
     On February 3, 2005, we issued 1,600,000 shares of our common stock through a secondary public offering. As a result of this offering, we received approximately $23,629,000 in net proceeds. On February 25, 2005, the underwriter for the offering, C.E. Unterberg, Towbin LLC, exercised their option to purchase an additional 60,000 shares of our common stock. As a result of the option exercise, we received approximately $888,000 in additional net proceeds.

     On February 22, 2005, we purchased an office building through our wholly-owned subsidiary, TI Building Partnership, Ltd. The office building was purchased at a price of approximately $3,470,000, with $2,200,000 being financed through Community Credit Union, or CCU. Pursuant to the terms of a promissory note, this loan accrues interest at a rate of 5.75% per annum, with monthly installments of $13,840 through February 2011, at which time the outstanding principal and accrued interest on the note shall be due and payable. A mortgage on the building and the associated real property secures the repayment of such borrowing. In connection with this acquisition, John J. Gorman, our Chairman, agreed to (1) indemnify CCU against any losses incurred by CCU as a result of any violations of environmental laws or certain building laws related to such real property and (2) provide a limited guarantee of our performance under certain provisions of the deed of trust entered into in connection with such financing.
     On May 10, 2005, we borrowed $1,760,000 from First United Bank to finance in part the purchase price of an office building through our wholly-owned subsidiary, TI Building Partnership, Ltd. Pursuant to the terms of a promissory note, the borrowing accrues interest at a rate of 6.75% per annum, with monthly installments of $13,388 through May 2010, at which time the outstanding principal and accrued interest on the note shall be due and payable. A mortgage on the building and the associated real property secures the repayment of such borrowing.
     On July 1, 2005, we completed our acquisition of C&TA. The total consideration paid by us in exchange for the outstanding capital stock of C&TA was approximately $45.4 million, consisting of cash in the amount of $5.0 million ($2 million of which was paid upon the execution of the letter of intent relating to this acquisition), which was paid out of our cash reserves, and 3,157,895 shares of our common stock valued at $12.63 per share. Of the consideration paid by us, 309,316 shares of our common stock are being held in escrow for a period of two years following the closing date of the acquisition, to satisfy possible indemnification claims made by us under the agreement and plan of merger relating to this acquisition. The total purchase consideration, including approximately $0.5 million in transaction costs, has been allocated to the assets acquired, identifiable intangible assets and liabilities assumed, based on the respective fair values at the date of acquisition. The allocation resulted in goodwill of approximately $44.2 million.
     As of December 31, 2004, our contractual cash obligations and the periods in which payments under such cash obligations were due are as follows:

	Payments Due by Period
		Less Than			More Than
Contractual Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years
Notes Payable	$1,800,000	$840,000	$960,000	$—	$—
Notes Payable to Stockholder	1,000,000	1,000,000	—	—	—
Operating Lease Obligations	3,113,000	1,654,000	1,434,000	25,000	—
Capital Lease Obligations	54,000	34,000	20,000	—	—

Total Contractual Cash Obligations	$5,967,000	$3,528,000	$2,414,000	$25,000	$—

     Our primary sources of cash are cash flows from operations and borrowings. Our cash flows from operations and our ability to make scheduled payments of principal and interest on, or to refinance, our indebtedness will depend on our future performance, which is subject to the risks discussed elsewhere in this prospectus. Likewise, our ability to borrow will depend on these factors.
     Based upon the current level of our operations, we believe that cash flows from our operations and available cash, together with borrowings, will be adequate to meet our future liquidity needs for at least the next several years. However, there can be no assurance that our business will generate sufficient cash flows from operations or that future borrowings will be available in an amount sufficient to enable us to service our indebtedness or to fund our other liquidity needs.
Quantitative and Qualitative Disclosures About Market Risk
     Our principal business activities are, by their nature, risky and volatile and are directly affected by economic and political conditions and broad trends in business and finance in the national and international markets. Any one of these factors may cause a substantial decline in the securities markets, which could materially affect our business. Managing risk is critical to our profitability and to reducing the likelihood of earnings volatility. Our risk management policies and procedures have been established to continually identify, monitor and manage risk. The major types of risk that we face include credit risk, operating risk and market risk.

     Credit risk is the potential for loss due to a client or counterparty failing to perform its contractual obligation. We clear our securities transactions through a clearing organization. Under the terms of the clearing agreement, the clearing organization has the right to charge us for losses that result from our clients’ failure to fulfill their contractual obligations. In order to mitigate risk, our policy is to monitor the credit standing of our clients and maintain collateral to support client margin balances. Further, significant portions of our assets are held at our clearing organization. Therefore, we could incur substantial losses if our clearing organization were to become insolvent or otherwise unable to meet its financial obligations. Our clearing organization has historically met all of its obligations to us.
     Operating risk arises from the daily conduct of our business and relates to the potential for deficiencies in control processes and systems, mismanagement of our activities or mismanagement of client accounts by our employees. We rely heavily on computer and communication systems in order to conduct our brokerage activities. Third party vendors, such as the clearing organization and news and quote providers, provide many of the systems critical to our business. Our business could be adversely impacted if any of these systems were disrupted. We mitigate the risk associated with systems by hiring experienced personnel, and providing employees with alternate means of acquiring or processing information. In order to mitigate the risk associated with mismanagement of our activities or client accounts, we utilize compliance and operations personnel to review the activities of administrative and sales personnel. In addition, the activities of management are actively reviewed by other members of management on a regular basis and by the board of directors.
     Our primary market risk exposure is to market price changes and the resulting risk of loss that may occur from the potential change in the value of a financial instrument as a result of price volatility or changes in liquidity for which we have no control. Securities owned by us are either related to daily trading activity or our principal investing activities. Market price risk related to trading securities is managed primarily through the daily monitoring of funds committed to the various types of securities owned by us and by limiting exposure to any one investment or type of investment. However, we will on occasion concentrate our securities holdings to one or two positions based upon our research and potential for market appreciation.
     Our trading securities were $41,023,860 in long positions and $2,305,457 in short positions at June 30, 2005. These trading securities may be exchange listed, NASDAQ Stock Market, warrants or over-the-counter, or with limited market activity on both long and short positions. The potential loss in fair value, using a hypothetical 10% decline in prices, is estimated to be $4,333,000 as of June 30, 2005. A 10% hypothetical decline was used to represent a significant and plausible market change.
     Our investment securities are typically those reported on by our research analysts. These positions often consist of high-yield debt securities and the related equity securities. We monitor this risk by maintaining current operating and financial data on the companies involved, and projecting future valuations based upon the occurrence of critical future events. Any transactions involving the investment securities are typically based upon the recommendations of our research analysts versus current market performance.

BUSINESS
Overview
     We are a financial services holding company that focuses on the following:
•	proprietary research on distressed debt and special situation securities;

•	trading and other brokerage services to value-based institutional and retail investors active in fixed income and equity instruments;

•	corporate finance and strategic advisory services to middle-market companies within our target industries; and,

•	operational and financial restructuring and consulting services for companies.
     The cornerstone of our brokerage business is our research coverage. Currently, our research department consists of analysts with expertise in distressed debt and special situation securities. The analyst group has a background in analyzing many industries, but primarily focuses on wireless and wire-line telecommunications, cable, satellite, transportation, energy and municipal securities. We believe that the rapid changes with respect to distressed debt and special situation securities in several of these sectors provide excellent investment opportunities that are overlooked or misunderstood by traditional Wall Street brokerage firms and are not a focus of many existing and emerging boutique investment banks. We anticipate that we will continue to devote a substantial portion of our resources to support and grow our research department. We believe our clients appreciate our research and choose to do business with us because of this added value.
     We commit extensive time and effort to performing due diligence and understanding the fundamentals of the businesses and industries under coverage. We believe our research performance is driven by understanding the complexities of particular events such as bankruptcy proceedings and changes in the regulatory environment. Our research recommendations are typically long term in nature due to the complexities of the bankruptcy and restructuring process of distressed and special situation companies. We cover approximately 30 companies and continue to closely monitor other potential research issues. Notable companies that we have covered include Nextwave Telecom, Arch Paging, Global Crossing, RCN Communications, CAI Wireless, Motient Corp., Pegasus Communications, MCI WorldCom and United Airlines. We believe our clients appreciate our research and choose to do business with us because of this added value.
     We have increased our revenues by:
•	recruiting experienced industry professionals with established client and industry relationships typically from well-known industry competitors;

•	increasing the number of companies under coverage by our research analysts;

•	increasing and expanding our participation in investment banking transactions;

•	expanding the number and enhancing the penetration of institutional investors to which we market our investment research, sales and trading products and services; and

•	increasing the number of securities in which we make an active trading market.
     We are devoted to maintaining an entrepreneurial culture, characterized by experienced professionals, a focus on maximizing our clients’ returns, and broad-based employee ownership. Our employees currently own approximately 73% of our common stock on a fully diluted basis, and we anticipate that they will continue to maintain a substantial ownership position in our equity.
     We conduct our business through three operating segments: our full service brokerage segment, our investment banking segment and our consulting segment. Our brokerage segment, which includes all trading for our clients and for our own proprietary account as well as our inventory positions and market making activities, is categorized as a separate business segment from investment banking because these aforementioned activities are all interrelated and service a different client base. Investment banking requires a different skill set and knowledge base and engagements are with the issuers, not the investors. Our consulting segment provided operational and financial restructuring services to companies within the telecommunications and technology sectors. Each segment reports to a different individual on the management team in order to maintain the necessary regulatory separation.

Brokerage Services
     We provide brokerage services to approximately 500 institutional clients and a network of retail clients. The majority of our brokerage revenues are derived from research driven recommendations. We offer clients the ability to buy and sell fixed income products, equity securities, security options, mutual funds and other investment securities. Our fixed income products include distressed corporate bonds, bank notes issued by distressed companies, mortgage-backed derivative products, municipal bonds, and government and government-backed securities. Through our Austin operations, we are a market maker for approximately 45 public companies whose stocks are traded on the NASDAQ Stock Market. We are also a dealer in New York Stock Exchange listed securities and other non-listed securities. For the six months ended June 30, 2005 and the fiscal years ended December 31, 2004, 2003 and 2002, our full service brokerage segment contributed to our total revenues $10,612,971, $30,340,321, $26,510,961 and $20,899,264, respectively.
Investment Banking
     In 2004, we began to focus more attention on our investment banking efforts, particularly in assisting public companies to raise capital. Through this renewed focus, we acted as placement agent for seven private investment in public equity, or PIPE, transactions and one exit convertible bond financing during 2004. These transactions raised approximately $401 million, which included one of the largest all equity domestic PIPE transactions in 2004. We have provided bankruptcy and restructuring advisory services in order to enhance returns for our clients, though this activity has not generated any advisory fees to date. We believe, however, that providing these services will help build client relationships and, in the future, we will generate revenues from these and other types of advisory services. For the six months ended June 30, 2005, and the fiscal years ended December 31, 2004, 2003 and 2002, our investment banking segment contributed to our total revenues $15,891,910, $18,339,975, $72,799 and $335,663, respectively.
Consulting Services
     In July 2005, we acquired Capital & Technology Advisors, Inc., or C&TA, as a wholly-owned subsidiary. C&TA is an advisory and consulting firm that provides operational and financial restructuring services to companies within the telecommunication and technology industries. C&TA’s restructuring services include technology evaluation and planning, operating expense analysis, integration and transition strategies, asset rationalization, interim management, and due diligence guidance.
     For the six months ended June 30, 2005 and the fiscal years ended December 31, 2004, 2003 and 2002, C&TA generated total revenues of $5,479,080, $19,044,120, $7,363,673 and $4,197,970, respectively.
Industry Overview
     In the last decade, the U.S. investment banking industry has been characterized and influenced by the following trends:
•	increased levels of industry consolidation, particularly involving smaller regional investment banks that primarily provided investment banking and brokerage services to middle-market companies and their institutional investors;

•	the tendency for global competitors and acquired firms, once part of larger organizations, to focus on larger market capitalization companies and larger transactions; and

•	the emergence of smaller boutique investment banking firms focused exclusively on growth industries, particularly technology and healthcare.
     In recent years there have been a number of acquisitions of U.S. brokerage and investment banking firms that offer similar products and services to those that we provide. Most of these firms were acquired by larger financial services institutions, including U.S. and international depository institutions, insurance companies and investment banking firms.
     These larger financial institutions have generally allocated capital and resources toward larger market capitalization companies and transactions. This shift of focus away from smaller market capitalization companies has led to a decline in service to these companies, including investment banking and research coverage, and as a result such companies have reduced access to capital. Additionally, although the number of investment funds and total assets under management focusing on small- and middle-capitalization companies has grown considerably during the last decade, according to Morningstar, managers of these funds have fewer sources of independent research upon which to base investment decisions.

     The United States securities industry has also been subjected to increased regulation and governmental scrutiny. The New York Attorney General commenced an investigation into certain research and capital markets practices of several investment banking firms, of which we were not a target. This and subsequent investigations culminated in a punitive settlement, which included certain mandated changes in business practices. As a result, we and other firms not subject to this settlement have, nonetheless, amended certain business practices to conform with these mandates. Many larger firms have restructured their research departments and reduced coverage and market making activities for companies whose market capitalization is below certain thresholds. Research and capital markets resources previously dedicated to smaller market capitalization companies were either reassigned to larger companies or eliminated. These circumstances have contributed to both companies in, and investors focused on, the growth and middle-market sectors seeking the services of boutique investment banking professionals who have a high degree of applicable industry knowledge.
     To facilitate access to capital markets and to industry and company specific research, smaller boutique financial services firms have emerged to offer investment banking and research support to small- and middle-market capitalization companies. Within the past five years, a number of investment banking and research firms have been established to serve the smaller and more illiquid companies that do not offer enough new issue and trading volume to be serviced by a larger investment bank. However, we believe the main focus of these boutique firms has centered primarily on the growth sectors of technology and healthcare. Few of these boutique investment banking and research based firms focus on value-based investments, particularly distressed and special situation companies.
Our Market Opportunity
     We believe that, as a strategically positioned financial services holding company recognized for our research focus on distressed debt and special situation securities, and our consulting services to companies within the telecommunications and technology sectors, the market opportunity available to us is significant due to the following factors:
Our Targeted Addressable Market Continues to Grow As Our Research Coverage Expands to New Industries
     Our research coverage has expanded from the telecommunications industry to our current focus on wireless and wire-line telecommunications, cable, technology, transportation, energy and municipal securities. The growth from a primarily telecommunications-focused research model has allowed us to include an additional approximately $75 billion of principal amount of high yield debt in other industries to our existing addressable market of approximately $100 billion-plus. Furthermore, we believe that our existing research analysts can continue to expand their research coverage. Since January 2004, our analysts have published research reports on 28 new distressed and special situation opportunities.
High Yield Issuance Remains Robust, Creating a Steady Supply of Distressed Debt
     We believe that the most likely candidates for future bankruptcies and distressed debtors are those currently in the high yield market whose bonds carry a yield to worst greater than 20.0%. Yield to worst, or YTW, is defined as the lowest of all yield to calls or the yield to maturity. According to Moody’s Investor Service, annual default rates for high yield bonds over the past five years have averaged approximately 5.1%.
Our Research Department Fully Investigates the Details of Each Investment Situation
     When our research department commences coverage of distressed and special situation opportunities, its goal is to fully investigate all complexities these situations present and continue research based on the interests of our clients. The duration and depth of our research allows our analysts to become extremely familiar with the details of each situation, develop strong professional relationships with many of the key persons involved in each situation and convey to the market what we believe to be a more complete description of the situation than those offered by any of our competitors.
Our Extensive Bankruptcy Coverage Allows Us to Identify Distressed Opportunities Regardless of Size
     Eight of the eleven largest bankruptcies since 1980, as measured by total pre-bankruptcy assets, have occurred since January 2001. We have maintained research coverage on six of these bankruptcies and believe that our in-depth analysis has afforded us a superior understanding of the complexities of each case.

Largest Bankruptcies 1980-Present
(Bold Indicates Tejas Securities Research Coverage)

Company	Bankruptcy Filing Date	Total Pre-Bankruptcy Assets
Worldcom, Inc.	7/21/02	$103.9
Enron Corp.	12/2/01	63.4
Conseco, Inc.	12/18/02	61.4
Texaco, Inc.	4/12/87	35.9
Financial Corp. of America	9/9/88	33.9
Global Crossing, Ltd.	1/28/02	30.2
Pacific Gas and Electric Co.	4/6/01	29.8
UAL Corp.	12/9/02	25.2
Delta Air Lines, Inc.	9/14/05	21.8
Adelphia Communications	6/25/02	21.5
MCorp.	3/31/89	20.2

Source: New Generation Research, Inc.
(assets in billions)
     While our research staff is capable of covering large bankruptcies, we also endeavor to cover niche situations, especially in the telecommunications sector. We believe that this flexibility allows our research staff to identify opportunities wherever they exist regardless of size. Our research department currently maintains coverage on distressed and bankrupt companies with total indebtedness ranging from approximately $200.0 million to $60.0 billion.
Telecommunications and Technology Companies Continue to Evolve
     Companies within the telecommunications and technology industries continue to evolve to meet the demands of consumers and to implement next generation products. Changes within the regulatory environment may also create new opportunities for companies to expand product and service offerings, but also increases competition. As new products and services are developed for consumers, companies may incur significant capital expenditures long before the receipt of the related revenue. We believe that our approach to providing consulting and advisory services draws heavily upon the operational experience of our employees, and our understanding of cost structures, organizational concerns and strategic position for companies within the telecommunications and technology sectors.
Our Competitive Strengths
Highly Regarded Investment Research
     We believe that we are widely recognized for the quality of the distressed debt and special situation securities research we provide to our institutional and retail clients. Our research department analyzes each aspect of an issuer’s business, develops strong professional relationships with management and related industry professionals, and effectively communicates the situation to the investor community. Our analysts attend management and industry presentations to further their understanding of an issuer’s business. Many of the companies under research coverage have been followed by our research staff for several years, enhancing our understanding of the issuer. Rather than cover a large number of investment opportunities, our analysts focus on their industries of expertise in order to provide meaningful insight into the investment situation.

Experienced Professionals
     We believe that our team of professionals has diverse and extensive experience in the financial services industry. Our sales and trading professionals have developed long-term client relationships with hedge funds, pension funds, state and local municipalities, banks, insurance companies and high net worth individuals. We strive to provide each of our clients with compelling and in-depth research reports, along with access to state-of-the-art trading systems and execution for equities and fixed income securities. This has resulted in us maintaining a core group of institutional accounts, of which the top 20 institutional brokerage clients accounted for 38% of our total commission revenues in 2004 and 2003, as well as retail clients. We believe our strong relationships and excellent performance have led our institutional clients to request that we provide additional investment opportunities in such areas as investment banking and restructuring transactions. Our consulting professionals are former telecommunications and technology managers and engineers experienced in the financial and operational aspects of businesses.
     Our executive management team, consisting of our Chairman, Vice Chairman, Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer, has over 70 years of experience in diverse sectors of the financial services industry and embodies the entrepreneurial spirit on which we are based. Most of the members of our executive management team assume multiple duties and are actively involved in revenue producing activities.
Focus on “Under-Covered” Securities
     Our analysts target distressed debt and special situation securities of small- and middle-market capitalization companies for which limited coverage currently exists. The businesses covered by our research analysts are, on average, actively covered by only 2.1 other analysts. In many cases, our coverage of these businesses gives us a competitive advantage when dealing with larger and better capitalized competitors who have not dedicated the research resources necessary to understand these businesses. Furthermore, we believe that our institutional and retail accounts consider us as the primary source of information and trading in complex bankruptcy situations. Many boutique investment banks focus on growth industries, leaving distressed and special situation securities under-covered.
Entrepreneurial Culture
     We have fully embraced an entrepreneurial culture. Our employees own approximately 73% of our common stock, which, when coupled with our highly competitive compensation packages, enables our employees to directly benefit from their individual production as well as our overall performance. Every employee has the incentive to generate ideas and communicate them to management to maximize client returns and our revenues. Many of our employees invest their personal capital in the investment opportunities marketed to our clients. We believe these aspects of our culture have led to a very low turnover rate that was approximately 5% in 2004. The executive management team, combined with the top ten brokerage producers for 2003 and 2004, have been employed by us, on average, approximately six and a half years each. We believe that our entrepreneurial culture allows us to attract top brokerage producers, as evidenced by the fact that two of the top ten brokerage producers for 2003 and 2004 have been employed by us for less than three years. We believe that we maintain a culture that allows us to both retain our top revenue producers as well as to recruit additional sales staff capable of producing consistent revenues.
Our Growth Strategies
     Our goal is to become a leading financial services and consulting firm providing trading and other investment banking services, financial and operational restructuring services, and quality research to our clients. In order to achieve this goal, we plan on implementing the following strategies:
Expand Research Coverage to Other Industries Outside Our Current Focus
     In the past, we were limited in our ability to provide research coverage on distressed and special situation companies outside of our core industries. The number of companies and industries under coverage has a direct impact on commission and trading revenues. We have added additional research staff to provide research coverage of products such as distressed mortgage- and asset-backed securities as well as to cover additional industries such as general industrials, media and retail. We believe this will enable us to expand our sales force, as potential sales professionals would be attracted to our expanded product offering. These research staff additions will allow us to provide complementary research capabilities that we believe will generate additional revenues from an existing and expanded client base.

Capitalize on Trading Resources By Increasing the Size of Brokered Transactions
     Historically, our modest capital base combined with the lack of leverage provided by our clearing organization has inhibited our ability to acquire securities related to our research. With additional capital from our February 2005 secondary public offering, we believe we have the ability to conduct larger transactions and realize greater revenues on the securities that we broker. With expanded capital for inventory positions, we believe we are better situated to recruit distressed trading professionals who specialize in trading larger blocks of distressed and special situation securities.
Expand Investment Banking Efforts to Include Additional Capabilities
     In 2004, we began to utilize our expertise, industry contacts and business experience to grow our investment banking practice. These investment banking clients are requesting additional services from us, including acquisition and restructuring advisory services. As a result, we have hired experienced investment banking professionals to exploit these opportunities.
Develop Direct Investment Operations for Participation in Investment Banking Transactions
     Short term bridge financings are often associated with PIPEs or other security transactions. With capital from our February 2005 secondary public offering, we may offer, in addition to services as placement agent, bridge financing to our investment banking client base. Also, we may have the opportunity from time to time to take a proprietary equity position in future distressed or special situations, which we believe will increase our investment banking revenues.
Grow Through Acquisitions
     In the past, we have entertained several potential acquisition candidates but our balance sheet and thinly traded common stock have limited our ability to use our equity as consideration in these potential transactions and has prevented us from completing these transactions. As a result of our February 2005 secondary public offering, we have improved our ability to seek out complementary businesses, such as C&TA.
Diversify Revenues
     While a majority of our revenues have traditionally been generated from the distressed debt and special situation security trading, we are continuing to diversify our revenue base by growing our government, mortgage-backed and municipal securities trading activity and building our investment banking revenues. Because these revenue streams are driven by different market factors, cycle timing for each is different, thus decreasing the volatility of the overall revenues. In addition, expanding our research breadth will enable us to address a greater range of industries, helping mitigate industry-specific volatility.
Expand Our Consulting Services
     Through our acquisition of C&TA in July 2005, we now offer consulting and advisory services to companies within the telecommunications and technology industries. We believe that the business model C&TA has developed is useful in assisting companies in other industries that may experience rapid changes in technology and consumer demand. By offering consultants with significant operational and financial experience at the management level, we believe that we can assist companies in industries such as energy and consumer products navigate through the restructuring process.
Clients
     Historically, our brokerage client base has been comprised of predominately large institutional clients such as money managers, mutual funds, hedge funds, private and public pension funds, banks, insurance companies, savings associations, state and municipal funds and high net-worth retail clients with a particular focus on value. These clients demand high quality research and sophisticated trading capabilities. We believe that we have served the needs of this segment of our client base as evidenced by increased volume with these clients. We believe that the increase in the scope of our research services should increase client satisfaction and increase our revenues from institutional clients and high net-worth retail clients. We currently have no brokerage client that provides more than 10% of our revenues.

     C&TA’s historical consulting and advisory client base has been comprised of companies largely in the telecommunications and technology industries, including cable, wireless, satellite, PCS, CLEC and carrier companies. Additionally, C&TA has consulted with creditor committees and financial advisors for companies in bankruptcy or reorganization. For the six months ended June 30, 2005, C&TA had two customers that accounted for approximately 65% of its consulting revenue.
Employees
     As of August 31, 2005, we had 71 employees. Of these employees, 24 work in sales, five in trading, seven in research, five in investment banking and five in consulting, with the remaining employees performing management and administrative functions. We believe that this support structure is sufficient to support additional sales, investment banking and research staff.
Competition
     All aspects of our business are highly competitive. In our investment banking activities, we compete with large Wall Street investment banks as well as regional boutique banks that offer private placement services to small- and middle-market companies. We compete for these investment banking transactions on the basis of our relationships with the issuers and potential investors, our experience in the industry and transactional fees. In our general brokerage activities, we compete directly with numerous other broker-dealers, many of which are large well-known firms with substantially greater financial and personnel resources. We compete for brokerage transactions on the basis of our research ideas, our experience in the industry, our ability to execute transactions and the strength of our relationships with our clients. Many of our competitors for brokerage service and investment banking transactions employ extensive advertising and actively solicit potential clients in order to increase business. In addition, brokerage firms compete by furnishing investment research publications to existing clients, the quality and breadth of which are considered important in the development of new business and the retention of existing clients. We also compete with a number of smaller regional brokerage firms in Texas and the southwestern United States. In our consulting and advisory activities, we compete with investment banking and consulting firms on the basis of expertise in the telecommunication and technology industries.
     The securities industry has become considerably more concentrated and more competitive since we were founded, as numerous securities firms have either ceased operations or have been acquired by or merged into other firms. In addition, companies not engaged primarily in the securities business, but with substantial financial resources, have acquired leading securities firms. These developments have increased competition from firms with greater capital resources than ours.
     Since the adoption of the Gramm-Leach-Bliley Act of 1999, commercial banks and thrift institutions have been able to engage in traditional brokerage and investment banking services, thus increasing competition in the securities industry and potentially increasing the rate of consolidation in the securities industry.
     We also compete with other securities firms for successful sales representatives, securities traders, securities analysts and investment bankers. Competition for qualified employees in the financial services industry is intense. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees.
Securities Industry Practices/Regulation
     Tejas Securities is registered as a broker-dealer with the Securities and Exchange Commission (the SEC) and the NASD. Tejas Securities is registered as a securities broker-dealer in 39 states and the District of Columbia. Tejas Securities is also a member of the Securities Investors Protection Corporation, which provides Tejas Securities’ clients with insurance protection for amounts of up to $500,000 each, with a limitation of $100,000 on claims for cash balances. Tejas Securities has also acquired an additional $4,000,000 in insurance coverage through Seabury & Smith, as added protection for individual clients’ securities, covering all clients of Tejas Securities’ institutional and retail clients.

     Tejas Securities is subject to extensive regulation by federal and state laws. The SEC is the federal agency charged with administration of the federal securities laws. Much of the regulation of broker-dealers, however, has been delegated to self-regulatory organizations, principally the NASD and the national securities exchanges. These self-regulatory organizations adopt rules, subject to approval by the SEC, which govern the industry and conduct periodic reviews of member broker-dealers. Securities firms are also subject to regulation by state securities commissions in the states in which they do business. The SEC, self-regulatory organizations, and state securities commissions may conduct administrative proceedings which can result in censure, fine, suspension, or expulsion of a broker-dealer, its officers or employees. The principal purpose of regulation and discipline of broker-dealers is the protection of clients and the securities markets, rather than protection of creditors and stockholders of broker-dealers. Tejas Securities was recently fined $55,000 by the NASD in connection with a routine annual examination and our former compliance officer received a 30-day suspension from the NASD for trading prior to the issuance of a research report.
     As a result of the most recent changes in the regulatory environment, Tejas Securities restructured its compliance department. In May 2004, it hired a new compliance director who had previously served as an examiner for the NASD office in Dallas, Texas. In March 2004, it engaged an outside consultant who had previously served as the head of the NASD office in Dallas, Texas. Additionally, in 2005, it hired in-house general counsel and assistant general counsel. Through these additions and through a review of our internal supervisory procedures, we believe that Tejas Securities will be better situated to address compliance matters affecting us on a going forward basis.
Net Capital Requirements
     Tejas Securities is subject to SEC Rule 15c3-1, or 15c3-1, which establishes minimum net capital requirements for broker-dealers. 15c3-1 is designed to measure financial integrity and liquidity in order to assure the broker-dealer’s financial stability within the securities market. The net capital required under 15c3-1 depends in part upon the activities engaged in by the broker-dealer.
     In computing net capital under 15c3-1, various adjustments are made to exclude assets not readily convertible into cash and to reduce the value of other assets, such as a broker-dealer’s position in securities. A deduction is made against the market value of the securities to reflect the possibility of a market decline prior to sale. Compliance with 15c3-1 could require intensive use of capital and could limit our ability to pay dividends to our stockholders. Failure to comply with 15c3-1 could require us to capitalize Tejas Securities with additional cash equity investments, could limit the ability of Tejas Securities to pay its debts or interest obligations and may subject Tejas Securities to certain restrictions which may be imposed by the SEC, the NASD, and other regulatory bodies. Moreover, in the event that we could not or elected not to put additional capital or otherwise bring Tejas Securities into compliance, Tejas Securities would ultimately be forced to cease operations.
     At June 30, 2005, Tejas Securities elected to use the alternative method permitted by 15c3-1, which requires it to maintain minimum net capital, as defined in 15c3-1, equal to the greater of $250,000 or 2% of aggregate debit balances arising from client transactions, as defined in 15c3-1. At June 30, 2005, Tejas Securities had net capital of $8,909,667, which was $8,582,177 in excess of the minimum amount required.
Facilities
     Our headquarters are located at 8226 Bee Caves Road, Austin, Texas, which we own. We lease space for our offices in St. Louis, Missouri, and Albany, New York, which consist of approximately 1,000 square feet and 2,000 square feet, respectively. The St. Louis lease is for four years and contains renewal options. Our Albany lease expires at the end of 2005, and we are in the process of obtaining new office space in Albay. We subleased approximately 90% of our former office space in Austin during 2005.
     On March 31, 2005, we completed the sale of our New Jersey branch operations to Charles H. Mayer, a member of our board of directors. Mr. Mayer exercised his right to extend the purchase date from December 31, 2004 to June 30, 2005, subject to the payment of a $10,000 option exercise price. As part of our agreement with Mr. Mayer, his company, Seton Securities, Inc., entered into a sublease agreement with us for the New Jersey office space for the remaining lease term. The sublease agreement took effect upon closing the purchase agreement.
Legal Proceedings
     Except as follows, there are no material claims or legal actions that we believe would have a material adverse effect on our consolidated financial position or results of operations.

     On August 16, 2005, a stockholder and Director of Motient Corporation, a client of ours, filed suit in the Chancery Court in the State of Delaware against us, C&TA, Tejas Securities, and Tejas board members, Jared E. Abbruzzese, Sr. and Barry A. Williamson, as well as against Motient and other directors of Motient. Mr. Williamson currently serves as a member of the Motient Board. The lawsuit alleges a breach of fiduciary duties owed by the defendants to Motient and unjust enrichment. The plaintiff seeks the recovery of damages allegedly suffered by Motient or directly by its stockholders and the recovery of fees paid to certain of the defendants. We believe that the allegations in the suit are without merit, and plan to vigorously defend against them.
MANAGEMENT
     The following information sets forth certain information with respect to our executive officers and directors. Each of the directors is elected to serve until the next election of directors at a meeting of the stockholders. Their respective backgrounds are described below.

Name	Age	Position
John J. Gorman	45	Director and Chairman

Jared E. Abbruzzese, Sr.	50	Director and Vice Chairman

William A. Inglehart	73	Director

Charles H. Mayer	58	Director

Dennis G. Punches	69	Director

Barry A. Williamson	48	Director

Clark N. Wilson	48	Director

Mark M. Salter	45	Chief Executive Officer

Kurt J. Rechner	45	President, Chief Operating Officer and Secretary

John F. Garber	36	Chief Financial Officer and Treasurer

Wayne Barr, Jr.	41	President and Chief Executive Officer of C&TA

Shawn O’Donnell	41	Chief Operating Officer of C&TA
     John J. Gorman. Mr. Gorman became our Chairman of the board of directors in August 1999. He was our Chief Executive Officer from August 1999 through June 2004. He has been the Chairman of Tejas Securities since July 1997. Mr. Gorman has over 18 years of experience in the brokerage industry. Mr. Gorman became a principal of Tejas Securities on April 18, 1995. From 1988 until joining Tejas Securities, Mr. Gorman worked at APS Financial Inc., a broker-dealer in Austin, Texas, as a Senior Vice President. Mr. Gorman served primarily in a broker capacity at APS Financial Inc. Mr. Gorman has held positions at APS Financial Inc., Landmark Group, Shearson Lehman and Dean Witter. Mr. Gorman is the nephew of Charles H. Mayer and is the son-in-law of William A. Inglehart. Mr. Gorman received his B.B.A. from Southern Methodist University in 1983.
     Jared E. Abbruzzese, Sr.. Mr. Abbruzzese became our Vice Chairman of the board of directors on July 1, 2005. Mr. Abbruzzese was the founder and Chairman of Communication Technology Advisors LLC and Capital & Technology Advisors LLC, privately-held consulting firms (the predecessors of Capital & Technology Advisors, Inc.) from May 2001 through June 30, 2005. Prior to May 2001, Mr. Abbruzzese was the founder and Chairman of CAI Wireless Systems, Inc., a publicly-held telecommunications company based in Albany, New York, which was acquired by WorldCom, Inc. in August 1999.
     William A. Inglehart. Mr. Inglehart became a Director in June 2003. Mr. Inglehart served as President and Chief Executive Officer of Payco American Corporation, a publicly-held financial services organization with offices throughout the United States, from September 1989 until his retirement in November 1991. While in the United States military, Mr. Inglehart served as a special agent with the counter-intelligence corps. Mr. Inglehart earned a B.A. from the University of Arizona in 1958. Mr. Inglehart is Mr. Gorman’s father-in-law.
     Charles H. Mayer. Mr. Mayer retired as our President and Chief Operating Officer in June 2004. Mr. Mayer previously served in those capacities from December 2000 and September 1999, respectively. From 1995 until he joined Tejas Securities, Mr. Mayer was self-employed and managed personal investments in a number of companies unrelated to the securities industry. From 1990 to 1995, Mr. Mayer was a Managing Director and Chief Information Officer with Credit Suisse First Boston. Mr. Mayer’s other experience includes 21 years in senior positions with Morgan Stanley, Tech Partners, Salomon Brothers, Lehman Brothers and the Federal Reserve Bank of New York. Mr. Mayer is the uncle of Mr. Gorman through marriage. Mr. Mayer earned a B.B.A. and M.B.A. from Seton Hall University.

     Dennis G. Punches. Mr. Punches became a Director in December 2004. Mr. Punches has served as the President of Payback, LP, a real estate management company, from 1996 to present. Mr. Punches previously served as Chairman of Payco American Corporation, a publicly-held financial services organization with offices throughout the United States, from 1956 through 1996. Mr. Punches currently serves as the Chairman of Collection House Ltd, PTY, a receivables management company based in Brisbane, Australia. Mr. Punches also serves as a director for Intrum Justitia, a receivables management firm based in Stockholm, Sweden and Novo I, a Waukesha, Wisconsin based marketing company. Mr. Punches received his B.S. from Carroll College.
     Barry A. Williamson. Mr. Williamson became a Director in October 1999. Mr. Williamson was elected in 1992 as the 38th Texas Railroad Commissioner and served from January 1993 to January 1999. He served as the Railroad Commission’s Chairman in 1995. During the late 1980’s and early 1990’s, Mr. Williamson served under the Bush administration at the U.S. Department of Interior as the Director of Minerals Management Service. During the 1980’s, Mr. Williamson served under the Reagan administration as a principal advisor to the U.S. Secretary of Energy in the creation and formation of a national energy policy. Mr. Williamson began his career with the firm of Turpin, Smith, Dyer & Saxe, and in 1985 established the Law Offices of Barry Williamson and founded an independent oil and gas company. Mr. Williamson graduated from the University of Arkansas with a B.A. in Political Science in 1979, and received his J.D. degree from the University of Arkansas Law School in 1982. Mr. Williamson also serves on the board of directors of Motient Corporation, Spacehab Inc., and Wilson Holdings, Inc.
     Clark N. Wilson. Mr. Wilson became a Director in October 1999. Mr. Wilson became the Chairman, President and Chief Executive Officer of Wilson Holdings, Inc., a Delaware corporation on October 11, 2005 and Wilson Family Communities, Inc., a Delaware corporation, in May 2005. Wilson Holdings, Inc. became the parent-company for Wilson Family Communities, Inc. on October 11, 2005. Wilson Family Communities, Inc. merged with Athena Equity, a Texas limited partnership that specializes in commercial real estate investments in May 2005. Mr. Wilson previously served as a principal in Athena Equity since 2002. Mr. Wilson served as the President and Chief Executive Officer of Clark Wilson Homes, Inc., a subsidiary of Capital Pacific Holdings from 1992 to 2003. Previously, Mr. Wilson was the President of Doyle Wilson Homebuilder, Inc., serving in that position in 1992. Mr. Wilson served as Vice President of Doyle Wilson Homebuilder, Inc. from 1986 to 1992. Mr. Wilson attended Amarillo College and the University of Texas at Austin, and has nearly 25 years of experience in the homebuilding industry.
     Mark M. Salter. Mr. Salter became our Chief Executive Officer and Director of Sales and Trading in June 2004. Prior to that, Mr. Salter managed the investment grade, government and mortgage-backed bond area for us since May 2000. Mr. Salter joined us from Amherst Securities where he was Director of Fixed Income Securities from October 1995 to May 2000. Mr. Salter has been in the securities industry since 1981 and has been involved in fixed income sales and trading for over 21 years. Mr. Salter holds a B.A. in Economics from York University in Toronto, Canada.
     Kurt J. Rechner, CPA, CFA. Mr. Rechner became our President and Chief Operating Officer in June 2004 and our Secretary in September 2002. Prior to that, Mr. Rechner was our Chief Financial Officer from January 2000 to June 2004 and our Treasurer from September 2000 to February 2005. Mr. Rechner has spent the past 21 years in the financial services industry. Prior to joining us, Mr. Rechner was employed from 1997 through 1999 as an Executive Vice President, Finance & Operations, CFO for Xerox Federal Credit Union. From May 1995 to 1997, Mr. Rechner was the Chief Executive Officer for Prism Capital Management, LLC, which managed a global fixed income hedge fund. From 1990 through May 1995, Mr. Rechner was the Senior Vice President of Accounting and Finance for Security Service Federal Credit Union. Mr. Rechner earned a B.S. in Business Administration from the University of Illinois in 1984 and an M.B.A. from Trinity University in 1985. Mr. Rechner also holds the professional designations of Certified Public Accountant and Chartered Financial Analyst.
     John F. Garber, CPA. Mr. Garber became our Chief Financial Officer in June 2004 and our Treasurer in February 2005. Prior to that, Mr. Garber served as our Director of Finance since August 1999. Mr. Garber joined Tejas Securities in October 1998 as Director of Finance. From April 1998 until joining Tejas Securities, Mr. Garber was employed as the Controller for Loewenbaum & Co. Inc., an Austin based broker-dealer. Prior to joining Loewenbaum & Co., Inc., he was employed by KPMG LLP from 1995 to 1998 as a supervising auditor in the financial assurance department. Mr. Garber graduated from the University of Florida in 1992 with a B.S. and B.A. in Finance. Mr. Garber holds the professional designation of Certified Public Accountant. In 2003, Mr. Garber received a 10-day suspension from the NASD relating to self-clearing securities sold by us.

     Wayne Barr, Jr. Mr. Barr became the President and Chief Executive Officer of Capital & Technology Advisors, Inc., our wholly-owned subsidiary, on July 1, 2005. Prior to that, Mr. Barr was a Senior Managing Director of Communication Technology Advisors LLC and Capital & Technology Advisors LLC, privately-held consulting firms (the predecessors of Capital & Technology Advisors, Inc.) from May 2001 through June 30, 2005. Prior to May 2001, Mr. Barr was the Associate General Counsel at CAI Wireless Systems, Inc., a publicly held telecommunications company based in Albany, New York, which was acquired by WorldCom, Inc. in August 1999. Mr. Barr received his B.A. degree from the State University of New York at Albany in 1986 and his J.D. degree from Albany Law School of Union University in 1992. Mr. Barr serves as a board member of Globix Corporation, a publicly-held company.
     Shawn O’Donnell. Mr. O’Donnell became the Chief Operating Officer of Capital & Technology Advisors, Inc., our wholly-owned subsidiary, on July 1, 2005. Prior to that, Mr. O’Donnell was a Managing Director of Communication Technology Advisors LLC and Capital & Technology Advisors LLC, privately-held consulting firms (the predecessors of Capital & Technology Advisors, Inc.) from 2003 through June 30, 2005. Mr. O’Donnell served an Executive Vice President of Network Services and Systems at PathNet Telecommunications, a privately-held company based in Reston, Virginia from 1999 through early 2003. Prior to his employment with PathNet Telecommunications, Mr. O’Donnell was employed by MCI WorldCom from 1988 through 1999 in various management positions and exited as Director of Transmission and Facility Standards and Engineering. Mr. O’Donnell received his BSEE degree from Pennsylvania State University in 1986 and his MSEE from Virginia Polytechnic and State University in 1991.
Board Committees
     Our board of directors has determined that Messrs. Punches, Williamson and Wilson meet the definition of “independence” set forth in Rule 4200(a)(15) of the NASDAQ listing standards as well as the independence standards set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (which we refer to as the Exchange Act). In addition, the board has determined that Mr. Wilson is an “audit committee financial expert” as that term is defined by the rules and regulations of the Securities and Exchange Commission (which we refer to as the SEC). The board of directors has also determined that Messrs. Inglehart and Mayer are not “independent” under Rule 4200(a)(15) of the NASDAQ listing standards or under Rule 10A-3(b)(1) of the Exchange Act, because Messrs. Inglehart and Mayer are “Family Members” (as defined in Rule 4200(a)(14) of the NASDAQ listing standards) of John J. Gorman, our Chairman and Chief Executive Officer. Mr. Gorman is not “independent” because he is an executive officer of ours.
Audit Committee
     The Audit Committee of the board of directors was formed in May 2000. The Audit Committee members are Barry A. Williamson, Clark N. Wilson, Dennis G. Punches, and William A. Inglehart, and Mr. Wilson is chairman of the committee. On March 29, 2004, the board of directors adopted an Amended and Restated Charter for the Audit Committee. The Audit Committee’s responsibilities include:
•	assisting the board in its oversight responsibilities regarding:
(1)	the integrity of our financial statements,

(2)	our compliance with legal and regulatory requirements, and

(3)	the Independent Registered Public Accounting Firm’s qualifications and independence;
•	preparing the report required by the SEC for inclusion in our annual proxy statement;

•	appointing, retaining, compensating, evaluating and terminating our Independent Registered Public Accounting Firm;

•	approving audit and non-audit services to be performed by the Independent Registered Public Accounting Firm;

•	overseeing our accounting and financial reporting processes and the audits of our financial statements; and

•	otherwise performing such other functions as the board may from time to time assign to the Audit Committee.
Compensation Committee
     The Compensation Committee consists of Barry A. Williamson and Clark N. Wilson, and Mr. Williamson is chairman of the committee. The Compensation Committee administers our 1999 Stock Option Plan. See below under “Amendment to Our 1999 Stock Option Plan” for a description of that plan. The Compensation Committee was formed on October 15, 1999, and met seven times in fiscal year 2004. Messrs. Williamson and Wilson each attended all of the Compensation Committee meetings. On March 29, 2004, the board of directors adopted the Amended and Restated Charter of the Compensation Committee. A copy of this charter is available on our website at www.tejassec.com. The Compensation Committee’s responsibilities include:

•	assisting the board in ensuring that a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to management, and that compensation plans are appropriate and competitive and properly reflect the objectives and performance of management and the Company;

•	discharging the board’s responsibilities relating to compensation of our executive officers;

•	evaluating our Chief Executive Officer and setting his or her remuneration package;

•	preparing an annual report on executive compensation for inclusion in our annual proxy statement;

•	making recommendations to the board with respect to incentive-compensation plans and equity-based plans; and

•	performing such other functions as the board may from time to time assign to the Compensation Committee.
Nominating Committee
     We do not have a nominating committee (or a nominating committee charter) because our entire board of directors participates in our director nomination process.
     The board of directors identifies nominees by first evaluating the current members of the board who are willing to continue in service. Current members of the board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the board with that of obtaining a new perspective. If any member of the board does not wish to continue in service or if the board of directors decides not to recommend a member for re-election, the board of directors will identify the desired skills and experience of a new nominee in light of the criteria below. Research may be performed to identify qualified individuals. To date, the board of directors has not engaged third parties to identify or evaluate or assist in identifying potential nominees, although it may do so in the future if it considers doing so necessary or desirable.
     The consideration of any candidate for service on our board is based on the board of director’s assessment of the candidate’s professional and personal experiences and expertise relevant to our operations and goals. The board evaluates each candidate on his or her ability to devote sufficient time to board activities to effectively carry out the work of the board. The ability to contribute positively to the existing collaborative culture among board members is also considered by the board of directors. In addition, the board of directors considers the composition of the board as a whole; the status of the nominee as “independent” under applicable rules and regulations; and the nominee’s experience with accounting rules and practices. Other than the foregoing, there are no stated minimum criteria for director nominees, although the board of directors may also consider such other factors as it may deem are in our and our stockholders’ best interests.
Compensation Committee Interlocks and Insider Participation
     None of our executive officers served as a member of the compensation or similar committee or board of directors of any other entity, other than our subsidiaries, of which an executive officer served on our compensation committee or board of directors.
Director Compensation
     Each director receives $15,000 as an annual stipend plus $1,000 per meeting of the board for his service on the board of directors, plus health insurance benefits. Directors serving on committees of the board of directors are separately compensated for that service in the amount of $250 per committee meeting attended and $500 if the director serves as the chairman of the committee. We typically grant directors options to purchase 20,000 shares of common stock annually. However, these option grants are not guaranteed. Messrs. Gorman, Mayer, Wilson, Williamson, Inglehart and Punches each received options to purchase 20,000 shares of common stock in 2004. These options are exercisable at $9.00 per share for Messrs. Mayer, Wilson, Williamson and Inglehart, and expire on November 8, 2009. Mr. Gorman’s options are exercisable at $9.90 per share and expire on November 8, 2009. Mr. Punches was granted options on December 10, 2004, which are exercisable at $12.00 per share, and expire on December 10, 2009. The options granted in 2004 vest in three equal annual installments, beginning on the grant date. As part of their incentive to join the board of directors, Mr. Wilson, Mr. Williamson and Mr. Inglehart were each provided with options to purchase 20,000 shares of common stock at the time of their election or appointment to the board. These options were exercisable at $1.25 per share, and expire on June 3, 2008. The options began vesting in three equal annual installments beginning on June 3, 2003.

Executive Officer Compensation
     The following table sets forth information concerning compensation of our chief executive officer and other highly compensated executive officers whose salary and bonuses exceeded $100,000 for the year ended December 31, 2004. These individuals are hereafter referred to as the “named executive officers.”

							Long-Term
							Compensation
				Other Annual			Awards
				Compensation			Securities
Name and Principal		Annual Compensation		Forgiven		Employee	Underlying
Position	Year	Salary	Bonus	Debt	Commissions	Benefits(1)	Options
John J. Gorman(2)(8)	2004	$—	$—	$—	$4,831,863	$319,823	20,000
	2003	—	753,000	49,835	2,900,138	35,821	20,000
	2002	—	1,180,000	—	2,049,982	10,791	—
Charles H. Mayer(3)(6)(7)	2004	$178,193	$183,000	$50,000	$—	$7,254	20,000
	2003	225,000	292,000	50,000	—	627	20,000
	2002	225,000	671,000	50,000	—	2,500	—
Mark M. Salter(2)	2004	$146,667	$517,755	$—	$77,952	$2,033	145,000
Chief Executive Officer	2003	100,000	765,121	—	82,381	—	20,000
	2002	100,000	657,176	—	93,689	—	—
Kurt J. Rechner(3)(4)(5)	2004	$175,000	$203,500	$—	$6,434	$11,485	185,000
President, Chief Operating Officer,	2003	150,000	154,000	—	—	1,743	20,000
Treasurer and Secretary	2002	150,000	135,000	—	—	—	—
John F. Garber(5)	2004	$113,750	$60,000	$—	$—	$—	35,000
Chief Financial Officer	2003	90,000	60,000	—	—	—	—
	2002	89,583	55,000	—	—	—	—

(1)	Employee benefits include a car allowance, country club membership fees, director compensation and health insurance related fees.

(2)	Mr. Gorman served as our Chief Executive Officer until June 2004 when Mr. Salter was appointed as Chief Executive Officer.

(3)	Mr. Mayer served as our President and Chief Operating Officer until June 2004 when Mr. Rechner was appointed as President and Chief Operating Officer.

(4)	Mr. Rechner was appointed Secretary on September 18, 2002.

(5)	Mr. Rechner served as our Chief Financial Officer until June 2004 when Mr. Garber was appointed as Chief Financial Officer.

(6)	See “Certain Relationships and Related Transactions — Officer and Director Receivables” for a description of this forgiven debt.

(7)	In 1999, Mr. Mayer received a $200,000 signing bonus from us in the form of a forgivable loan. The loan was forgiven in increments of $50,000 per year through 2004.

(8)	In January 2002, Mr. Gorman received an advance from us against his commission revenues. The amount was forgiven in 2003.

Option Grants and Exercises
     The following table provides certain information regarding options granted to our named executive officers during the year ended December 31, 2004. Each of the options listed in the table below was granted pursuant to our 1999 Stock Option Plan. The percentages of total options granted are based on an aggregate of 1,082,000 options granted to employees, officers and directors in 2004. Options were granted at the closing bid price for our common stock on the date of grant.

	Option Grants in Last Fiscal Year
	Individual Grants				Potential Realizable
	Number of				Value at Assumed
	Securities	% of Total			Annual Rates of Stock
	Underlying	Options	Exercise		Price Appreciation for
	Options	Granted in	Price Per	Expiration	Option Term
Name	Granted	Fiscal Year	Share	Date	5%	10%
John J. Gorman	20,000	2%	$9.90	11/8/2009	$54,704	$120,881
Charles H. Mayer	20,000	2	9.00	11/8/2009	49,731	109,892
Kurt J. Rechner	125,000	12	4.50	5/10/2009	155,408	343,412
	60,000	6	9.00	11/8/2009	149,192	329,675
Mark M. Salter	125,000	12	4.50	5/10/2009	155,408	343,412
	20,000	2	9.00	11/8/2009	49,731	109,892
John F. Garber	20,000	2	4.50	5/10/2009	24,865	54,946
	15,000	1	9.00	11/8/2009	37,298	82,419
     Amounts reported in the potential realizable value column above are hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, calculated by assuming that the stock price on the date of grant as determined by the Compensation Committee appreciates at the indicated annual rate compounded annually for the entire five year term of the option.
Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option Values
     The following table provides information concerning unexercised options held as of December 31, 2004, by the named executive officers. Kurt Rechner exercised options to purchase 2,000 shares during 2004. No other options were exercised during 2004.

	Number of Securities
	Underlying Unexercised		Value of Unexercised In-the-
	Options at		money Options at
	December 31, 2004		December 31, 2004(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
John J. Gorman	219,999	20,001	$3,847,321	$355,018
Charles H. Mayer	6,666	13,334	$66,660	$133,340
Kurt J. Rechner	93,000	130,000	$1,360,332	$1,726,668
Mark M. Salter	61,666	103,334	$907,492	$1,460,008
John F. Garber	11,666	23,334	$146,657	$293,343

(1)	The amount set forth represents the difference between the fair market value of the underlying stock on December 31, 2004 and the exercise price of the option. The fair market value was determined by the closing bid price of $19.00 per share on December 31, 2004.

Equity Compensation Plan Information
     The following table summarizes information about our equity compensation plans as of December 31, 2004.

Number of Shares of
Our Common Stock
	Number of Shares of		Remaining Available
	Our Common Stock		for Future Issuance
	to be Issued Upon	Weighted Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding	Outstanding	(exceeding securities
	Options, Warrants	Options, Warrants	reflected in the
Plan Category	and Rights	and Rights	second column)
Equity compensation plans approved by our security holders	1,480,000 (1)	$6.13	520,000
Total	1,480,000	$6.13	520,000

(1)	In September 2004, our board of directors approved a resolution to amend the Stock Option Plan to increase the maximum number of shares under the Stock Option Plan from 800,000 to 2,000,000. Our shareholders have not yet approved this increase.
     Employment Agreements
     On April 1, 2004, we entered into an employment arrangement with John J. Gorman, our Chairman, whereby Mr. Gorman is paid a percentage of the gross revenues attributable to his efforts as determined by the Compensation Committee, less related expenses.
     On June 1, 2004 we entered into employment and confidentiality agreements with Messrs. Salter, Rechner and Garber. Each of these agreements provide for the payment of a base salary and other customary benefits and further provide that each officer’s employment with us is at-will. The agreements with Messrs. Salter and Rechner include quarterly guaranteed bonuses in the amount of $17,500. The agreement with Mr. Garber includes an opportunity for an annual performance based bonus. Mr. Salter’s agreement provides for a monthly salary, currently $15,000 per month, and entitles him to receive a severance payment equal to three months salary if we terminate his employment without cause. Mr. Salter’s agreement also provides for a 50% commission on all sales collected by us that are directly attributable to his efforts and also entitles him to monthly payments on revenues attributable to government debt, mortgage-backed products, asset-backed securities and high grade corporate debt equal to 10% of commission production and 25% of trading profitability related to such securities. Mr. Rechner’s agreement provides for a monthly salary, currently $15,000 per month, and entitles him to receive a severance payment equal to six months salary if we terminate his employment without cause. Mr. Garber’s agreement provides for a monthly salary, currently $12,500.00 per month, and entitles him to receive a severance payment equal to three months salary if we terminate his employment without cause. The agreements also entitle these employees to certain customary benefits and reimbursements as more particularly described in those agreements.
     In connection with the acquisition of C&TA, our Compensation Committee approved an employment arrangement with Jared E. Abbruzzese, Sr., as Vice Chairman of the Board. Mr. Abbruzzese will not be entitled to a guaranteed or minimum salary from us. Rather, for the remainder of the 2005 calendar year, Mr. Abbruzzese is to receive a percentage of business related fee income, consulting income or advisory revenues attributable to his efforts as determined by the Compensation Committee, less related expenses.
     On July 1, 2005, the we entered into an employment and confidentiality agreement with Wayne Barr, Jr., pursuant to which Mr. Barr is to serve as the President and Chief Executive Officer of C&TA. Under the agreement, Mr. Barr will receive a salary of $15,000 per month, a guaranteed quarterly bonus of $17,500, commencing on September 1, 2005, and will be eligible for a discretionary bonus based upon performance and our profitability. On July 1, 2005, we entered into an employment and confidentiality agreement with Shawn O’Donnell, pursuant to which Mr. O’Donnell is to serve as the Chief Operating Officer of C&TA. Under the agreement, Mr. O’Donnell will receive a salary of $12,500 per month, a guaranteed quarterly bonus of $20,000, commencing on September 1, 2005, and will be eligible for a discretionary bonus based upon performance and our profitability. Both Messrs. Barr and O’Donnell agreements with us are at-will.

     Also in connection with the acquisition of C&TA, we entered into Non-Compete Agreements with each Messrs. Barr, Abbruzzese and Gorman. Under the Non-Compete Agreement between us and Mr. Barr, Mr. Barr agrees to refrain from associating in any business capacity with any person or entity engaging in the business of any “Restricted Enterprise” for a period of one (1) year after his employment with us is terminated under certain conditions specified in his respective agreement. Under the Non-Compete Agreements between us and Messrs. Abbruzzese and Gorman, each individually agrees to refrain from associating in any business capacity with any person or entity engaging in the business of any “Restricted Enterprise” for a period of two (2) years after their respective employments with us are terminated under certain conditions specified in the respective agreements.
1999 Stock Option Plan
     In October 1999, we adopted a stock option plan to strengthen our ability to attract, motivate, compensate and retain employees, directors, and consultants by providing a means for such persons to acquire a proprietary interest in us and to participate in our growth through ownership of our common stock. The Compensation Committee of the board of directors administers the Stock Option Plan; provided, however, that the board of directors may also take all actions to administer the Stock Option Plan, including granting options.
Shares Subject to the Plan
     Under the Stock Option Plan, we can grant awards consisting of either incentive stock options or nonqualified stock options for the purchase of shares of our common stock. In September 2004, our board of directors approved a resolution to amend the Stock Option Plan to increase the maximum number of shares under the Stock Option Plan from 800,000 to 2,000,000. That number will be adjusted automatically if the outstanding shares of common stock are increased or decreased or changed into or exchanged for a different number of shares or kind of shares or other securities of the company or of another corporation, by reason of reorganization, split, combination of shares, or a dividend payable in common stock. Equitable adjustments to the number of shares subject to each award and to the payment required to obtain such shares will also be made so that the same proportion of shares will be subject to the award and the aggregate consideration to acquire all shares subject to the award will remain as it was prior to such event as described in the previous sentence.
     During 2004, we granted options under the Plan to acquire 1,082,000 shares of common stock, none of which were exercised, forfeited or canceled during the year. Options to purchase 120,000 shares of common stock, issued prior to 2004, were forfeited by Mr. Mayer during 2004. In addition, Mr. Rechner exercised options, granted in 2001, to purchase 2,000 shares of common stock. We had 520,000 options available to grant under the Plan as of December 31, 2004.
Eligibility
     All of our employees, directors and consultants are eligible to receive awards under the Stock Option Plan, but only employees are eligible to receive incentive stock options. The Compensation Committee, as administrator of the Stock Option Plan, determines the persons to whom stock option awards are to be granted; whether an option will be an incentive stock option or nonqualified stock option or both; the number of shares of our common stock subject to each grant; and the time or times at which stock option awards will be granted and the time or times of the exercise period, which shall not exceed the maximum period described below.
Types of Awards
     Options granted under the Stock Option Plan may be either options that are intended to qualify for treatment as “incentive stock options” under Section 422 of the Internal Revenue Code or options that are not, which are “nonqualified stock options.” The exercise price of incentive stock options must be at least the fair market value of a share of the common stock on the date of grant, and not less than 110% of the fair market value in the case of an incentive stock option granted to an optionee owning 10% or more of our outstanding common stock. The aggregate fair market value of common stock (calculated on the date of grant) with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. The term of an option may not exceed ten years (or five years in the case of an incentive stock option granted to an optionee owning 10% or more of our outstanding common stock).

Termination of Awards
     The Stock Option Plan limits the time during which a holder of an option can exercise an option to no more than ten years. In addition, an optionee who leaves our employment will generally have no more than three months to exercise an option, reduced to zero days after employment is terminated for cause, and additional rules apply to cases of death and permanent disability. Upon the occurrence of certain events which constitute a change of control, all granted options shall become exercisable during the period beginning on the date of the occurrence of the change of control and ending 60 days later. The Compensation Committee may, however, override the Stock Option Plan’s rules, other than the ten year limit. We cannot grant additional options under the Stock Option Plan after October 15, 2009, the tenth anniversary of its adoption.
Amendments to Our Stock Option Plan
     The board of directors may amend or terminate the Stock Option Plan, as long as no amendment or termination affects options previously granted. However, the plan requires stockholder approval of any amendment that increases the number of shares available under the plan which may be issued as incentive stock options or that modify the requirements as to eligibility to receive incentive stock options under the plan.
PRINCIPAL AND SELLING STOCKHOLDERS
     The following table provides information with respect to ownership of our common stock as of September 30, 2005 for:
•	each beneficial owner of five percent or more of our common stock;

•	each director;

•	each of the named executive officers; and,

•	all directors and officers as a group.
     Except as indicated on the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Options exercisable within 60 days following September 30, 2005, are included as shares beneficially owned. For purposes of calculating percent ownership as of September 30, 2005, 7,859,608 shares were issued and outstanding and, for any individual who beneficially owns shares represented by options exercisable within 60 days following September 30, 2005, these shares are treated as if outstanding for that person, but not for any other person.

	Number of	Percent
Name and Address	Shares of	Beneficially
of Beneficial Owner	Common Stock	Owned
Jared E. Abbruzzese, Sr. (1)(10)(14)	2,432,692	30.7%
Niskayuna Development LLC(12)(13)	2,432,692	30.7%
John J. Gorman(1)(2)(3)	2,061,099	25.2%
Wayne Barr, Jr. (1)	417,814	5.3%
HSBC Bank USA, National Association (11)	309,316	3.9%
Mark M. Salter(1)(4)	318,406	3.9%
Kurt J. Rechner(1)(6)	144,543	1.8%
Barry A. Williamson(1)(7)	57,733	*
Clark N. Wilson(1)(7)	34,333	*
John F. Garber(1)(5)	34,145	*
William A. Inglehart(1)(7)	33,333	*
Charles H. Mayer(1)(8)	13,333	*
Dennis G. Punches(1)(8)	6,666	*
All owners of more than 5%, officers and directors as a group (thirteen total)	5,863,413	66.2%

*	Less than 1%.

(1)	The address for Messrs. Abbruzzese, Gorman, Barr, Salter, Rechner, Williamson, Wilson, Garber, Inglehart, Mayer and Punches is 8226 Bee Caves Road, Austin, Texas 78746.

(2)	Includes 333,333 shares of common stock issuable pursuant to vested options granted under our 1999 Stock Option Plan (which we refer to as the Stock Option Plan).

(3)	Mr. Gorman disclaims beneficial ownership of 359,532 shares, 179,766 shares of which are held in the name of the John Joseph Gorman V Trust and 179,766 shares of which are held in the name of the Ryleigh Gorman Trust. Mr. Gorman’s wife, Tamra Gorman, serves as the Trustee of each trust.

(4)	Includes 116,666 shares of common stock issuable pursuant to vested options granted under the Stock Option Plan. Includes 200,000 shares of common stock issuable pursuant to the Series A Preferred Stock owned by Mr. Salter.

(5)	Includes 23,333 shares of common stock issuable pursuant to vested options granted under the Stock Option Plan.

(6)	Includes 143,333 shares of common stock issuable pursuant to vested options granted under the Stock Option Plan.

(7)	Includes 33,333 shares of common stock issuable pursuant to vested options granted under the Stock Option Plan.

(8)	Includes 13,333 shares of common stock issuable pursuant to vested options granted under the Stock Option Plan.

(9)	Includes 6,666 shares of common stock issuable pursuant to vested options granted under the Stock Option Plan.

(10)	Includes 66,666 shares of common stock issuable pursuant to vested options granted under the Stock Option Plan.

(11)	Address for HSBC Bank USA, National Association is 452 Fifth Avenue, New York, New York 10018. Shares were issued under the Escrow Agreement dated July 1, 2005 for the benefit of Jared E. Abbruzzese, Sr. and Wayne Barr, Jr.

(12)	Address for Niskayuna Development LLC is 18 Corporate Woods Boulevard, Albany, New York 12211. Jared E. Abbruzzese, Sr. owns and controls Niskayuna Development LLC.

(13)	Includes 66,666 shares of common stock issuable pursuant to vested options granted under the Stock Option Plan to Mr. Jared E. Abbruzzese, Sr., who owns and controls Niskayuna Development LLC.

(14)	Includes 2,366,026 shares of common stock owned by Niskayuna Development LLC, which is owned and controlled by Mr. Jared E. Abbruzzese, Sr.
SELLING STOCKHOLDERS
     The following table and accompanying notes set forth certain information regarding the selling stockholders as of September 30, 2005. Under this prospectus, the selling stockholders and any of their respective transferees, assignees, donees, distributees, pledgees or other successors in interest may offer and sell from time to time an aggregate of 4,514,281 shares of common stock. In this prospectus, we refer to these holders collectively as the selling stockholders. The shares are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time. See “Plan of Distribution.” The selling stockholders may offer all, some or none of the common stock listed below.
     The table below sets forth (1) the names of the selling stockholders, (2) the number of shares owned, directly and beneficially, by such stockholders as of September 30, 2005, and (3) the number of shares which may be offered pursuant to this prospectus. Because the selling stockholders may offer all, some or none of their respective shares of common stock, no definitive estimate as to the number of shares that will be held by any selling stockholder after this offering can be provided.
     The number of shares of common stock outstanding on September 30, 2005 was 7,859,608. Each person listed in the table has informed us that such person has (1) voting and investment power with respect to such person’s shares of common stock and (2) record and beneficial ownership with respect to such person’s shares of common stock. A person is considered the beneficial owner of any securities as of a given date that can be acquired within 60 days of such date through the exercise of any option, warrant or right.

     If all of the shares are sold pursuant to this prospectus, then the selling stockholders will sell 4,514,281 shares of our common stock, or 57% of the common stock outstanding.

	Shares Beneficially Owned			Shares Beneficially Owned
	Prior to Offering		Shares	After Offering
Name of Selling Stockholder	Number	Percentage	Offered	Number	Percentage
John J. Gorman	2,061,099	25.2%	1,156,386	904,713	11.0%
Mark M. Salter (1)	318,406	3.9%	200,000	118,406	1.5%
Niskayuna Development LLC(2)(4)	2,432,692	30.7%	2,366,026	66,666	*
Wayne Barr, Jr. (4)	417,814	5.3%	417,814	—	*
HSBC Bank USA, National Association(3)	309,316	3.9%	309,316	—	*
Shawn O’Donnell(4)	24,947	*	24,947	—	*
Patrick Doyle(4)	19,896	*	19,896	—	*
John P. Bade(4)	19,896	*	19,896	—	*
All Selling Stockholders as a Group (8 Total)	5,604,066	69.0%	4,514,281	1,089,785	12.5%

(1)	Includes 200,000 shares issuable pursuant to the Series A Preferred Stock.

(2)	Niskayuna Development LLC is a limited liability company owned and controlled by Jared E. Abbruzzese, Sr., our Vice Chairman. Shares beneficially owned includes 66,666 shares of common stock issuable pursuant to vested options granted to Mr. Abbruzzese under the Stock Option Plan.

(3)	Shares issued to HSBC Bank USA, National Association are under the terms of the Escrow Agreement dated July 1, 2005 by and among us, C&TA, Jared E. Abbruzzese, Sr., and Wayne Barr, Jr. Under the terms of the escrow agreement, Wayne Barr, Jr. is the beneficial owner of 46,397 shares and Jared E. Abbruzzese, Sr. is the beneficial owner of 262,919 shares.

(4)	Messrs. Abbruzzese, Barr and O’Donnell are each employed by C&TA, our wholly-owned subsidiary. Messrs. Abbruzzese and Barr are both founding principals of C&TA. Mr. O’Donnell joined C&TA in 2003. Messrs. Doyle and Bade both serve as consultants for C&TA.

*	Less than 1%.
PLAN OF DISTRIBUTION
     The selling stockholders, or their respective pledgees, donees, transferees, or other successors in interest, may offer their common stock from time to time in one or more of the following transactions:
•	on any U.S. securities exchange on which our common stock may be listed at the time of such sale;

•	in the over-the-counter market;

•	block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	privately negotiated transactions; and,

•	any combination of such methods of sale.

     The selling stockholders may also transfer shares by gift. We do not know of any arrangements by any selling stockholder for the sale of the common stock held by them.
     In effecting sales, brokers and dealers engaged by any selling stockholder may arrange for other brokers or dealers to participate. Broker-dealers may agree with a selling stockholder to sell a specified number of such shares at a stipulated price per share. To the extent such broker-dealer is unable to do so acting as agent for the selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions on the OTC Bulletin Board at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell their shares in accordance with Rule 144 under the Securities Act of 1933, rather than pursuant to this prospectus, regardless of whether such shares are covered by this prospectus.
     From time to time, a selling stockholder may pledge, hypothecate or grant a security interest in some or all of the shares owned by it. The pledgee, secured parties or persons to whom such securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. In addition, a selling stockholder may, from time to time, sell short our common stock, and, in such instances, this prospectus may be delivered in connection with such short sales and the shares offered under this prospectus may be used to cover such short sales.
     To the extent required under the Securities Act of 1933, the aggregate amount of the selling stockholder’s shares of common stock being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, broker or agents participating in the distribution of the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the applicable selling stockholder and/or purchasers of such selling stockholder’s shares of common stock, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).
     Any selling stockholder and any broker-dealers that participate in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commissions received by them and any profit on the resale of the common stock sold by them may be deemed to be underwriting discounts and commissions.
     Any selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholder, including, without limitation, in connection with the distributions of the common stock by such broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer such shares. Any selling stockholder may also loan or pledge the shares offered hereby to a broker-dealer and the broker-dealer may sell the shares offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares offered hereby.
     Any selling stockholder and other persons participating in the sale or distribution of the shares will be subject to the applicable provisions of the Securities and Exchange Act of 1934, including Regulation M. With certain exceptions, Regulation M precludes any selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid or purchase any security which is the subject of distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.
     We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act of 1933.
     The shares of common stock offered hereby were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act of 1933. Pursuant to agreements with the selling stockholders, we agreed to register the common stock under the Securities Act of 1933.
     We will pay all expenses in connection with this offering other than fees and expenses of counsel and other advisors to the selling stockholder or underwriting discounts, brokerage fees and commissions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Notes Payable
     On February 22, 2005, we purchased an office building through our wholly-owned subsidiary, TI Building Partnership, Ltd. The office building was purchased at a price of approximately $3,470,000, with $2,200,000 being financed through Community Credit Union, or CCU. Pursuant to the terms of a promissory note, this loan accrues interest at a rate of 5.75% per annum, with monthly installments of $13,840 through February 2011, at which time the outstanding principal and accrued interest on the note shall be due and payable. A mortgage on the building and the associated real property secures the repayment of such borrowing. In connection with this acquisition, John J. Gorman, our Chairman, agreed to (1) indemnify CCU against any losses incurred by CCU as a result of any violations of environmental laws or certain building laws related to such real property and (2) provide a limited guarantee of our performance under certain provisions of the deed of trust entered into in connection with such financing. The balance of the promissory note was $2,190,762 at June 30, 2005.
     On July 7, 2004, we entered into a subordinated convertible promissory note agreement with Salter Family Partners, Ltd., a family limited partnership controlled by Mark M. Salter, our Chief Executive Officer, to borrow $1,000,000 for operating purposes. Under the terms of the promissory note, we will make quarterly interest payments at a rate of 10% per annum. The promissory note is unsecured. The maturity date of the note is December 1, 2005, at which time all remaining unpaid principal and interest is due. If (i) the closing price of our common stock is less than $1.00 per share for ten consecutive trading days, (ii) Mr. Salter is no longer employed by us (other than death or disability), or (iii) the net liquidating equity of Tejas Securities held at its clearing organization as of the last business day of a calendar month is less than $2,000,000, then an event of default will exist under the promissory note and Mr. Salter is entitled to declare the amounts outstanding under the promissory note immediately due and payable. The promissory note is convertible at any time into our common stock in an amount equal to the unpaid principal divided by the conversion price of $5.00 per share. The promissory note originally required us to designate a series of preferred stock by July 1, 2005, which the promissory note could be convertible into at any time. On June 30, 2005, Salter Family Partners, Ltd. extended the date by which we were required to designate a series of preferred stock to August 31, 2005. On August 9, 2005, our board of directors designated 1,000 shares of our authorized preferred stock as Series A Convertible Preferred Stock pursuant to a Certificate of Designations for Series A Convertible Preferred Stock. In addition, we amended the terms of the promissory note so that Mr. Salter could convert the promissory note into our Series A Convertible Preferred Stock in an amount equal to the unpaid principal divided by a conversion price of $1,000 per share. The promissory note was convertible until the note was repaid. We have also granted Mr. Salter, through Salter Family Partners, Ltd., certain piggyback registration rights for the shares into which the preferred stock may be converted. On September 26, 2005, Mr. Salter converted the promissory note into 1,000 shares of Series A convertible preferred stock.
     On February 17, 2004, we entered into an agreement with First United Bank to borrow $2,500,000 for operating and financing purposes. We used a portion of the proceeds to repay the March 2002 and the June 2003 loan agreements in full. The loan was due on demand or by February 15, 2007 if no demand was made. The loan accrued interest at prime plus 2% and was to be paid in equal monthly payments of $70,000, plus accrued interest, commencing on March 15, 2004, with a final payment of $50,258.00. The loan documents required that we maintain a minimum tangible net worth of not less than $2.5 million and contained other covenants that restricted our ability to incur debt, incur liens, sell assets, pay dividends, engage in different business activities, merge with or acquire other entities, and make investments or loans. The loan was secured by the common stock of our primary operating subsidiary, Tejas Securities, as well as the personal guaranty of John J. Gorman, our Chairman. Under the loan documents, a change of control of 25% or more of our common stock was an event of default. We obtained a waiver from First United Bank with respect to the February 2005 common stock offering. On February 10, 2005, the loan was paid in full with proceeds from the February 3, 2005 secondary public offering.
     We issued a promissory note in August 2002 in exchange for $1,000,000 from John J. Gorman, our Chairman. Under the terms of the promissory note, we were to make 20 monthly installment payments of $50,000 plus accrued interest, beginning on September 8, 2002. The promissory note accrued interest at 11.5% per annum. We repaid the remaining balance of the promissory note in June 2003.
     We believe that each of these agreements was negotiated on an arm’s-length basis.

Officer and Director Receivables
     During 1999, Tejas Securities received a $200,000 note from Charles H. Mayer, our former President and Chief Operating Officer, in conjunction with his employment agreement. The note bore no interest and was due on demand if Mr. Mayer resigned as our employee prior to December 31, 2000. In October 2000, the note was transferred to us at cost. In January 2001, Mr. Mayer’s employment agreement was modified to allow us to forgive the $200,000 note in equal installments of $50,000 per year for the years 2001, 2002, 2003 and 2004, as long as Mr. Mayer remained an employee. Additionally, Mr. Mayer forfeited his guaranteed annual bonus of $200,000 for the year 2000.
     In October 2001, John J. Gorman acquired the right to receive payment of a liability of ours in the amount of $121,000 originally payable to a third party. The liability originated from merger between us and Tejas Securities and is payable upon our successful listing on the NASDAQ SmallCap Market.
Purchase of New Jersey Operations
     On March 31, 2005, we completed the sale of our New Jersey branch operations to Charles H. Mayer, a member of our board of directors. Mr. Mayer exercised his right to extend the purchase date from December 31, 2004 to June 30, 2005, subject to the payment of a $10,000 option exercise price. As part of our agreement with Mr. Mayer, his company, Seton Securities, Inc., entered into a sublease agreement with us for the New Jersey office space for the remaining lease term. The sublease agreement took effect upon closing the purchase agreement.
Other Related Transactions
     Many of our employees, officers and management maintain personal accounts with us. When we execute securities transactions on behalf of our employees, officers and management, those transactions are executed at current market prices, plus execution costs. All of our officers as well as the chairman of our board of directors, John J. Gorman, routinely conduct such transactions for their own accounts, and we believe that such transactions are on an arm’s-length basis. Mr. Gorman, who also beneficially owned 25.2% of our common stock, also makes many of our proprietary trading decisions.
DESCRIPTION OF CAPITAL STOCK
Common Stock
     Our authorized capital stock consists of 30,000,000 shares of common stock, $0.001 par value per share, and 100,000 shares of preferred stock, $0.001 par value per share. Each holder of common stock is entitled to one vote per share held of record in the election of members of our board of directors and for all other matters submitted to a vote of stockholders.
     Stockholders are entitled to receive, when and if declared by the board of directors, dividends and other distributions in cash, stock or property from our assets or funds legally available for those purposes. The common stock does not have any sinking fund provisions, redemption provisions, or preemptive rights. All outstanding shares of common stock are fully paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets available for distribution.
Preferred Stock
     We issued 1,000 shares of Series A convertible preferred stock to Salter Family Partners, Ltd., a family limited partnership controlled by Mark M. Salter, our Chief Executive Officer, on September 26, 2005, under the terms of the July 7, 2004 convertible note payable. The terms of the Series A convertible preferred stock authorized on August 9, 2005 by our board of directors include the following:
•	a cumulative dividend of 10% payable on a quarterly basis;

•	a mandatory conversion feature to convert the preferred stock into our common stock in the event that our common stock trades above $5.00 per share for ten consecutive trading days with a trading volume of at least 50,000 shares for each such trading day;

•	a liquidation preference over our common stock equal to the conversion price of $5.00 per share;

•	the right for Mark M. Salter to convert the preferred stock into our common stock on a two hundred for one basis, subject to anti-dilution provisions; and

•	voting on an as converted basis with our common stock.
Anti-Takeover Effects
     Our by-laws are designed to make it difficult for a third party to acquire control of us, even if a change of control would be beneficial to stockholders. Our by-laws do not permit any person other than the board of directors or certain executive officers to call special meetings of the stockholders. In addition, we must receive a stockholders’ proposal for an annual meeting within a specified period for that proposal to be included on the agenda. Because stockholders do not have the power to call meetings and are subject to timing requirements in submitting stockholder proposals for consideration at an annual or special meeting, any third-party takeover not supported by the board of directors would be subject to significant delays and difficulties.
Transfer Agent and Registrar
     The transfer agent and registrar for our common stock is Corporate Stock Transfer located at 370 17th Street, Denver, Colorado.
Listing
Currently, our shares are traded on the OTC Bulletin Board, under the symbol “TEJS.”
EXPERTS
     The combined financial statement of Communication Technology Advisors LLC and Capital & Technology Advisors LLC as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, have been included herein in reliance upon the report of Bollam, Sheedy, Torani & Co. LLP, Independent Registered Public Accounting Firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
     The consolidated financial statements of Tejas Incorporated as of December 31, 2004, and for the year ended December 31, 2004, have been included herein in reliance upon the report of Helin, Donovan, Trubee & Wilkinson, LLP, Independent Registered Public Accounting Firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
     The consolidated financial statements of Tejas Incorporated as of December 31, 2003, and for the year ended December 31, 2003, have been included herein in reliance upon the report of Ernst & Young LLP, Independent Registered Public Accounting Firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
     The consolidated financial statements of Tejas Incorporated for the year ended December 31, 2002, have been included herein in reliance upon the report of KPMG LLP, Independent Registered Public Accounting Firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
     On May 13, 2003, we dismissed our public accountants, KPMG LLP, and on May 13, 2003, we engaged Ernst & Young, LLP, to serve as our independent public accountants to audit our financial statements for the fiscal year ended December 31, 2003. The decision to dismiss KPMG LLP was made by our audit committee. There were no disagreements between us and KPMG LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which would have caused KPMG LLP to make reference to the subject matter of the disagreement in connection with its report. We have agreed to indemnify and hold KPMG LLP harmless against and from any and all legal costs and expenses incurred by KPMG LLP in successful defense of any legal action or proceeding that arises as a result of KPMG LLP’s consent to the inclusion of its audit report on our past financial statements included in this registration statement.
     On October 6, 2004, we dismissed our public accountants, Ernst & Young, LLP, and on October 6, 2004, we engaged Helin, Donovan, Trubee & Wilkinson, LLP, to serve as our independent public accountants to audit our financial statements for the fiscal year ended December 31, 2004. The decision to dismiss Ernst & Young, LLP, was made by our audit committee. There were no disagreements between us and Ernst & Young, LLP, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which would have caused Ernst & Young, LLP, to make reference to the subject matter of the disagreement in connection with its report.
LEGAL MATTERS
     The validity of the issuance of the common stock offered by us in this offering will be passed upon for us by Morrison & Foerster LLP.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US
     This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. As allowed by SEC rules, this prospectus does not contain all of the information included in that registration statement. Our descriptions in this prospectus concerning the contents of any contract, agreement or document are not necessarily complete. For those contracts, agreements or documents that we filed as exhibits to that registration statement, you should read the applicable exhibit for a more complete understanding of the document or subject matter involved.
     You may read and copy any document we file with the SEC, including the registration statement, of which this prospectus is a part, at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the SEC’s public reference room. You may also request copies of such documents, upon payment of a duplicating fee, by writing to the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 or obtain copies of such documents over the Internet at the SEC’s website at http://www.sec.gov.

TEJAS INCORPORATED AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Tejas Incorporated and Subsidiaries
We have audited the accompanying consolidated statement of financial condition of Tejas Incorporated (formerly Westech Capital Corp.) and Subsidiaries (the Company) as of December 31, 2004, and the related statements of operations, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the 2004 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tejas Incorporated and Subsidiaries at December 31, 2004, and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.
/s/ Helin, Donovan, Trubee & Wilkinson, LLP
Austin, Texas
February 11, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Tejas Incorporated and Subsidiaries
We have audited the accompanying statement of financial condition of Tejas Incorporated and Subsidiaries (the Company) as of December 31, 2003, and the related statement of operations, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the 2003 financial statements referred to above present fairly, in all material respects, the financial position of Tejas Incorporated and Subsidiaries at December 31, 2003, and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.
/s/ Ernst & Young LLP
Austin, Texas
March 4, 2004
(except for matters disclosed in Note 1,
paragraphs 2 and 3 as to which the
date is December 9, 2004)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Tejas Incorporated:
We have audited the accompanying consolidated statements of operations, stockholders’ equity, and cash flows of Tejas Incorporated (formerly Westech Capital Corp.) and subsidiaries (the Company) for the year ended December 31, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and the cash flows of Tejas Incorporated and subsidiaries for the year ended December 31, 2002, in conformity with U.S. generally accepted accounting principles.
/s/ KPMG LLP
Austin, Texas
March 15, 2003, except for the second and third
     paragraphs of Note 1, as to which the date is
     December 9, 2004.

TEJAS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Financial Condition
December 31, 2004 and 2003

	2004	2003
Assets
Cash and cash equivalents	$1,959,719	551,857
Receivable from clearing organization	3,737,741	—
Receivables from employees and stockholders	20,000	177,223
Federal income taxes receivable	—	164,147
Securities owned, at market value	15,956,971	5,601,782
Other investment	—	1,155,000
Property and equipment, net	265,238	329,651
Deferred tax asset, net	—	53,504
Goodwill	138,215	138,215
Prepaid expenses and other assets	444,972	185,074

Total assets	$22,522,856	8,356,453

Liabilities and Stockholders’ Equity

Accounts payable, accrued expenses and other liabilities	$5,923,979	2,376,535
Securities sold, not yet purchased	90,838	221,279
Payable to clearing organization	—	742,334
Federal income tax payable	1,664,171	—
Deferred tax liability, net	1,398,759	—
Notes payable	1,800,000	1,655,100
Notes payable to stockholder	1,000,000	—
Total liabilities	11,877,747	4,995,248

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value 10,000,000 shares authorized; 3,026,048 and 3,024,048 issued and outstanding at December 31, 2004 and 2003, respectively	3,026	3,024
Additional paid in capital	2,223,267	2,220,769
Retained earnings	8,418,816	1,137,412

Total stockholders’ equity	10,645,109	3,361,205

Total liabilities and stockholders’ equity	$22,522,856	8,356,453

See accompanying notes to consolidated financial statements.

TEJAS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Operations
For the Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Revenue:
Commissions from agency transactions	$5,574,850	1,834,822	1,530,218
Commissions from principal transactions	15,370,913	27,425,651	17,937,058
Underwriting and investment banking income	18,339,975	72,799	335,663
Net dealer inventory and investment income (loss), net of trading interest expense of $38,776, $112,348 and $51,484, respectively	9,087,139	(2,793,103)	1,296,933
Other income	307,419	43,591	135,055

Total revenue	48,680,296	26,583,760	21,234,927

Expenses:
Commissions, employee compensation and benefits	23,140,948	19,140,520	15,667,467
Clearing and floor brokerage	652,037	589,913	412,657
Communications and occupancy	1,903,404	2,100,250	1,631,136
Professional fees	7,874,990	949,313	704,718
Interest, including $48,493, $40,543 and $106,461, respectively, to related parties	177,705	115,571	212,484
Other	2,864,900	2,158,809	2,018,213

Total expenses	36,613,984	25,054,376	20,646,675

Income before income tax expense	12,066,312	1,529,384	588,252

Income tax expense	4,784,908	682,254	298,200

Net income	$7,281,404	847,130	290,052

Earnings per share:
Basic	$2.41	0.28	0.10

Diluted	$2.07	0.27	0.10

Weighted average shares outstanding:
Basic	3,025,048	3,024,048	3,024,048

Diluted	3,540,392	3,127,752	3,051,406

See accompanying notes to consolidated financial statements.

TEJAS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity
For the Years Ended December 31, 2004, 2003 and 2002

			Additional
		Common	Paid in
	Shares	Stock	Capital	Retained Earnings	Total
Balance at December 31, 2001	3,024,048	$3,024	2,220,769	230	2,224,023

Net income	—	—	—	290,052	290,052

Balance at December 31, 2002	3,024,048	3,024	2,220,769	290,282	2,514,075
Net income	—	—	—	847,130	847,130

Balance at December 31, 2003	3,024,048	3,024	2,220,769	1,137,412	3,361,205
Issuance of common stock from option exercise	2,000	2	2,498	—	2,500
Net income	—	—	—	7,281,404	7,281,404

Balance at December 31, 2004	3,026,048	$3,026	2,223,267	8,418,816	10,645,109

See accompanying notes to consolidated financial statements.

TEJAS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Cash flows from operating activities:
Net income	$7,281,404	847,130	290,052
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Deferred tax expense	1,452,263	21,486	9,925
Depreciation and amortization expense	123,017	120,642	132,067
Non-cash compensation expense	83,640	99,836	50,000
Loss on disposition of property and equipment	—	36,462	22,388
Changes in operating assets and liabilities
Deposit with clearing organization	—	—	260,471
Receivable from/payable to clearing organization	(4,480,075)	(229,317)	2,876,989
Receivable from employees and stockholders	73,583	(13,193)	180,240
Federal income tax receivable/payable	1,828,318	37,923	(201,097)
Securities owned	(10,355,189)	383,523	(2,973,638)
Other investment	1,155,000	95,000	(1,250,000)
Prepaid expenses and other assets	(259,898)	90,872	43,030
Accounts payable, accrued expenses and other liabilities	3,577,186	(86,363)	(803,352)
Securities sold, not yet purchased	(130,441)	(763,931)	652,629

Net cash provided by (used in) operating activities	348,808	640,070	(710,296)

Cash flows from investing activities:
Purchase of property and equipment	(58,604)	(56,239)	(10,169)

Net cash used in investing activities	(58,604)	(56,239)	(10,169)

Cash flows from financing activities:
Payments on capital lease	(29,742)	(14,370)	—
Proceeds from notes payable, net	144,900	31,650	1,123,450
Proceeds from (repayment of) notes payable to stockholder	1,000,000	(800,000)	800,000
Repayment of subordinated debt — related party	—	—	(1,000,000)
Proceeds from issuance of common stock	2,500	—	—

Net cash provided by (used in) financing activities	1,117,658	(782,720)	923,450

(Continued)

TEJAS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2004, 2003 and 2002

Net change in cash and cash equivalents	$1,407,862	(198,889)	202,985
Cash and cash equivalents at beginning of year	551,857	750,746	547,761

Cash and cash equivalents at end of year	$1,959,719	551,857	750,746

Supplemental disclosures:
Interest paid	$177,704	115,571	212,484
Taxes paid	$1,142,171	571,121	480,500
Summary of non-cash transactions:
In July 2004, the Company forgave $5,005 of employee receivables, which has been recorded as compensation expense.
In May 2004, the Company forgave $28,635 of a note receivable from an employee which has been recorded as compensation expense.
In January 2004, March 2003 and March 2002, the Company forgave $50,000, respectively, of an officer’s note receivable which has been recorded as compensation expense.
In March 2003, the Company forgave a $49,836 receivable from an officer, which has been recorded as compensation expense.
See accompanying notes to consolidated financial statements.

TEJAS INCORPORATED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002
(1)	Organization and Basis of Presentation

Tejas Incorporated, a Delaware corporation, is a holding company whose only significant operating subsidiary is Tejas Securities Group, Inc., a Texas corporation (“Tejas Securities”). Tejas Securities is engaged in the business of providing brokerage and related financial services to institutional and retail customers nationwide.

Tejas Incorporated was incorporated as Westech Capital Corp. (“Westech”), a shell corporation, in New York on July 18, 1990, and made an initial public offering in November 1991. Westech was acquired by Tejas Securities in a reverse merger (“Merger”) effected on August 27, 1999. On December 9, 2004, Westech affected its name change through a merger with its wholly-owned subsidiary, Tejas Incorporated. As a result, Tejas Incorporated is the surviving holding company and owns 100% of Tejas Securities.

On November 8, 2004, Tejas Incorporated’s board of directors declared a 100% stock dividend payable on November 22, 2004 to holders of record as of November 21, 2004. The stock dividend was paid on November 22, 2004, resulting in the issuance of 1,513,024 shares of Tejas Incorporated’s common stock. As a result of this stock dividend, earnings per share amounts and all share amounts for prior periods as disclosed on the consolidated statements of financial condition, consolidated statements of operations, consolidated statements of stockholders’ equity, Note 2(l), Note 13, Note 14 and Note 22 have been restated to reflect the shares outstanding as though the stock dividend had taken effect in the earliest period presented.

On February 3, 2005, Tejas Incorporated issued 1,600,000 shares of its common stock through a secondary public offering.

Tejas Securities is registered as a broker and dealer in securities with the National Association of Securities Dealers, Inc. and clears its transactions on a fully disclosed basis through National Financial Services. Tejas Securities’ headquarters are located in Austin, Texas.

References to the Company within the accompanying notes to the consolidated financial statements are to Tejas Incorporated and subsidiaries.

(2)	Summary of Significant Accounting Policies
(a)	Principles of Consolidation

The accompanying consolidated financial statements reflect the consolidated accounts of the Company and its subsidiary, Tejas Securities. All significant intercompany accounts and transactions have been eliminated in consolidation.

TEJAS INCORPORATED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002
(b)	Basis of Accounting

These consolidated financial statements are presented on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles whereby revenues are recognized in the period earned and expenses when incurred.

(c)	Revenue Recognition

Agency commission revenue and related expense from customer security transactions is recorded on a trade date basis. Customer security transactions that are executed through the Company’s proprietary trading account are recorded on a trade date basis as principal commission revenue. The related expense is also recorded on a trade date basis.

Net dealer inventory and investment income (loss) results from securities transactions entered into for the account of the Company. Net dealer inventory and investment income (loss) includes both realized and unrealized gains and losses, which are recorded on a trade date basis.

The Company does not carry or clear customer accounts and all customer transactions are executed and cleared with other brokers on a fully disclosed basis. These brokers have agreed to maintain such records of the transaction effected and cleared in the customers’ accounts as are customarily made and kept by a clearing broker pursuant to the requirements of Rules 17a-3 and 17a-4 of the Securities Exchange Act of 1934, as amended, and to perform all services customarily incident thereto.

(d)	Investment Banking

Investment banking revenues include gains, losses, and fees, net of syndicate expenses, arising from securities offerings in which the Company acts as an underwriter or agent. Investment banking revenues also include fees earned from providing merger-and-acquisition and advisory services. Investment banking management fees are recorded on the offering date, sales concessions on the settlement date, and underwriting fees at the time the underwriting is completed and the income is reasonably determinable.

The Company periodically receives equity securities, including warrants and options, as part of its compensation for investment banking engagements. These securities are valued at the intrinsic value at the time the engagement is completed, and are included in investment banking revenues. The Company may distribute the equity securities to its employees either through compensation agreements or by sale, based upon the intrinsic value.

(e)	Cash and Cash Equivalents

Cash and cash equivalents include cash and highly liquid investments with a maturity at date of purchase of ninety days or less.

TEJAS INCORPORATED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002
(f)	Securities Owned and Securities Sold, Not Yet Purchased

Long and short positions in securities are reported at fair value. Securities with readily determinable market values are based on quoted market prices. Securities with limited market activity for which quoted market values are not readily determinable are based on management’s best estimate which may include dealer price quotations and price quotations for similar instruments traded. Warrants are valued based upon the value of the underlying securities. The difference between cost and fair value has been included in net dealer inventory and investment income (loss). These investments are subject to the risk of failure of the issuer and the risk of changes in market value based on the ability to trade such securities on the open market.

(g)	Property and Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets. Estimated useful lives for equipment approximate those used for federal income tax purposes and range from 3 to 7 years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the improvements or the terms of the related leases.

Long-lived assets, such as property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the statements of financial condition and reported at the lower of the carrying amount or fair value less costs to sell, and would no longer be depreciated.

(h)	Goodwill

Goodwill represents the excess of costs over fair value of assets of businesses acquired and was recorded in connection with the Company’s acquisition of the minority interest of Tejas Securities in August, 2001. Goodwill and other intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually.

(i)	Repurchase and Resale Agreements

Repurchase and resale agreements are treated as financing transactions and are carried at the amounts at which the securities will be subsequently reacquired or resold as specified in the respective agreements. There were no repurchase or resale agreements outstanding at December 31, 2004 or 2003.

TEJAS INCORPORATED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002
(j)	Federal Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(k)	Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(l)	Stock-Based Compensation

In December 2002, the Financial Accounting Standards Board issued SFAS No. 148 (“SFAS No. 148”), Accounting for Stock-Based Compensation – Transition and Disclosure, an amendment of FASB Statement No. 123. SFAS No. 148 amends Financial Accounting Standards Board Statement No. 123 (“SFAS No. 123”), Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirement of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the fair value based method of accounting for stock-based employee compensation for those companies that have elected to continue to apply Accounting Principles Board Opinion No. 25 (“APB No. 25”), Accounting for Stock Issued to Employees. The Company has elected to continue to apply the provision of APB No. 25 to its stock options. The adoption of SFAS No. 148 did not have an impact on the Company’s consolidated financial statements, but required the disclosure of the proforma impact of net income as if the fair value based method had been applied.

TEJAS INCORPORATED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002
The following table illustrates the effect on net income if the fair-value-based method had been applied to all outstanding and unvested awards in each period.

	Year Ended December 31,
	2004	2003	2002
Net income as reported for basic	$7,281,404	847,130	290,052

Deduct or add stock-based compensation expense determined under the fair value based method	(27,959)	(15,164)	(50,930)

Pro forma net income for basic	$7,253,445	831,966	239,122

Net income as reported for diluted (Note 14)	$7,313,409	847,130	290,052

Deduct or add stock-based compensation expense determined under the fair value based method	(27,959)	(15,164)	(50,930)

Pro forma net income for diluted	$7,285,450	831,966	239,122

Earnings per share as reported:
Basic	$2.41	0.28	0.10
Diluted	$2.07	0.27	0.10

Pro forma earnings per share:
Basic	$2.40	0.28	0.08
Diluted	$2.06	0.27	0.08
The Company had no stock option expense calculated under the provisions of APB. No. 25 for the years ended December 31, 2004, 2003 and 2002.

TEJAS INCORPORATED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002
(3)	Receivables From and Payables To Clearing Organization

At December 31, 2004 and 2003, the Company had net receivables from and payables to its clearing organization consisting of the following:

	2004	2003
Receivable:
Receivable from clearing organization	$3,610,411	—
Fees and commissions receivable	127,330	—

	$3,737,741	—

Payable:
Payable to clearing organization	$—	742,334

(4)	Receivables from Employees and Stockholders

The Company makes advances to certain employees in months when their commission payout does not meet a predetermined amount. As of December 31, 2004 and 2003, approximately $0 and $23,000, respectively, had been advanced to employees under this agreement. These receivables are to be repaid through reductions of future commissions or bonuses. During 2004 and 2003, the Company forgave approximately $5,000 and $113,000, respectively, in receivables from employees. The amounts forgiven are included in compensation expense in the accompanying consolidated statements of operations.

During 1999 the Company received a $200,000 note from an officer and stockholder of the Company. The note did not bear interest and was due on demand if the officer resigned as an employee of the Company prior to December 31, 2000. Under the terms of the note, matured unpaid principal and interest would bear interest at the lesser of 5.55% per annum or the maximum rate allowed by law from the earlier of December 31, 2000 or the officer’s voluntary termination. Effective January 1, 2001, the Company agreed to forgive the note in $50,000 increments beginning in December 2001 and continuing through December 2004, as long as the officer remained an employee of the Company. Forgiven amounts are included in compensation expense in the accompanying consolidated statements of operations. The balance of the note was $0 and $50,000 as of December 31, 2004 and 2003, respectively.

During 1999, the Company received a $50,000 note from an employee and stockholder of the Company to supplement the employee’s commission payout during 1999. The note bore interest of 8% per annum, and was due and payable on August 27, 2003. The maturity date and remaining balance of $25,000 of the note was extended for one year in August 2003. The note was secured by a stock pledge agreement for the employee’s shares issued by the Company. The balance of the note, plus accrued interest, was approximately $28,000 as of December 31, 2003. The remaining balance of the note, plus accrued interest, was forgiven in May 2004 and is included in compensation expense in the accompanying consolidated statements of operations.

In April 2002, the Company received a $25,000 note from an employee and stockholder of the Company. The note did not bear interest and was due and payable on April 12, 2003. On April 12, 2003, the note began to accrue interest at the lesser of 5.55% per annum or the maximum rate allowed by law, until paid. The balance of the note, plus accrued interest, was approximately $26,000 as of December 31, 2003. The remaining balance of the note, plus accrued interest, was repaid in August 2004.

TEJAS INCORPORATED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002
In November 2003, the Company received a $60,000 note from an employee. The note did not bear interest and was due and payable on November 20, 2004. On November 20, 2004, the remaining balance of the note was extended until April 30, 2005. The balance of the note was $20,000 and $50,000 as of December 31, 2004 and 2003, respectively.

Notes receivable and related party receivables are included in receivables from employees and stockholders in the accompanying statements of financial condition.

(5)	Securities Owned and Securities Sold, Not Yet Purchased

At December 31, 2004 and 2003, securities owned and sold, not yet purchased consisted of the following:

	2004		2003
		Sold,		Sold,
		not yet		not yet
	Owned	purchased	Owned	purchased
State and municipal obligations	$20,000	59,490	289,613	50,806
Corporate bonds and notes	23,813	24,750	302,714	—
Equity securities	6,997,658	6,598	5,009,455	170,473
Warrants	8,915,500	—	—	—

	$15,956,971	90,838	5,601,782	221,279

At December 31, 2004 and 2003, the unrealized gain associated with securities owned and securities sold, not yet purchased, was $6,557,404 and $206,943, respectively.

Approximately 48% of the value of total assets as of December 31, 2004 related to securities in two companies, a portion of which was sold subsequent to year end. Approximately 52% of the value of total assets as of December 31, 2003 related to a single security, which was sold subsequent to year end.

(6)	Other Investment

In March 2002, the Company entered into a term loan agreement with a bank to borrow $2,500,000 for operating purposes of Tejas Securities. The loan was originally due and payable on demand or by March 15, 2003 if no demand was made. On March 15, 2003, the Company extended the maturity date of the loan to March 15, 2004. The loan accrued interest at a rate of 5.50% per annum, and was to be paid on a monthly basis. As of December 31, 2003, the loan balance was $1,150,000, which was collateralized in a like amount with a certificate of deposit Tejas Securities purchased as collateral for the loan. The balance of the certificate of deposit as of December 31, 2003 was $1,155,000 and is included in other investment. The loan balance of $1,150,100 was repaid in February 2004 at which time the certificate of deposit was redeemed by Tejas Securities.

TEJAS INCORPORATED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002
(7)	Property and Equipment

Property and equipment consists of the following:

	December 31,
	2004	2003
Furniture and equipment	$369,422	310,818
Leasehold improvements	389,132	389,132

	758,554	699,950
Accumulated depreciation and amortization	(493,316)	(370,299)

	$265,238	329,651

(8)	Accrued Commissions and Bonuses

Accrued commissions and bonuses are included in accounts payable, accrued expenses and other liabilities in the accompanying consolidated statements of financial condition.

As of December 31, 2004 and 2003, the Company had accrued approximately $2,620,000 and $1,357,000, respectively, in commissions and related payroll taxes payable.

The Company pays bonuses to its employees and officers at interim periods and year-end. Accrued bonuses as of December 31, 2004 and 2003 were $1,500,000 and $365,000, respectively. During 2004 and 2003, an officer of the Company received approximately $183,000 and $289,000, respectively, as part of his contractual compensation which was based on the Company’s operating performance. Management of the Company reviews both contractual and discretionary bonus amounts, with discretionary bonus amounts approved by the Compensation Committee of the Company.

(9)	Notes Payable

In March 2002, the Company entered into a term loan agreement with a bank to borrow $2,500,000 for operating purposes at Tejas Securities (Note 6). The balance of the loan agreement was $1,150,100 as of December 31, 2003. In February 2004, the Company repaid the remaining balance of $1,150,100 with proceeds from the February 2004 term loan agreement with a bank. The Company paid interest of approximately $9,000 and $51,000 during 2004 and 2003, respectively, in relation to this loan.

On October 30, 2002, the Company entered into a loan agreement with a bank to borrow $500,000 for operating purposes at Tejas Securities. The loan was due on demand or by May 1, 2004 if no demand was made. The loan accrued interest at prime plus 1.5% and was to be paid in equal monthly payments commencing on December 1, 2002. The loan was secured by the common stock of the Company’s primary operating subsidiary, Tejas Securities, as well as the personal guaranty of an officer of the Company. In July 2003, the Company paid the remaining balance of $305,000 with proceeds from the June 2003 term loan agreement with a bank. The Company paid interest of approximately $10,000 during 2003 in relation to this loan.

TEJAS INCORPORATED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002
On June 3, 2003, the Company entered into an agreement with a bank to borrow $805,000 for refinancing purposes. The loan was due on demand or by December 1, 2004 if no demand was made. The loan accrued interest at prime plus 1.5% and was to be paid in equal monthly installments of $50,000, plus accrued interest, commencing on July 1, 2003. The balance on the loan agreement was $505,050 as of December 31, 2003. In February 2004, the Company repaid the remaining balance of $405,000 with proceeds from the February 2004 term loan agreement with a bank. The Company paid interest of approximately $6,000 and $20,000 during 2004 and 2003, respectively, in relation to this loan.

On February 17, 2004, the Company entered into an agreement with a bank to borrow $2,500,000 for operating and financing purposes. The Company used a portion of the proceeds to repay the March 2002 and the June 2003 loan agreements in full. The loan is due on demand or by February 15, 2007 if no demand is made. The loan accrues interest at prime plus 2% and is to be paid in equal monthly payments of $70,000, plus accrued interest, commencing on March 15, 2004. The loan documents require the Company to maintain a minimum tangible net worth of not less than $2.6 million and contain other covenants that restrict the Company’s ability to incur debt, incur liens, sell assets, pay dividends, engage in different business activities, merge with or acquire other entities, and make investments or loans. The loan is secured by the common stock of the Company’s primary operating subsidiary, Tejas Securities, as well as the personal guaranty of an officer of the Company. The balance of the loan was $1,800,000 as of December 31, 2004. The Company paid approximately $115,000 in interest during 2004 in relation to this loan.

(10)	Notes Payable to Stockholders

On August 8, 2002, the Company entered into an unsecured promissory note agreement with an officer of the Company to borrow $1,000,000. Under the terms of the promissory note, the Company was to make twenty monthly installment payments of $50,000, plus accrued interest, beginning on September 8, 2002. The promissory note accrued interest at 11.5% per annum. In June 2003, the Company paid the remaining balance with proceeds from the June 2003 bank loan agreement. The Company paid interest of approximately $41,000 during 2003 in relation to this note.

TEJAS INCORPORATED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002
On July 7, 2004, the Company entered into a subordinated convertible promissory note agreement with a family limited partnership controlled by the Company’s Chief Executive Officer (the “Lender”), to borrow $1,000,000 for operating purposes. Under the terms of the promissory note, the Company will make quarterly interest payments at a rate of 10% per annum. The promissory note is unsecured. The maturity date of the note is December 1, 2005, at which time all remaining unpaid principal and interest is due. If (i) the closing price of the Company’s common stock is less than $2.00 per share for ten consecutive trading days, (ii) the Company’s Chief Executive Officer is no longer employed by the Company (other than death or disability), or (iii) the net liquidating equity of the Company held at its clearing organization as of the last business day of a calendar month is less than $2,000,000, then an event of default will exist under the promissory note and the Lender is entitled to declare the amounts outstanding under the promissory note immediately due and payable. The promissory note is convertible at any time into common stock of the Company in an amount equal to the unpaid principal divided by the conversion price of $10.00 per share. At such time as the Company is authorized to issue preferred stock, the Lender may convert the promissory note into preferred stock of the Company in an amount equal to the unpaid principal divided by the conversion price of $10.00 per share. The promissory note is convertible until the note is repaid. Although the Company’s certificate of incorporation does not authorize the issuance of preferred stock, the Company has agreed to take certain actions to amend its certificate of incorporation to authorize the Company to issue shares of preferred stock. The Company paid interest of approximately $23,000 during 2004 in relation to this note. At the time this promissory note was issued, management performed a valuation of the conversion feature and determined that the value was minimal. No value has been assigned to the conversion feature in these consolidated financial statements.

(11)	Fair Value of Financial Instruments

Substantially all of the Company’s financial assets and liabilities are carried at market value or at amounts which, because of their short-term nature or because they carry market rates of interest, approximate current fair value. The Company’s notes payable, if recalculated based on current interest rates, would not significantly differ from the amounts recorded at December 31, 2004 and 2003.

(12)	Income Taxes

The Company files a consolidated tax return. Income tax expense (benefit) consists of the following:

	2004	2003	2002
Federal
Current	$2,903,318	576,614	248,903
Deferred	1,258,727	20,584	13,473
State
Current	429,438	84,154	39,372
Deferred	193,425	902	(3,548)

	$4,784,908	682,254	298,200

TEJAS INCORPORATED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002
A reconciliation of expected income tax expense (computed by applying the statutory income tax rate of 34% to income before income tax expense) to total tax expense in the accompanying consolidated statements of operations follows:

	2004	2003	2002
Expected federal income expense	$4,102,546	519,991	200,006
Meals and entertainment	80,875	60,634	46,094
State income tax	622,864	85,056	23,644
Other, net	(21,377)	16,573	28,456

	$4,784,908	682,254	298,200

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2004 and 2003 are as follows:

	2004	2003
Deferred tax assets:

Capital loss carryforward	$51,257	51,257
Accrued expenses	1,011,326	30,147
Other	—	21,002

Gross deferred tax assets	1,062,583	102,406
Valuation allowance	(48,902)	(48,902)

Net deferred tax asset	1,013,681	53,504

Deferred tax liabilities:
Unrealized gains on securities held for investment	(2,235,950)	—
Property and equipment	(10,200)	—
Other	(166,290)	—

Net deferred tax liability	(2,412,440)	—

Net deferred tax asset (liability)	$(1,398,759)	53,504

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences net of the existing valuation allowances. For the year ended December 31, 2004 the Company did not recognize change in valuation allowance for capital loss carryforwards. At December 31, 2004, the Company had a capital loss carryforward of approximately $144,000, which expires in 2005. The valuation allowance is applied against the capital loss carryforward.

TEJAS INCORPORATED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002
(13)	Profit Sharing and Stock Option Plans

Profit Sharing Plan

In 1997, the Company instituted a profit sharing plan under section 401(k) of the Internal Revenue Code. The plan allows all employees who are over 21 years old to defer a predetermined portion of their compensation for federal income tax purposes. Contributions by the Company are discretionary. During 2004, 2003 and 2002, the Company contributed approximately $219,000, $167,000 and $173,000, respectively, to the employee profit sharing plan.

Stock Option Plans

The Company established the Tejas Incorporated 1999 Stock Option Plan (“the 1999 Plan”) for employees, directors and consultants of the Company and its subsidiaries on October 15, 1999. Under the 1999 Plan, the Company was originally authorized to grant up to 600,000 shares of the Company’s common stock through incentive stock options or nonqualified stock options. In August 2000, the board of directors of the Company amended the 1999 Plan to increase the number of shares available to 800,000 shares of the Company’s common stock. In September 2004, the board of directors of the Company amended the 1999 Plan to increase the number of shares available to 2,000,000 shares of the Company’s common stock. The exercise price of each incentive stock option is determined by the Compensation Committee of the Company, and shall not be less than 100% of the fair market value of the stock on the grant date. Incentive stock options awarded to ten-percent owners of the Company’s common stock shall not have an exercise price of less than 110% of the fair market value of the stock on the grant date. Incentive stock options may only be granted to employees of the Company or a subsidiary.

Options become exercisable as determined at the date of the grant by the Compensation Committee or the Board, in the case of non-employee directors. No option under the 1999 Plan shall be exercisable after the expiration of ten years from the date of the grant. Options granted to a ten-percent owner of the Company shall not be exercisable after the expiration of five years from the date of the grant. The aggregate fair market value of stock purchased under the 1999 Plan by an employee during any calendar year shall not exceed $100,000. In the event that the purchased stock exceeds $100,000, the excess amount shall constitute a nonqualified stock option.

During 2003, options totaling 200,000 shares were granted to employees under the 1999 Plan. The options vest ratably over three years, and expire five years from the date of the grant. The weighted average purchase price of the common stock is $1.25 per share. The options were granted at or above the market value of the Company’s common stock.

During 2004, options totaling 1,082,000 shares were granted to employees and consultants under the 1999 Plan. The options vest ratably over three years, and expire five years from the date of the grant. The weighted average purchase price of the common stock is $7.92 per share. The options were granted at or above the market value of the Company’s common stock.

TEJAS INCORPORATED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002
A summary of the Company’s stock option and warrant activity, and related information for the years ended December 31, follows.

	2004		2003		2002
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Options	Price	Options	Price	Options	Price
Outstanding – beginning of year	644,126	$1.40	524,126	$2.77	965,838	$5.73
Granted	1,082,000	$7.92	200,000	$1.25	—	—
Exercised	(2,000)	$1.25	—	—	—	—
Forfeited	(244,126)	$1.63	(80,000)	$10.00	(441,712)	$9.24
Canceled	—	—	—	—	—	—
Outstanding – end of Year	1,480,000	$6.13	644,126	$1.40	524,126	$2.77

Exercisable – end of year	698,649	$4.69	510,786	$1.43	524,126	$2.77

The weighted average fair value of Company stock options, calculated using the Black Scholes option pricing model, granted during the years ended December 31, 2004 and 2003 were $0.54 and $0.17 per option, respectively.

The fair value of the options used to compute the pro forma amounts (Note 2(l)) is estimated using the Black Scholes option-pricing model with the following assumptions:

	2004	2003	2002
Risk-free interest rate	1.80%	3.01%	4.25%
Expected holding period	5 years	3 years	3 years
Expected volatility	.001	.001	.001
Expected dividend yield	0.00%	0.00%	0.00%

TEJAS INCORPORATED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002
The following table summarizes the Company’s options outstanding and exercisable options at December 31, 2004:

				Stock Options
	Stock Options Outstanding			Exercisable
		Average	Weighted		Weighted
		Remaining	Average		Average
		Contractual	Exercise		Exercise
Exercise Price	Shares	Life	Price	Shares	Price
$1.25	398,000	2.4 years	$1.25	337,997	$1.25
$4.50	280,000	4.4 years	$4.50	93,333	$4.50
$9.00	747,000	4.8 years	$9.00	248,987	$9.00
$9.90	35,000	4.8 years	$9.90	11,666	$9.90
$12.00	20,000	5.0 years	$12.00	6,666	$12.00

	1,480,000			698,649

(14)	Earnings Per Share

Basic earnings per share are based on the weighted average shares outstanding without any dilutive effects considered. Diluted earnings per share reflect dilution from all contingently issuable shares, including options and convertible notes issued. Contingently issuable shares are not included in the weighted average number of shares when the inclusion would increase earnings per share.

TEJAS INCORPORATED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002
Earnings per share is calculated as follows.

	2004	2003	2002
Basic earnings per share:
Net income	$7,281,404	847,130	290,052
Weighted average shares outstanding	3,025,048	3,024,048	3,024,048

Basic earnings per share	$2.41	0.28	0.10

Diluted earnings per share:
Net income	$7,281,404	847,130	290,052
Impact of assumed conversion of convertible debt	32,005	—	—

Income available to common stockholders after assumed conversions	$7,313,409	847,130	290,052

Weighted average shares outstanding	3,025,048	3,024,048	3,024,048
Effect of dilutive securities:
Options	415,344	103,704	27,358
Convertible debt	100,000	—	—

Weighted average shares outstanding	3,540,392	3,127,752	3,051,406

Diluted earnings per share	$2.07	0.27	0.10

The Company has included the dilutive effect of 1,480,000, 644,126 and 444,126 shares of the Company’s common stock for the years ended December 31, 2004, 2003 and 2002, respectively, in the computation of diluted earnings per share. Of the 1,480,000, 644,126 and 444,126 options issued by the Company, 415,344, 103,704 and 27,358 shares are included as dilutive securities on a weighted average basis for the years ended December 31, 2004, 2003 and 2002, respectively, as calculated under the Treasury Stock method. Options to purchase 80,000 shares of the Company’s common stock for the year ended December 31, 2002 were not included in the computation of diluted earnings per share because the options were antidilutive.

Options to purchase 200,000 shares of the Company’s common stock under the convertible notes payable were included in the computation of diluted earnings per share for the year ended December 31, 2004. Of the 200,000 shares, 100,000 were included as dilutive securities on a weighted average basis for the year ended December 31, 2004.

(15)	Off Statement of Financial Condition Risk

The Company is responsible to its clearing organization for payment of all transactions executed both on its behalf and on behalf of its customers. Therefore, the Company is exposed to off statement of financial condition risk in the event a customer cannot fulfill its commitment and the clearing organization must purchase or sell a financial instrument at prevailing market prices. The Company and its clearing organization seek to control risk associated with customer transactions through daily monitoring to assure margin collateral is maintained under regulatory and internal guidelines.

TEJAS INCORPORATED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002
The Company is exposed should National Financial Services, the Company’s clearing organization, be unable to fulfill its obligations for securities transactions.

The Company deposits its cash with financial institutions. Periodically such balances exceed applicable FDIC insurance limits. As of December 31, 2004 and 2003, the Company had balances of $1,686,154 and $310,608, respectively, in excess of FDIC insurance limits.

The Company had two investment banking customers that generated approximately 29% of the Corporation’s total revenue for 2004.

(16)	Industry Segment Data

The Company has two reportable segments: brokerage services and investment banking. The primary operating segment, brokerage services, includes sales, trading and market-making activities of the Company and encompasses both retail and institutional customer accounts. These segments require the commitment of significant human capital and financial resources, as well as industry specific skills. The investment banking segment participates in underwriting of corporate securities as managing underwriter and as a syndicate member, and provides advisory services to companies.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit or loss from operations before income taxes.

TEJAS INCORPORATED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002
The following table presents segment revenues, income before income tax expense, and assets for the year ended December 31, 2004.

		Investment
	Brokerage	Banking	Total
Revenues from external customers	$30,082,476	18,339,975	48,422,451
Interest revenue	296,621	—	296,621
Interest expense	216,481	—	216,481
Depreciation and amortization	123,017	—	123,017
Income before income tax expense	7,106,849	4,959,463	12,066,312

Segment assets	22,522,856	—	22,522,856
Capital expenditures	58,604	—	58,604
The following table presents segment revenues, income before income tax expense, and assets for the year ended December 31, 2003.

		Investment
	Brokerage	Banking	Total
Revenues from external customers	$25,558,868	72,799	25,631,667
Interest revenue	1,064,441	—	1,064,441
Interest expense	227,919	—	227,919
Depreciation and amortization	120,642	—	120,642
Income before income tax expense	1,515,284	14,000	1,529,284

Segment assets	8,356,453	—	8,356,453
Capital expenditures	56,239	—	56,239
The following table presents segment revenues, income before income tax expense, and assets for the year ended December 31, 2002.

		Investment
	Brokerage	Banking	Total
Revenues from external customers	$20,894,690	335,663	21,230,353
Interest revenue	56,058	—	56,058
Interest expense	263,968	—	263,968
Depreciation and amortization	132,067	—	132,067
Income before income tax expense	428,375	159,877	588,252

Segment assets	9,274,938	—	9,274,938
Capital expenditures	10,169	—	10,169

TEJAS INCORPORATED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002
(17)	Lease Commitments

The Company leases its office facilities and certain office equipment under operating and capital leases. The future minimum payments due under these leases as of December 31, 2004 are as follows:

	Operating	Capital
2005	$1,654,000	34,000
2006	1,087,000	20,000
2007	273,000	—
2008	74,000	—
2009	25,000	—

Minimum Commitments	$3,113,000	54,000

Less Interest		(2,000)

Net Present Value of Capital Lease Obligations		52,000

Office equipment, under capital leases, with a recorded cost of $96,716, net of depreciation of $55,534 as of December 31, 2004, collateralizes the above capital lease obligations and is included in the statements of financial condition under the caption of “Property and Equipment.” Depreciation expense for assets under capital lease was $32,239 and $23,295 in 2004 and 2003, respectively.

Rent expense amounted to approximately $1,504,000, $1,537,000 and $1,452,000 for the years ended December 31, 2004, 2003 and 2002, respectively. Rent expense is reported net of sublease revenue which is disclosed below.

In January 2005, the Company subleased its Houston, Texas office space. Under the terms of the sublease agreement, the future minimum payments to be received are approximately $48,000 in 2005 and $32,000 in 2006.

In June 2003, the Company subleased a portion of its Austin, Texas headquarters, furniture and equipment effective June 15, 2003 through February 2008. Under the terms of the sublease agreement, the future minimum payments to be received are approximately $106,000 in 2005 and 2006, and approximately $18,000 in 2007. During 2004 and 2003, the Company received approximately $92,000 and $35,000, respectively, in relation to this sublease agreement.

In December 2000, the Company subleased a portion of its Austin, Texas headquarters, furniture and equipment effective January 1, 2001 through March 2003. The Company received approximately $182,000 and $660,000 during 2003 and 2002, respectively, in relation to these sublease agreements.

In September 2002, the Company subleased its Atlanta, Georgia office space. Under the terms of the sublease agreement, the future minimum payments to be received are approximately $63,000 in 2005. The Company received approximately $91,000, $83,000 and $10,000 during 2004, 2003 and 2002, respectively, in relation to this sublease agreement.

TEJAS INCORPORATED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002
(18)	Contingencies

The Company is involved in various claims and legal actions that have arisen in the ordinary course of business. It is management’s opinion that liabilities, if any, arising from these actions will not have a significant adverse effect on the consolidated financial position or results of operations of the Company.

In October 2001, an officer of the Company purchased a liability of the Company in the amount of approximately $121,000 originally payable to a third party. The liability originated from the Merger (Note 1) and is now payable to the officer upon the Company’s successful listing on a national exchange.

(19)	Net Capital Requirements

Tejas Securities, as a registered fully licensed broker and dealer in securities, is subject to the Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1 of the Securities Exchange Act of 1934, as amended). Under this rule, Tejas Securities is required to maintain a minimum “net capital” and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1. Rule 15c3-1 also provides that equity capital may not be withdrawn or cash dividends paid by Tejas Securities if the resulting net capital ratio would exceed 10 to 1. At December 31, 2004, the minimum “net capital” requirement for Tejas Securities was $250,000. “Net capital” at December 31, 2004 aggregated $3,637,595. Tejas Securities’ ratio of aggregate indebtedness to net capital was 1.83 to 1 at December 31, 2004.

(20)	Other Related Party Transactions

On October 15, 2004, the Company entered into a purchase agreement with a member of the Company’s board of directors, and Seton Securities Group, Inc. (“Seton”), a broker-dealer controlled by that director, whereby the director and Seton would purchase the assets and operations of the Company’s New Jersey branch office by December 31, 2004 for nominal consideration. As part of the agreement with the director, Seton entered into a sublease agreement for the New Jersey office space for the remaining lease term. The sublease agreement will take effect upon the closing of the purchase agreement. The director exercised an option to extend the closing date to June 30, 2005 in exchange for consideration of $10,000 payable to the Company. Additionally, the Company entered into a memorandum of understanding whereby the Company would maintain a trading account on behalf of Seton, and the net profits from the trading account would be paid to Seton. As of December 31, 2004, the Company had paid Seton approximately $50,000, which represented the net profit on the trading account.

The employees, officers and management of the Company may maintain personal accounts with the Company. When the Company executes securities transactions on behalf of its employees, officers and management, those transactions are executed at current market prices, plus execution costs. All officers of the Company, one of which is a majority owner, routinely conduct such transactions for their own accounts, and management of the Company deems the transactions to be arms length transactions. The majority owner of the Company also makes many of the proprietary trading decisions for the Company, including securities transactions between that individual and the Company.

TEJAS INCORPORATED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002
(21)	Subsequent Events

On February 22, 2005, the Company purchased an office building through its newly formed wholly-owned subsidiary, TI Building Partnership, Ltd. The Company plans on relocating its Austin, Texas headquarters during 2005 to the new Austin location. The office building was purchased at a price of approximately $3,470,000, with $2,200,000 being financed through a credit union. The loan agreement accrues interest at a rate of 5.75% per annum, with monthly installments of $18,840 through February 2011, at which time the outstanding principal and accrued interest shall be due and payable.

On February 3, 2005, the Company issued 1,600,000 shares of its common stock through a secondary public offering. As a result of the offering, the Company received approximately $23,629,000 in net proceeds. On February 25, 2005, the underwriter for the secondary public offering exercised their option to purchase an additional 60,000 shares of the Company’s common stock. As a result of the option exercise, the Company received approximately $888,000 in net proceeds.

On February 10, 2005, the Company repaid the remaining balance of $1,730,000, plus interest, from the February 2004 term loan agreement with a bank with proceeds from the February 2005 secondary public offering.

(22)	Quarterly Results (Unaudited)

The following tables set forth selected quarterly consolidated statements of operations information for the years ended December 31, 2004 and 2003.

	First	Second	Third	Fourth
2004	Quarter	Quarter	Quarter	Quarter
Total revenue	$6,033,379	7,527,704	4,998,715	30,120,498
Income (loss) before income tax expense (benefit)	259,124	1,219,540	(814,973)	11,402,621
Net income (loss)	144,336	718,129	(538,550)	6,957,489
Basic earnings (loss) per share:
Net income (loss)	0.05	0.24	(0.18)	2.30
Diluted earnings (loss) per share:
Net income (loss)	0.04	0.24	(0.18)	1.98

	First	Second	Third	Fourth
2003	Quarter	Quarter	Quarter	Quarter
Total revenue	$9,374,121	5,657,298	5,615,273	5,937,068
Income before income tax expense	818,481	104,474	300,792	305,637
Net income	485,629	53,791	169,856	137,854
Basic earnings per share:
Net income	0.16	0.02	0.06	0.04
Diluted earnings per share:
Net income	0.16	0.02	0.05	0.04

TEJAS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	June 30,	December 31,
	2005	2004
	(Unaudited)
Assets
Cash and cash equivalents	$726,874	1,959,719
Cash held in escrow	2,000,000	—
Receivable from clearing organization	2,284,769	3,737,741
Receivables from employees and stockholders	20,507	20,000
Securities owned, at market value	41,023,860	15,956,971
Property and equipment, net	6,358,416	265,238
Goodwill	138,215	138,215
Prepaid expenses and other assets	806,165	444,972

Total assets	$53,358,806	22,522,856

Liabilities and Stockholders’ Equity

Accounts payable, accrued expenses and other liabilities	$4,876,681	5,923,979
Securities sold, not yet purchased	2,305,457	90,838
Federal income tax payable	843,060	1,664,171
Deferred tax liability, net	2,229,529	1,398,759
Notes payable	3,946,614	1,800,000
Notes payable to stockholder	1,000,000	1,000,000
Total liabilities	15,201,341	11,877,747

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value 100,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value 30,000,000 shares authorized; 4,700,713 and 3,026,048 issued and outstanding at June 30, 2005 and December 31, 2004, respectively	4,701	3,026
Additional paid in capital	26,688,820	2,223,267
Retained earnings	11,463,944	8,418,816

Total stockholders’ equity	38,157,465	10,645,109

Total liabilities and stockholders’ equity	$53,358,806	22,522,856

See accompanying notes to consolidated financial statements.

TEJAS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Operations (Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenue:
Commissions from agency transactions	$1,405,374	1,647,271	3,393,129	2,374,446
Commissions from principal transactions	2,188,206	3,805,257	6,738,713	8,576,637
Underwriting and investment banking income	11,782,615	2,342,279	15,891,910	2,368,170
Net dealer inventory and investment income (loss), net of trading interest expense of $3,060, $26,132, $3,060 and $38,776, for the three and six months ended June 30, 2005 and 2004, respectively	(1,725,487)	(296,392)	254,962	196,930
Other income	99,425	29,289	226,167	47,900

Total revenue	13,750,133	7,527,704	26,504,881	13,564,083

Expenses:
Commissions, employee compensation and benefits	9,068,935	4,355,082	15,674,994	8,709,828
Clearing and floor brokerage	163,041	150,320	407,430	305,799
Communications and occupancy	536,407	436,127	1,103,991	936,845
Professional fees	847,781	738,194	1,251,355	921,971
Interest, including $24,932 and $49,589 for the three and six month ended June 30, 2005 to related parties	73,369	36,449	134,275	56,416
Other	1,836,259	591,992	2,984,259	1,151,560

Total expenses	12,525,792	6,308,164	21,556,304	12,082,419

Income before income tax expense	1,224,341	1,219,540	4,948,577	1,481,664

Income tax expense	521,790	501,411	1,903,449	616,199

Net income	$702,551	718,129	3,045,128	865,465

Earnings per share:
Basic	$0.15	0.24	0.70	0.29

Diluted	$0.13	0.21	0.58	0.25

Weighted average shares outstanding:
Basic	4,698,243	3,024,048	4,336,034	3,024,048

Diluted	5,640,767	3,425,924	5,304,439	3,399,142

See accompanying notes to consolidated financial statements.

TEJAS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)

	For the Six Months Ended
	June 30,
	2005	2004
Cash flows from operating activities:
Net income	$3,045,128	862,465
Adjustments to reconcile net income to net cash used in operating activities:
Deferred tax expense/(benefit)	830,770	(43,158)
Depreciation and amortization expense	113,622	60,858
Non-cash compensation expense	—	78,635
Changes in operating assets and liabilities Receivable from/payable to clearing organization	1,452,972	936,551
Receivables from employees and stockholders	(507)	36,567
Federal income tax receivable	—	164,147
Securities owned	(25,066,889)	(4,063,170)
Other investment	—	1,155,000
Prepaid expenses and other assets	(361,193)	(625,785)
Accounts payable, accrued expenses and other liabilities	(1,178,812)	669,516
Securities sold, not yet purchased	2,214,619	10,906
Federal income tax payable	(821,111)	334,463

Net cash used in operating activities	(19,771,401)	(423,005)

Cash flows from investing activities:
Cash held in escrow	(2,000,000)	—
Purchase of property and equipment	(6,206,800)	(5,467)

Net cash used in investing activities	(8,206,800)	(5,467)

Cash flows from financing activities:
Payments on capital lease	131,514	(16,990)
Proceeds from notes payable, net of repayments	2,146,614	564,900
Proceeds from issuance of common stock	24,467,228	—

Net cash provided by financing activities	26,745,356	547,910

Net (decrease) increase in cash and cash equivalents	(1,232,845)	119,438

Cash and cash equivalents at beginning of period	1,959,719	551,857

Cash and cash equivalents at end of period	$726,874	671,295

Supplemental disclosures:
Interest paid	$117,920	56,416
Taxes paid	$1,809,724	131,465
Summary of non-cash transactions:
In January 2004, the Company forgave $50,000 of an officer’s note receivable which has been recorded as compensation expense.

In May 2004, the Company forgave $28,635 of a note receivable from an employee which has been recorded as compensation expense.
See accompanying notes to consolidated financial statements.

(1) General
Tejas Incorporated, a Delaware corporation (“Tejas”), is a holding company whose primary operating subsidiary is Tejas Securities Group, Inc., a Texas corporation (“TSG”). TSG is engaged in the business of providing brokerage and related financial services to institutional and retail customers nationwide. References to the “Company” within the Form 10-Q are to Tejas and its subsidiaries.
Tejas was incorporated as a shell corporation in New York on July 18, 1990, and made an initial public offering in November 1991. On August 27, 1999, Tejas was acquired by TSG in a reverse merger. On August 29, 2001, Tejas acquired all of the outstanding minority interest in TSG.
On November 8, 2004, Tejas’ board of directors declared a 100% stock dividend payable on November 22, 2004 to holders of record as of November 21, 2004. The stock dividend was paid on November 22, 2004, resulting in the issuance of 1,513,024 shares of Tejas’ common stock. As a result of this stock dividend, earnings per share amounts and all share amounts for prior periods as disclosed on the consolidated statements of financial condition, consolidated statements of operations and notes to the unaudited consolidated financial statements have been restated to reflect the shares outstanding as though the stock dividend had taken effect in the earliest period presented.
On February 3, 2005, Tejas issued 1,600,000 shares of its common stock through a secondary public offering. On February 25, 2005, the underwriter for the secondary public offering exercised their option to purchase an additional 60,000 shares of Tejas’ common stock.
On June 6, 2005, Tejas’ shareholders approved a proposal to amend Tejas’ Certificate of Incorporation to authorize the issuance of up to 100,000 shares of preferred stock upon terms to be established by Tejas’ board of directors and to increase the number of shares of common stock which Tejas has the authority to issue from 10,000,000 to 30,000,000. On June 29, 2005, Tejas filed a Certificate of Amendment to the Certificate of Incorporation to effect these measures. On August 9, 2005, Tejas’ board of directors designated 1,000 shares of Tejas’ authorized preferred stock as Series A Convertible Preferred Stock pursuant to a Certificate of Designations for Series A Convertible Preferred Stock which is filed as Exhibit 10.1 hereto, the terms of which are incorporated herein by reference.
Tejas’ business is conducted from its headquarters at 8226 Bee Caves Road, Austin, Texas, with a branch office in Clayton, Missouri. Tejas is a registered broker-dealer and investment advisor offering: (i) brokerage services to retail and institutional customers; (ii) high quality investment research to institutional and retail customers; (iii) market-making activities in stocks traded on the Nasdaq National Market System and other national exchanges; and (iv) investment banking services.
The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with the instructions for Form 10-Q and, therefore should be read in conjunction with the Company’s 2004 Form 10-K. All adjustments (consisting of only normal recurring adjustments) that are necessary in the opinion of management for a fair presentation of the interim consolidated financial statements have been included. The results of operations for the three and six months ended June 30, 2005 are not necessarily indicative of the results for the year ending December 31, 2005.

In December 2002, the Financial Accounting Standards Board issued SFAS No. 148 (“SFAS 148”), Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of FASB Statement No. 123. SFAS 148 amends Financial Accounting Standards Board Statement No. 123 (“SFAS 123”), Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirement of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the fair value based method of accounting for stock-based employee compensation for those companies that have elected to continue to apply Accounting Principles Board Opinion No. 25 (“APB 25”), Accounting for Stock Issued to Employees. The Company has elected to continue to apply the provisions of APB 25 to its fixed-plan stock options. The adoption of SFAS 148 did not have an impact on the Company’s consolidated financial position or results of operations.
The pro forma disclosures below use the fair value method of SFAS No. 123 to measure compensation expense for stock-based employee compensation plans. There were no stock based employee compensation costs included in the determination of net income as reported for the three and six months ended June 30, 2005 and 2004, respectively.

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Net income as reported for Basic	$702,551	718,129	3,045,128	862,465
Deduct or add stock-based compensation expense determined under the fair value based method	(69,714)	(6,215)	(136,472)	(10,006)

Pro forma net income for Basic	$632,837	711,914	2,908,656	852,459

Net income as reported for Diluted	$719,006	718,129	3,077,857	862,465

Deduct or add stock-based compensation expense determined under the fair value based method	(69,714)	(6,215)	(136,472)	(10,006)

Pro forma net income for Diluted	$649,292	711,914	2,941,385	852,459

Earnings per share:
Basic — as reported	$0.15	0.24	0.70	0.29
Basic — pro forma	$0.13	0.24	0.67	0.28

Diluted — as reported	$0.13	0.21	0.58	0.25
Diluted — pro forma	$0.12	0.21	0.55	0.25

The fair value of stock options granted was estimated at the date of grant using the Black-Scholes option-pricing model. This model was developed for use in estimating fair value of publicly traded options that have no vesting restrictions and are fully transferable. Additionally, the model requires the input of highly subjective assumptions. Because the Company’s employee stock options have characteristics significantly different from those of publicly traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the Black-Scholes option-pricing model does not necessarily provide a reliable single measure of the fair value of the Company’s employee stock options.
(2) Net Capital
TSG is subject to SEC Rule 15c3-1, Net Capital Requirements For Brokers or Dealers (the “Rule”), which establishes minimum net capital requirements for broker-dealers. The Rule is designed to measure financial integrity and liquidity in order to assure the broker-dealer’s financial stability within the securities market. The net capital required under the Rule depends in part upon the activities engaged in by the broker-dealer.
TSG elects to use the basic method of the Rule, which requires it to maintain minimum net capital equal to the greater of $250,000 or 6-2/3% of aggregate indebtedness. Minimum net capital requirements may be as great as $1,000,000 depending upon the number and value of securities in which TSG makes markets. As of June 30, 2005, TSG’s net capital of $8,909,667 was $8,582,177 in excess of the minimum required. TSG’s ratio of aggregate indebtedness to net capital was 0.55 to 1 at June 30, 2005.
(3) Securities Owned And Securities Sold, Not Yet Purchased
At June 30, 2005 and December 31, 2004, securities owned and sold, not yet purchased consisted of the following:

	2005		2004
		Sold, not yet		Sold, not yet
	Owned	purchased	Owned	purchased
State and municipal obligations	$—	—	20,000	59,490
US Government bonds	981,492	—	—	—
Corporate bonds and notes	11,675,705	615,000	23,813	24,750
Equity securities	18,478,713	1,690,457	6,997,658	6,598
Warrants	9,887,950	—	8,915,000	—

	$41,023,860	2,305,457	15,956,971	90,838

For the six months ended June 30, 2005, the unrealized gain associated with securities owned and securities sold, not yet purchased was $27,306. Approximately 13% of the value of total assets as of June 30, 2005 related to a single equity security.
(4) Notes Payable
On February 17, 2004, the Company entered into an agreement with First United Bank to borrow $2,500,000 for operating and financing purposes. The loan was due on demand or by February 15, 2007 if no demand was made. The loan accrued interest at prime plus 2% and was to be repaid in equal monthly payments of $70,000, plus accrued interest, commencing on March 15, 2004. On February 10, 2005, the loan was paid in full with proceeds from the Company’s February 3, 2005 secondary public offering.

On July 7, 2004, the Company entered into a subordinated convertible promissory note agreement with Salter Family Partners, Ltd., a family limited partnership controlled by Mark M. Salter, the Company’s Chief Executive Officer, to borrow $1,000,000 for operating purposes. Under the terms of the promissory note, the Company will make quarterly interest payments at a rate of 10% per annum. The promissory note is unsecured. The maturity date of the note is December 1, 2005, at which time all remaining unpaid principal and interest is due. If (i) the closing price of the Company’s common stock is less than $1.00 per share for ten consecutive trading days, (ii) Mr. Salter is no longer employed by us (other than by death or disability), or (iii) the net liquidating equity of TSG held at its clearing organization as of the last business day of a calendar month is less than $2,000,000, then an event of default will exist under the promissory note and Mr. Salter is entitled to declare the amounts outstanding under the promissory note immediately due and payable. The promissory note is convertible at any time into the Company’s common stock in an amount equal to the unpaid principal divided by the conversion price of $5.00 per share. The promissory note originally required the Company to designate a series of preferred stock by July 1, 2005, which the promissory note could be convertible into at any time. On June 30, 2005, Salter Family Partners, Ltd. extended the date by which the Company was required to designate a series of preferred stock to August 31, 2005. On August 9, 2005, the Company’s board of directors designated 1,000 shares of the Company’s authorized preferred stock as Series A Convertible Preferred Stock pursuant to a Certificate of Designations for Series A Convertible Preferred Stock which is filed as Exhibit 10.1 hereto, the terms of which are incorporated herein by reference. In addition, the Company amended the terms of the promissory note so that Mr. Salter may convert the promissory note into the Company’s Series A Convertible Preferred Stock in an amount equal to the unpaid principal divided by a conversion price of $1,000 per share. The promissory note is convertible until the note is repaid. The Company has also granted Mr. Salter, through Salter Family Partners, Ltd., certain piggyback registration rights for the shares into which the promissory note may be converted. The balance of the promissory note was $1,000,000 at June 30, 2005.
On February 22, 2005, the Company borrowed $2.2 million from Commercial Credit Union, or CCU, to finance in part the purchase price of an office building. The borrowing accrues interest at a rate of 5.75% per annum, with monthly payments of $13,840 through February 2011, at which time the outstanding principal and accrued interest shall be due and payable. The building and real property on which it sits secures the repayment of such borrowing. In connection with this acquisition, John J. Gorman, the Company’s Chairman, agreed to (1) indemnify CCU against any losses incurred by CCU as a result of any violations of environmental laws or certain building laws related to such real property and (2) provide a limited guarantee of the Company’s performance under certain provisions of the deed of trust entered into in connection with such financing. The balance of the promissory note was $2,190,762 at June 30, 2005.
On May 10, 2005, the Company borrowed $1,760,000 from First United Bank to finance in part the purchase price of an office building. Pursuant to the terms of a promissory note, the borrowing accrues interest at a rate of 6.75% per annum, with monthly installments of $13,388 through May 2010, at which time the outstanding principal and accrued interest on the note shall be due and payable. The building and real property in which it sits secures the repayment of such borrowing. The balance of the promissory note was $1,755,852 at June 30, 2005.

(5) Earnings Per Share
Basic earnings per share are based on the weighted average shares outstanding without any dilutive effects considered. Diluted earnings per share reflects dilution from all contingently issuable shares, including options issued during the three and six month periods ended June 30, 2005 and 2004. Contingently issuable shares are not included in the weighted average number of shares when the inclusion would increase net income per share or decrease the net loss per share.
Earnings per share are calculated as follows.

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
BASIC EARNINGS PER SHARE:
Net income	$702,551	718,129	3,045,128	862,465
Weighted average shares outstanding	4,698,243	3,024,048	4,336,034	3,024,048

Basic earnings per share	$0.15	0.24	0.70	0.29

DILUTED EARNINGS PER SHARE:
Net income	$702,551	718,129	3,045,128	862,465
Add: Interest on 10% convertible debt	16,455	—	32,729	—

Net income available to common stockholders after assumed conversion	719,006	718,129	3,077,857	862,465

Weighted average shares outstanding	4,698,243	3,024,048	4,336,034	3,024,048
Effect of dilutive securities:
Options	742,524	401,876	768,405	375,094
10% convertible debt	200,000	—	200,000	—

Weighted average shares outstanding	5,640,767	3,425,924	5,304,439	3,399,142

Diluted earnings per share	$0.13	0.21	0.58	0.25
Options to purchase 1,775,335 and 1,800,000 shares of the Company’s common stock for the three and six months ended June 30, 2005, respectively, were included in the computation of diluted earnings per share. Of the 1,775,335 and 1,800,000 options issued by the Company, 742,524 and 768,405 shares were included as dilutive securities on a weighted average basis for the three and six months ended June 30, 2005, respectively, as calculated under the Treasury Stock method. Options to purchase 200,000 shares of the Company’s common stock under the convertible notes payable for the three and six months ended June 30, 2005 were included in the computation of diluted earnings per share. Options to purchase 924,126 shares of the Company’s common stock for the three and six months ended June 30, 2004 were included in the computation of diluted earnings per share. Of the 924,126 options issued by the Company, 401,876 and 375,094 shares were included as dilutive securities on a weighted average basis for the three and six months ended June 30, 2004, respectively, as calculated under the Treasury Stock method.

(6) Industry Segment Data
The Company has two reportable segments: brokerage services and investment banking. The primary operating segment, brokerage services, includes sales, trading and market-making activities of the Company and encompasses both retail and institutional customer accounts. The investment-banking segment participates in underwriting of corporate securities as a managing underwriter and a syndicate member, and provides advisory services to companies. These segments require the commitment of significant human capital and financial resources, as well as industry specific skills.
The following table presents segment revenues, income before income tax expense, and assets for the six months ended June 30, 2005.

		Investment
	Brokerage	Banking	Total
Revenues from external customers	$10,422,417	15,891,910	26,314,327
Interest revenue	193,614	—	193,614
Interest expense	137,335	—	137,335
Depreciation and amortization	113,622	—	113,622
Income (loss) before income tax expense (benefit)	(2,307,284)	7,255,861	4,948,577

Segment assets	53,358,806	—	53,358,806
Capital expenditures	6,206,800	—	6,206,800
The following table presents segment revenues, income before income tax expense, and assets for the six months ended June 30, 2004:

		Investment
	Brokerage	Banking	Total
Revenues from external Customers	$11,010,987	2,368,170	13,379,157
Interest revenue	220,702	—	220,702
Interest expense	95,192	—	95,192
Depreciation and amortization	60,858	—	60,858
Income (loss) before income tax expense (benefit)	(332,759)	1,145,905	1,478,664

Segment assets	11,718,264	—	11,718,264
Capital expenditures	5,467	—	5,467
(7) Subsequent Event
On August 1, 2005, the Company relocated its corporate headquarters from leased office space to a building the Company acquired on February 22, 2005. As a result of the relocation, the Company recorded a liability in the amount of $800,000 representing the amounts owed under the office lease, net of anticipated sublease receipts through the termination of the office lease for the Company. Under the terms of the office lease agreement, the Company has future lease payments of approximately $1.2 million and anticipated sublease receipts of approximately $400,000. In addition, the Company recognized approximately $300,000 in deferred tax assets as a result of this transaction.

(8) Business Combination
On July 1, 2005, the Company completed its acquisition of Capital & Technology Advisors Inc., or C&TA, a privately-held, full-service advisory and consulting firm based in Albany, New York. Pursuant to an Agreement and Plan of Merger by and among the Company, Tejas Acquisition Corp. (the “Merger Sub”), C&TA, and each of Niskayuna Development LLC, Wayne Barr, Jr., Shawn O’Donnell, Patrick Doyle and John P. Bade (together, Niskayuna and such individuals, the “Shareholders”), the Merger Sub merged with and into C&TA and the surviving entity became a wholly-owned subsidiary of the Company’s. The total consideration paid by the Company in exchange for the outstanding capital stock of C&TA was approximately $44.9 million, consisting of cash in the amount of $3.0 million, which was paid out of the Company’s cash reserves on the closing date, and 3,157,895 shares of the Company’s common stock valued at $12.63 per share. A deposit of $2.0 million had previously been paid to C&TA as paying agent for the Shareholders in connection with the execution of the letter of intent relating to the merger. Of the consideration paid by the Company, 309,316 shares of the Company’s common stock are being held in escrow, pursuant to an escrow agreement, for a period of two years following the closing date, to satisfy possible indemnification claims made by the Company under the Agreement and Plan of Merger. The total purchase consideration, including approximately $0.5 million in transaction costs, has been allocated to the assets acquired, identifiable intangible assets and liabilities assumed, based on the respective fair values at the date of acquisition. The remaining portion of the total purchase consideration will be allocated to goodwill. Goodwill is assigned at the enterprise level and is not expected to be deductible for income tax purposes. Management expects to finalize the purchase price allocation in the third quarter of 2005 as initial accounting estimates are resolved.

BOLLAM, SHEEDY, TORANI & CO. llp
Certified Public Accountants
Albany, New York
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Members
Communication Technology Advisors LLC and
     Capital & Technology Advisors LLC
     We have audited the accompanying combined balance sheets of Communication Technology Advisors LLC and Capital & Technology Advisors LLC (formed October 2003) as of December 31, 2004 and 2003, and the related combined statements of operations, changes in members’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These combined financial statements are the responsibility of Communication Technology Advisors LLC’s and Capital & Technology Advisors LLC’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. Communication Technology Advisors LLC and Capital & Technology Advisors LLC are not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for purposes of expressing an opinion on the effectiveness of Communication Technology Advisors LLC’s and Capital & Technology Advisors LLC’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Communication Technology Advisors LLC and Capital & Technology Advisors LLC as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.
Bollam, Sheedy, Torani & Co. llp
Albany, New York
June 23, 2005
An Independent Member of the RSM McGladrey Network

COMMUNICATION TECHNOLOGY ADVISORS LLC
AND CAPITAL & TECHNOLOGY ADVISORS LLC
COMBINED BALANCE SHEETS
December 31,

	2004	2003
ASSETS

CURRENT ASSETS
Cash	$98,301	$65,692
Cash held in escrow	525,008	—
Short-term investments	851,157	—
Accounts receivable	509,582	1,088,774
Investment in Evident Technologies, Inc.	310,257	274,699

Total current assets	2,294,305	1,429,165

OTHER ASSETS	7,674	7,674

TOTAL ASSETS	$2,301,979	$1,436,839

LIABILIITES AND MEMBERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$149,377	$43,463
Subscription payable	—	105,744
Deferred revenue	37,500	465,000

Total current liabilities	186,877	614,207

MEMBERS’ EQUITY	2,115,102	822,632

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$2,301,979	$1,436,839

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

COMMUNICATION TECHNOLOGY ADVISORS LLC
AND CAPITAL TECHNOLOGY ADVISORS LLC
STATEMENTS OF INCOME
Years Ended December 31,

	2004	2003	2002
REVENUES	$19,044,120	$7,363,673	$4,197,970

COST OF CONSULTING
Consultants	7,024,989	1,982,626	2,277,708
Communications	38,869	36,599	6,611
Reimbursed expenses	383,850	333,237	162,106
Transportation	44,815	87,573	79,565

	7,492,523	2,440,035	2,525,990

Gross profit	11,551,597	4,923,638	1,671,980

OPERATING EXPENSES
Salaries	284,088	85,173	—
Employee benefits and related costs	31,281	11,034	—
Contributions	69,480	40,735	84,800
Guaranteed payments	19,286	36,058	169,000
Insurance	—	—	1,287
Office expense	47,009	25,931	3,657
Professional fees	90,862	45,475	5,684
Rent	156,899	73,576	10,400
Other	16,492	22,830	—

	715,397	340,812	274,828

Income from operations	10,836,200	4,582,826	1,397,152

OTHER INCOME	886,255	18,000	—

Net income	$11,722,455	$4,600,826	$1,397,152

The accompanying Notes to Financial Statements are an integral part of these statements.

COMMUNICATION TECHNOLOGY ADVISORS LLC
AND CAPITAL TECHNOLOGY ADVISORS LLC
STATEMENTS OF CHANGES IN MEMBERS’ EQUITY
Years Ended December 31,

	2004	2003	2002
MEMBERS’ EQUITY, beginning of year	$822,632	$(204,367)	$18,270

Net income	11,722,455	4,600,826	1,397,152

Contributions	—	—	118,900

Distributions	(10,429,985)	(3,573,827)	(1,738,689)

MEMBERS’ EQUITY (DEFICIT), end of year	$2,115,102	$822,632	$(204,367)

The accompanying Notes to Financial Statements are an integral part of these statements.

COMMUNICATION TECHNOLOGY ADVISORS LLC
AND CAPITAL TECHNOLOGY ADVISORS LLC
STATEMENTS OF CASH FLOWS
Years Ended December 31,

	2004	2003	2002
CASH FLOWS PROVIDED (USED) BY OPERATING ACTIVITIES
Net income	$11,722,455	$4,600,826	$1,397,152
Adjustments to reconcile net income to net cash provided (used) by operating activities
Consulting provided to satisfy subscription payable	—	(52,000)	(17,000)
Unrealized gain on short-term investments	(765,025)	—	—
Short-term investments received as compensation	(86,132)	—	—
(Increase) decrease in
Accounts receivable	579,192	(758,872)	(329,903)
Other assets	—	(7,674)	—
Increase (decrease) in
Accounts payable	105,914	(373,353)	416,815
Deferred revenue	(427,500)	250,000	205,000

	11,128,904	3,658,927	1,672,064

CASH FLOWS PROVIDED (USED) BY INVESTING ACTIVITIES
Cash held in escrow	(525,008)	—	—
Payments of subscription payable	(105,744)	—	(48,000)
Investment in Evident Technologies, Inc.	(35,558)	(25,000)	—

	(666,310)	(25,000)	(48,000)

CASH FLOWS PROVIDED (USED) BY FINANCING ACTIVITIES
Member contributions	—	—	118,900
Member distributions	(10,429,985)	(3,573,827)	(1,738,689)

	(10,429,985)	(3,573,827)	(1,619,789)

Net increase in cash	32,609	60,100	4,275

CASH, beginning of year	65,692	5,592	1,317

CASH, end of year	$98,301	$65,692	$5,592

The accompanying Notes to Financial Statements are an integral part of these statements.

COMMUNICATION TECHNOLOGY ADVISORS LLC
AND CAPITAL & TECHNOLOGY ADVISORS LLC
NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2004, 2003, and 2002
NOTE A — SUMMARY OF ACCOUNTING POLICIES
1. Operations and Principles of Combination
Communication Technology Advisors LLC (CTA) is a Delaware limited liability company formed during 2001. CTA has a perpetual life in accordance with its Limited Liability Company Agreement.
Capital & Technology Advisors LLC (C&TA) is a Delaware limited liability company formed during October 2003. C&TA will dissolve no later than December 31, 2013, in accordance with its Limited Liability Company Agreement.
No member shall be personally liable for any liabilities or obligations of the Company.
CTA and C&TA are full service advisory and consulting firms that provide operational, financial restructuring, and merger and acquisition related advice to clients primarily in the telecommunications and technology sectors.
The financial statements of CTA and C&TA for the years ended December 31, 2004 and 2003 (collectively referred to as “Companies” hereinafter) are combined because each company is owned and controlled by the same members. All significant intercompany accounts and transactions have been eliminated in combination.
The financial statement information presented herein for the year ended December 31, 2002, represents the activity of CTA only.
On June 22, 2005, CTA and C&TA were merged with and into Capital & Technology Advisors, Inc., and the separate existence of CTA and C&TA ceased.
A summary of the significant accounting policies consistently applied in the preparation of the accompanying combined financial statements follows.
2. Basis of Accounting
The Companies use the accrual basis of accounting for financial statement reporting purposes.
Preparing the Companies’ combined financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates.
3. Cash Held in Escrow
Cash held in escrow represents amounts deposited into an escrow account for the 2005 purchase of Evident Technologies, Inc. Series C Preferred Stock.
4. Short-Term Investments
The Companies’ short-term investments are comprised of warrants, which have been classified as trading securities.

COMMUNICATION TECHNOLOGY ADVISORS LLC
AND CAPITAL & TECHNOLOGY ADVISORS LLC
NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2004, 2003, and 2002
NOTE A — SUMMARY OF ACCOUNTING POLICIES — Continued
4. Short-Term Investments — Continued
The Companies periodically receive equity securities, including warrants, as part of their compensation for their engagements. These securities are valued at the intrinsic value at the time the engagement is completed and are included in revenues. The Companies may distribute the equity securities to their employees or members through compensation agreements based upon the intrinsic value.
5. Accounts Receivable
Accounts receivable are recorded at the invoiced amount (and do not bear interest) less an estimate made for doubtful accounts, which is based on collection history and a review of open accounts by management. Based on review of outstanding accounts receivable at December 31, 2004 and 2003, management feels that no allowance is necessary at this time.
6. Investment in Evident Technologies, Inc.
Investee companies not accounted for under the combination method of accounting are accounted for under the cost method of accounting. Under this method, the Companies’ share of the earnings or losses of such Investee companies is not included in the combined balance sheets or combined statements of income. However, impairment charges are recognized in the combined statement of income. If circumstances suggest that the value of the Investee company has subsequently recovered, such recovery is not recorded.
When a cost method Investee company initially qualifies for use of the equity method, the Companies’ carrying value is adjusted for the Companies’ share of the past results of the Investee’s operations. Therefore, prior losses could significantly decrease the Companies’ carrying value in that Investee company at that time.
It is not practicable to estimate the fair value of the Companies’ 2.6% investment in the stock of Evident Technologies, Inc., a producer of patentable materials and technologies for the communication and biotechnology industries, because of the lack of quoted market prices and the inability to estimate fair value without incurring excessive costs. However, management believes that the carrying amount (on the cost method) of $310,257 and $274,699 at December 31, 2004 and 2003, respectively, was not impaired.
The stock subscription liability related to the investment was $105,474 at December 31, 2003. The liability was paid in full during 2004.
7. Revenue Recognition
Monthly advisory fees are recognized as services are provided over the term of the agreement. Monthly fees billed in advance are reflected herein as deferred revenue.
Reimbursements, including those relating to travel and other out-of-pocket expenses, are included in revenues, and the related expenses are included in cost of consulting.
Revenues associated with success and transaction fees are recognized when services related to the underlying transaction are determined to have been completed by all parties.

COMMUNICATION TECHNOLOGY ADVISORS LLC
AND CAPITAL & TECHNOLOGY ADVISORS LLC
NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2004, 2003, and 2002
NOTE A — SUMMARY OF ACCOUNTING POLICIES — Continued
8. Income Taxes
As limited liability companies, the Companies’ taxable income or loss is allocated to members in accordance with their respective ownership percentage. Therefore, no provision or liability for income taxes has been included in the combined financial statements.
NOTE B — SHORT-TERM INVESTMENTS
At December 31, 2004, short-term investments consisted entirely of warrants with fair values of $851,157.
Unrealized gains for the year ended December 31, 2004, were $765,024 and reported herein as other income.
All of the Companies’ warrants were distributed to the members during 2005.
NOTE C — REVENUES
A summary of the Companies’ revenue by service line is as follows:

		Years Ended
		December 31,
	2004	2003	2002
Monthly retainer fees	$11,124,740	$7,363,673	$4,197,970
Success or transaction fees	7,919,380	—	—

	$19,044,120	$7,363,673	$4,197,970

NOTE D — COMMITMENTS AND CONTINGENCIES
1. Operating Leases
CTA leases office space in Albany, New York under a noncancellable lease agreement expiring during December 2005. The lease requires monthly payments of $3,333 through June 2005 and $3,381 for the remainder of the lease.
C&TA leases office space in Reston, Virginia under a sublease agreement. The term of this lease expires during September 2005, The monthly lease payment increased in October 2004 from $7,674 to $7,981. As part of the agreement, C&TA also leases 16 telephone desk units for $250 per month and office furniture for $600 per month.
CTA entered into a noncancellable lease for an office copier. The lease requires 36 monthly rental payments of $260. The lease will expire during April 2007.

COMMUNICATION TECHNOLOGY ADVISORS LLC
AND CAPITAL & TECHNOLOGY ADVISORS LLC
NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2004, 2003, and 2002
NOTE D — COMMITMENTS AND CONTINGENCIES — Continued
1. Operating Leases — Continued
Rent expense under all operating lease agreements for the years ended December 31, 2004, 2003, and 2002, was approximately $151,100, $65,650, and $-0-, respectively.
A summary of the required future minimum rental annual lease payments is as follows:

For the year ending December 31,	2005	$122,937
	2006	3,123
	2006	1,301

		$127,361

2. Significant Customers
During 2004, the two largest customers accounted for 31% and 20% of consulting revenue. During 2003, the four largest customers accounted for 41%, 15%, 12%, and 11% of consulting revenue. During 2002, CTA’s four largest customers accounted for 32%, 24%, 20%, and 11% of consulting revenue.
At December 31, 2003, three of the Companies’ four largest customers accounted for 60% of total accounts receivable.
3. Concentration of Credit Risk
The Companies maintain cash balances at one financial institution which, at times, may exceed federally-insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. At various times during the years ended December 31, 2004 and 2003, there were balances in excess of the FDIC-insured amounts.
NOTE E — SUBSEQUENT EVENTS
1. Capital & Technology Advisors Inc.
On February 15, 2005, the members of each of Communication Technology Advisors LLC and Capital & Technology Advisors LLC contributed their membership interests in those entities to Capital & Technology Advisors, Inc. (the “Corporation”), a Delaware corporation formed on January 25, 2005. In exchange for their membership interests, the members of each of Communication Technology Advisors LLC and Capital & Technology Advisors LLC each received one share of Corporation common stock, par value $0.01 per share, for each membership unit held by such member. On June 22, 2005, Communication Technology Advisors LLC and Capital & Technology Advisors LLC were merged with and into the Corporation.

COMMUNICATION TECHNOLOGY ADVISORS LLC
AND CAPITAL & TECHNOLOGY ADVISORS LLC
NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2004, 2003, and 2002
NOTE E — SUBSEQUENT EVENTS — Continued
2. Tejas Incorporated

On July 1, 2005, (the “Closing Date”), Tejas Incorporated (Tejas) completed its acquisition of Corporation. Pursuant to an Agreement and Plan of Merger dated the Closing Date (the “Merger Agreement”) by and among Tejas, Tejas Acquisition Corp. (the “Merger Sub”), Corporation, and each of Niskayuna Development LLC, Wayne Barr, Jr., Shawn O’Donnell, Patrick Doyle, and John P. Bade (together, Niskayuna and such individuals, the “Stockholders”), the Merger Sub merged with and into Corporation (the “Merger”), and the surviving entity became a wholly-owned subsidiary of the Company.

The consideration paid by Tejas on the Closing Date to the Stockholders (the “Closing Consideration”), in exchange for the outstanding capital stock of Corporation, consisted of cash in the amount of $3.0 million, which was paid out of Tejas’ cash reserves on the Closing Date, and 3,157,895 shares of Tejas’ Common Stock (the “Shares”). Of the Closing Consideration, 309,316 Shares of Tejas’ Common Stock are being held in escrow, pursuant to an Escrow Agreement (the “Escrow Agreement”), for a period of two years following the Closing Date, to satisfy possible indemnification claims made by Tejas under the Merger Agreement. A deposit of $2.0 million had previously been paid to Corporation as paying agent for the Stockholders in connection with the execution of the letter of intent relating to the Merger.

3. Distribution of Investment in Evident Technologies, Inc.

On January 31, 2005, the members of Communication Technology Advisors LLC approved a distribution of all of the limited liability company’s interest in Evident Technologies, Inc. to the members of the limited liability company. The distribution included the $525,008 of cash held in escrow at December 31, 2004, for the 2005 purchase of Evident Technologies, Inc.’s Series C Preferred Stock.

BOLLAM, SHEEDY, TORANI & CO. llp
Certified Public Accountants
Albany, New York
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON SUPPLEMENTAL INFORMATION
The Members
Communication Technology Advisors LLC and
      Capital & Technology Advisors LLC
     Our audits were conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and were made for the purpose of forming an opinion on the basic combined financial statements taken as a whole. The supplemental information listed in the Contents of this report is presented for purposes of additional analysis and is not a required part of the basic combined financial statements. Such information has been subjected to the audit procedures applied in the audits of the basic combined financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic combined financial statements taken as a whole.
Bollam, Sheedy, Torani & Co. llp
Albany, New York
June 23, 2005

An Independent Member of the RSM McGladrey Network

COMMUNICATION TECHNOLOGY ADVISORS LLC
AND CAPITAL & TECHNOLOGY ADVISORS LLC
COMBINING BALANCE SHEETS
December 31, 2004

	Communication	Capital &
	Technology	Technology
	Advisors LLC	Advisors LLC	Total	Eliminations	Combined
ASSETS

CURRENT ASSETS
Cash	$19,903	$78,398	$98,301	$—	$98,301
Cash held in escrow	—	525,008	525,008	—	525,008
Short-term investments	—	851,157	851,157	—	851,157
Accounts receivable	37,738	471,844	509,582	—	509,582
Investment in Evident Technologies, Inc.	310,257	—	310,257	—	310,257
Intercompany receivable	388,735	—	388,735	(388,735)	—

Total current assets	756,633	1,926,407	2,683,040	(388,735)	2,294,305

OTHER ASSETS	—	7,674	7,674	—	7,674

TOTAL ASSETS	$756,633	$1,934,081	$2,690,714	$(388,735)	$2,301,979

LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$86,092	$63,285	$149,377	$—	$149,377
Subscription payable	—	—	—	—	—
Deferred revenue	37,500	—	37,500	—	37,500
Intercompany payables	—	388,735	388,735	(388,735)	—

Total current liabilities	123,592	452,020	575,612	(388,735)	186,877

MEMBERS’ EQUITY	633,041	1,482,061	2,115,102	—	2,115,102

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$756,633	$1,934,081	$2,690,714	$(388,735)	$2,301,979

December 31, 2003

	Communication	Capital &
	Technology	Technology
	Advisors LLC	Advisors LLC	Total	Eliminations	Combined
ASSETS

CURRENT ASSETS
Cash	$6,641	$59,051	$65,692	$—	$65,692
Cash held in escrow	—	—	—	—	—
Short-term investments	—	—	—	—	—
Accounts receivable	1,070,736	18,038	1,088,774	—	1,088,774
Investment in Evident Technologies, Inc.	274,699	—	274,699	—	274,699
Intercompany receivable	—	—	—	—	—

Total current assets	1,352,076	77,089	1,429,165	—	1,429,165

OTHER ASSETS	—	7,674	7,674	—	7,674

TOTAL ASSETS	$1,352,076	$84,763	$1,436,839	$—	$1,436,839

LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	32,519	10,944	43,463	—	43,463
Subscription payable	105,744	—	105,744	—	105,744
Deferred revenue	340,000	125,000	465,000	—	465,000
Intercompany payables	—	—	—	—	—

Total current liabilities	478,263	135,944	614,207	—	614,207

MEMBERS’ EQUITY	873,813	(51,181)	822,632	—	822,632

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$1,352,076	$84,763	$1,436,839	$—	$1,436,839

See Report of Independent Certified Public Accountants on Supplemental Information.

COMMUNICATION TECHNOLOGY ADVISORS LLC
AND CAPITAL & TECHNOLOGY ADVISORS LLC
COMBINING STATEMENTS OF INCOME
Year Ended December 31, 2004

	Communication	Capital &
	Technology	Technology
	Advisors LLC	Advisors LLC	Total	Eliminations	Combined
REVENUES	$7,982,080	$12,250,040	$20,232,120	$(1,188,000)	$19,044,120

COST OF CONSULTING
Consultants	2,358,308	5,854,681	8,212,989	(1,188,000)	7,024,989
Communications	36,618	2,251	38,869	—	38,869
Reimbursed expenses	290,900	92,950	383,850	—	383,850
Transportation	44,815	—	44,815	—	44,815

	2,730,641	5,949,882	8,680,523	(1,188,000)	7,492,523

Gross profit	5,251,439	6,300,158	11,551,597	—	11,551,597

OPERATING EXPENSES
Salaries	284,088	78,736	362,824	(78,736)	284,088
Employee benefits and related costs	30,520	6,784	37,304	(6,023)	31,281
Contributions	900	68,580	69,480	—	69,480
Guaranteed payments	19,286	—	19,286	—	19,286
Office expense	35,686	11,323	47,009	—	47,009
Professional fees	83,104	7,758	90,862	—	90,862
Rent	50,607	106,292	156,899	—	156,899
Insurance	13,626	2,866	16,492	—	16,492

	517,817	282,339	800,156	(84,759)	715,397

Income from operations	4,733,622	6,017,819	10,751,441	84,759	10,836,200

OTHER INCOME	84,759	886,255	971,014	(84,759)	886,255

Net income	$4,818,381	$6,904,074	$11,722,455	$—	$11,722,455

Year Ended December 31, 2003

	Communication	Capital &
	Technology	Technology
	Advisors LLC	Advisors LLC	Total	Eliminations	Combined
REVENUES	$7,144,535	$268,038	$7,412,573	$(48,900)	$7,363,673

COST OF CONSULTING
Consultants	1,980,106	51,420	2,031,526	(48,900)	1,982,626
Communications	36,248	351	36,599	—	36,599
Reimbursed expenses	332,625	612	333,237	—	333,237
Transportation	87,573	—	87,573	—	87,573

	2,436,552	52,383	2,488,935	(48,900)	2,440,035

Gross profit	4,707,983	215,655	4,923,638	—	4,923,638

OPERATING EXPENSES
Salaries	85,173	—	85,173	—	85,173
Employee benefits and related costs	11,034	—	11,034	—	11,034
Contributions	40,735	—	40,735	—	40,735
Guaranteed payments	36,058	—	36,058	—	36,058
Office expense	26,263	(332)	25,931	—	25,931
Professional fees	45,475	—	45,475	—	45,475
Rent	50,388	23,188	73,576	—	73,576
Insurance	21,812	1,018	22,830	—	22,830

	316,938	23,874	340,812	—	340,812

Income from operations	4,391,045	191,781	4,582,826	—	4,582,826

OTHER INCOME	—	18,000	18,000	—	18,000

Net income	$4,391,045	$209,781	$4,600,826	$—	$4,600,826

See Report of Independent Certified Public Accountants on Supplemental Information.

CAPITAL & TECHNOLOGY ADVISORS, INC.
Combined Balance Sheets

	June 30,	December 31,
	2005	2004
	(Unaudited)
Assets
Cash and cash equivalents	$289,668	98,301
Cash held in escrow	—	525,008
Accounts receivable	98,225	509,582
Short-term investments	—	851,157
Investment in Evident Technologies, Inc.	—	310,257
Property and equipment, net	1,734	—
Deferred tax asset	244,953	—
Prepaid expenses and other assets	17,316	7,674

Total assets	$651,896	2,301,979

Liabilities and Stockholders’ Equity (Deficit)

Accounts payable, accrued expenses and other liabilities	$165,535	149,377
Deferred revenue	665,000	37,500
Federal income tax payable	186,704	—

Total liabilities	1,017,239	186,877

Commitments and contingencies

Stockholders’ equity (deficit):
Members’ equity	—	2,115,102
Common stock, $0.01 par value 30,000 shares authorized; 200 issued and outstanding at June 30, 2005	2	—
Additional paid in capital	—	—
Retained deficit	(365,345)	—

Total stockholders’ equity (deficit)	(365,343)	2,115,102

Total liabilities and stockholders’ equity (deficit)	$651,896	2,301,979

See accompanying notes to combined financial statements.

CAPITAL & TECHNOLOGY ADVISORS, INC.
Combined Statements of Income (Unaudited)

	For the Six Months Ended
	June 30,
	2005	2004
Revenues	$5,479,080	4,900,619

Cost of Revenues
Consultants	3,889,834	1,745,813
Communications	20,239	17,024
Reimbursed expenses	205,662	162,123
Transportation	84,374	14,025

	4,200,109	1,938,985

Gross profit	1,278,971	2,961,634

Operating Expenses
Salaries	196,707	169,499
Employee benefits and related costs	21,939	13,613
Contributions	76,500	900
Guaranteed payments	9,444	8,855
Office expense	33,298	45,257
Professional fees	142,926	47,696
Rent	71,138	51,646

	551,952	337,466

Income from operations	727,019	2,624,168

Other income	66,241	333,871

Income before income tax benefit	793,260	2,958,039

Income tax benefit	(29,347)	—

Net income	$822,607	2,958,039

See accompanying notes to combined financial statements.

CAPITAL & TECHNOLOGY ADVISORS, INC.
Combined Statements of Stockholders, Equity(Deficit)
For the Six Months Ended June 30, 2005

		Common	Members’
	Shares	Stock	Equity	Retained Deficit	Total
Balance at December 31, 2004	—	—	2,115,102	—	2,115,102
Distributions to Members	—	—	(3,303,052)	—	(3,303,052)
Income earned prior to February 15, 2005	—	—	896,938	—	896,938
Acquisition of CTA and C&TA (Note 1)	200	2	291,012	(291,014)	—
Net loss subsequent to February 15, 2005	—	—	—	(74,331)	(74,331)

Balance at June 30, 2005	200	2	—	(365,345)	(365,343)

See accompanying notes to combined financial statements.

CAPITAL & TECHNOLOGY ADVISORS, INC.
Combined Statements of Cash Flows(Unaudited)

	For the Six Months Ended
	June 30,
	2005	2004
Cash flows from operating activities:
Net income	$822,607	2,958,039
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	279	—
Unrealized gain on short-term investments	(37,366)	(294,663)
Deferred tax benefit	(244,953)	—
Changes in operating assets and liabilities
Accounts receivable	411,357	599,139
Prepaid expenses and other assets	(9,642)	—
Accounts payable, accrued expenses and other liabilities	16,158	(4,605)
Deferred revenue	627,500	(307,500)
Federal income tax payable	186,704	—

Net cash provided by operating activities	1,772,644	2,950,410

Cash flows from investing activities:
Purchase of property and equipment	(2,013)	—

Net cash used in investing activities	(2,013)	—

Cash flows from financing activities:
Distributions	(1,579,264)	(2,837,047)

Net cash used in financing activities	(1,579,264)	(2,837,047)

Net increase in cash and cash equivalents	191,367	113,363

Cash and cash equivalents at beginning of period	98,301	65,692

Cash and cash equivalents at end of period	$289,668	179,055

Summary of non-cash transactions:
In February 2005, the Company distributed its short-term investments of $888,523 to its owners.
In January 2005, the Company distributed its investment in Evident Technologies, Inc. valued at $310,257 to its owners. Additionally, the Company distributed its cash held in escrow of $525,008 to the owners for the purchase of Evident Technolgies, Inc.
See accompanying notes to combined financial statements.

CAPITAL & TECHNOLOGY ADVISORS INC.
Notes to Combined Financial Statements
June 30, 2005 and 2004
(1) Organization and Basis of Presentation
     Capital & Technology Advisors Inc. is a Delaware corporation formed on January 25, 2005. Capital & Technology Advisors Inc. is a full service advisory and consulting firm that provides operational, financial restructuring and merger and acquisition related advice to customers primarily in the telecommunications and technology sectors.
     On February 15, 2005, Capital & Technology Advisors Inc. exchanged shares of its stock for the ownership interests in Communication Technology Advisors LLC (“CTA”) and Capital & Technology Advisors LLC (“C&TA”). CTA was a Delaware limited liability company formed in May 2001. C&TA was a Delaware limited liability company formed in October 2003. On June 22, 2005, CTA and C&TA were merged with and into Capital & Technology Advisors Inc. and the separate existence of CTA and C&TA ceased.
     The financial statements for the six months ended June 30, 2004 are combined because CTA and C&TA were owned and controlled by the same members. All significant intercompany accounts and transactions have been eliminated in the combination. References to the Company within the accompanying notes to the financial statements are to Capital & Technology Advisors Inc. and the combined results of CTA and C&TA prior to January 1, 2005.
(2) Summary of Significant Accounting Policies
     (a) Principles of Combination
     The accompanying financial statements reflect the combined accounts of the Company prior to January 1, 2005. All significant intercompany accounts and transactions have been eliminated in the combination.
     (b) Basis of Accounting
     These financial statements are presented on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles whereby revenues are recognized in the period earned and expenses when incurred.
     (c) Revenue Recognition
     Consulting fees include advisory fees, reimbursements for out-of-pocket expenses and revenues associated with success fees. Monthly advisory fees are recognized as services are provided over the term of the consulting agreement. Deferred revenue represents billings in advance of services performed. Reimbursements, including those relating to travel and other out-of-pocket expenses are recognized when billed. Revenues from success fees are recognized when the services related to the underlying customer transaction are determined to have been completed by all parties.
     (d) Cash and Cash Equivalents
     Cash and cash equivalents include cash and highly liquid investments with a maturity at date of purchase of ninety days or less.
     (e) Cash Held in Escrow
     Cash held in escrow represents amounts deposited into an escrow account for the 2005 purchase of Evident Technologies, Inc. Series C Preferred Stock

CAPITAL & TECHNOLOGY ADVISORS INC.
Notes to Combined Financial Statements
June 30, 2005 and 2004
     (f) Short-Term Investments
     The Company’s investments are comprised of warrants, which have been classified as trading securities. The Company periodically receives equity securities, including warrants, as part of their compensation for their engagements. These securities are valued at the intrinsic value at the time the engagement is completed and are included in revenues. The Company may distribute the equity securities to their employees or owners through compensation agreements based upon the intrinsic value.
     (g) Accounts Receivable
     Accounts receivable are stated at the amount billed to customers. The Company provides an allowance for doubtful accounts, which is based upon a review of the outstanding receivables, historical collection information and existing economic conditions. As of June 30, 2005 and 2004, there was no allowance recorded.
     (h) Investment in Evident Technologies, Inc.
     Investee companies not accounted for under the equity method of accounting are accounted for under the cost method of accounting. Under this method, the Company’s share of the earnings or losses of such investee companies is not included in the balance sheets or statements of income. However, impairment charges are recognized in the statement of income. If circumstances suggest that the value of the investee company has subsequently recovered, such recovery is not recorded.
     When a cost method investee company initially qualifies for use of the equity method, the Company’s carrying value is adjusted for the Company’s share of the past results of the investee’s operations. Therefore, prior losses could significantly decrease the Company’s carrying value in the investee company at that time.
     It is non practicable to estimate the fair value of the Company’s 2.6% investment in the stock of Evident Technologies, Inc., a producer of patentable materials and technologies for the communication and biotechnology industries, because of a lack of quoted market prices and the inability to estimate fair value without incurring excessive costs. However, the Company believes that the carrying amount, under the cost method, of $310,257 at December 31, 2004 was not impaired. In January 2005, the Company distributed the cash held in escrow balance of $525,008 at December 31, 2004 to the members for the completion of the purchase of Evident Technologies, Inc. The investment in Evident Technologies, Inc. was distributed to the owners of CTA in January 2005.
     (i) Property and Equipment
     Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets. Estimated useful lives for equipment approximate those used for federal income tax purposes and range from 3 to 7 years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the improvements or the terms of the related leases.

CAPITAL & TECHNOLOGY ADVISORS INC.
Notes to Combined Financial Statements
June 30, 2005 and 2004
     (j) Federal Income Taxes
     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
     Prior to February 15, 2005, CTA and C&TA were limited liability companies owned by two members. The taxable income or loss was allocated to the owners in accordance with their respective ownership percentage. No provision for income taxes has been included in the financial statements for the six months ended June 30, 2004 or from the period January 1, 2005 through February 15, 2005.
     (k) Estimates
     The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
(3) Short-Term Investments
     At December 31, 2004, short-term investments consisted entirely of warrants with fair values of $851,157. Unrealized gains for the six months ended June 30, 2004 were $294,663. In February 2005, the warrants were distributed to the owners of CTA and C&TA. Unrealized gains were $37,366 through the period of distribution to the owners.
(4) Revenues
     A summary of the Company’s consulting revenues are as follows for the six months ended June 30, 2005 and 2004.

	For the Six Months Ended June 30,
	2005	2004
Advisory fees	$2,168,500	4,705,635
Success fees	3,049,884	—
Reimbursements	260,696	194,984

	$5,479,080	4,900,619

CAPITAL & TECHNOLOGY ADVISORS INC.
Notes to Combined Financial Statements
June 30, 2005 and 2004
(5) Lease Commitments
     The Company leases its office facilities and certain office equipment under operating leases. The future minimum payments due under these leases as of June 30, 2005 are as follows:

Operating
2005 (six months)	$80,000
2006	24,000
2007	1,000

Minimum Commitments	$105,000

     Rent expense amounted to approximately $83,000 and $72,000 for the six months ended June 30, 2005 and 2004, respectively.
(6) Income Taxes
     A reconciliation of expected income tax expense (benefit) (computed by applying the statutory income tax rate of 34% to income before income tax expense) to total tax expense (benefit) in the accompanying combined statements of income for the six months ended June 30, 2005 is as follows:

Expected federal income expense	$269,708
Amount attributed to owners prior to February 15, 2005	(304,959)
Non-deductible professional fees	8,500
State income tax benefit, net of federal income tax expense	(2,596)

$(29,347)

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at June 30, 2005 are as follows:

Deferred tax assets:
Deferred revenue	$244,953

Gross deferred tax assets	244,953
Valuation allowance	—

Net deferred tax asset	$244,953

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences net of the existing valuation allowances.

CAPITAL & TECHNOLOGY ADVISORS INC.
Notes to Combined Financial Statements
June 30, 2005 and 2004
(7) Concentrations of Credit Risk
     The Company deposits its cash with financial institutions. Periodically such balances exceed applicable FDIC insurance limits. As of June 30, 2005, the Company had balances of $89,668 in excess of FDIC insurance limits.
     For the six months ended June 30, 2005, two customers accounted for approximately 65% of consulting revenue. For the six months ended June 30, 2004, four customers accounted for approximately 75% of consulting revenue.
(8) Contingencies
     On August 16, 2005, a stockholder and Director of Motient Corporation, a client of the Company’s, filed suit in the Chancery Court in the State of Delaware against the Company and certain of its affiliates, Tejas Incorporated (“Tejas”), Tejas Securities Group, Inc. (“TSG”), and Tejas board members, Jared E. Abbruzzese and Barry A. Williamson, (collectively known as the “Defendants”) as well as Motient and other directors of Motient (Highland Legacy Limited, Plaintiff, vs. Steven G. Singer; Gary Singer; Tejas Incorporated; Tejas Securities Group, Inc.; Gerald S. Kittner; Christopher W. Downie; Communications Technology Advisors LLC; Capital & Technology Advisors, Inc; Peter D. Aquino; Jared E. Abbruzzese; Barry A. Williamson; Raymond L. Steele; and C. Gerald Goldsmith, Defendants, and Motion Corporation, Nominal Defendant). Mr. Williamson currently serves as a member of the Motient Board. The lawsuit alleges a breach of fiduciary duties owed by the Defendants to Motient and unjust enrichment. The Plaintiff seeks the recovery of damages allegedly suffered by Motient or directly by its stockholders and the recovery of fees paid to the Defendants. The Defendants believe that the allegations in the suit are without merit, and plan to vigorously defend against them.
(9) Business Combination
     On July 1, 2005, the Tejas Incorporated (“Tejas”) completed its acquisition of the Company. Pursuant to an Agreement and Plan of Merger by and among Tejas, Tejas Acquisition Corp. (the “Merger Sub”), the Company, and each of Niskayuna Development LLC, Wayne Barr, Jr., Shawn O’Donnell, Patrick Doyle and John P. Bade (together, Niskayuna and such individuals, the “Shareholders”), the Merger Sub merged with and into the Company and the surviving entity became a wholly-owned subsidiary of Tejas. The total consideration paid by Tejas in exchange for the outstanding capital stock of the Company was approximately $45.4 million, consisting of cash in the amount of $3.0 million, which was paid out of Tejas’ cash reserves on the closing date, and 3,157,895 shares of Tejas’ common stock valued at $12.63 per share. A deposit of $2.0 million had previously been paid to the Company as paying agent for the Shareholders in connection with the execution of the letter of intent relating to the merger. This amount was not included in the balance sheet of the Company at June 30, 2005. Of the consideration paid by Tejas, 309,316 shares of Tejas’ common stock are being held in escrow, pursuant to an escrow agreement, for a period of two years following the closing date, to satisfy possible indemnification claims made by Tejas under the Agreement and Plan of Merger.
(10) Related Party Transactions
     As of June 30, 2005, the Company had deferred revenue of $300,000 from consulting fees paid by TSG to the Company for the year 2005. For the six months ended June 30, 2005, the Company recognized consulting revenue of $375,000 from services provided to TSG. For the six months ended June 30, 2004, the Company recognized $340,000 of consulting revenue from services provided to TSG.

TEJAS INCORPORATED AND SUBSIDIARIES
INDEX TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
     The unaudited pro forma combined financial information for Tejas Incorporated includes an unaudited balance sheet at June 30, 2005, a statement of operations for the year ended December 31, 2004 and a statement of operations for the six months ended June 30, 2005. The pro forma combined balance sheet and statement of operations at and for the six months ended June 30, 2005 assumes the Capital & Technology Advisors, Inc. acquisition occurred on January 1, 2005. The pro forma statement of operations for the year ended December 31, 2004 assumes the Capital & Technology Advisors, Inc. acquisition occurred on January 1, 2004.
     On July 1, 2005 (the “Closing Date”), Tejas Incorporated (the “Company”), Tejas Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company (the “Merger Sub”) and Capital & Technology Advisors, Inc., a Delaware corporation (“C&TA”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub merged with and into C&TA (the “Merger”) and the surviving entity became a wholly-owned subsidiary of the Company. The Merger closed on July 1, 2005. The consideration paid by the Company on the Closing Date to the Shareholders of C&TA in exchange for the outstanding common stock of C&TA, consisted of cash in the amount of $3.0 million and 3,157,895 shares of the Company’s common stock.
     The following unaudited pro forma condensed combined financial statements give effect to the acquisition of C&TA by the Company. This acquisition will be accounted for as a purchase business combination. The consideration paid in the Merger has been preliminarily allocated to the tangible and identifiable intangible assets acquired and liabilities assumed according to their estimated fair values, with the excess merger consideration being allocated to goodwill at the closing of the transaction. These unaudited pro forma condensed combined financial statements have been prepared from the historical consolidated financial statements of the Company and C&TA, and should be read in conjunction therewith. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated on the indicated dates, nor is it indicative of future operating results. The pro forma adjustments are based on information available at the time of this filing.

TEJAS INCORPORATED AND SUBSIDIARIES
Pro Forma Condensed Combined Balance Sheet
(Unaudited)

	As of June 30, 2005
	Tejas	C&TA	Pro Forma		Pro Forma
	(Historical)	(Historical)	Adjustments	Reference	Balances
Assets
Cash and cash equivalents	$726,874	289,668	(500,000)	Note 3	516,542
Receivable from clearing organization	2,284,769	—	—		2,284,769
Securities owned, at market value	41,023,860	—	(3,000,000)	Note 3	38,023,860
Property and equipment, net	6,358,416	—	—		6,358,416
Intangible assets, net	138,215	—	45,015,080	Note 3	45,153,295
Other assets	2,826,672	117,275	(2,300,000)	Notes 3 and 4	643,947

Total assets	$53,358,806	406,943	39,215,080		92,980,829

Liabilities and Stockholders’ Equity

Accounts payable, accrued expenses and other liabilities	$4,876,681	830,535	(137,180)	Notes 4 and 7	5,570,036
Securities sold, not yet purchased	2,305,457	—	—		2,305,457
Federal income tax payable	843,060	186,704	(14,674)	Note 8	1,015,090
Deferred tax liability, net	2,229,529	(244,953)	—		1,984,576
Notes payable	3,946,614	—	—		3,946,614
Notes payable to stockholder	1,000,000	—	—		1,000,000

Total liabilities	15,201,341	772,286	(151,854)		15,821,773

Commitments and contingencies

Stockholders’ equity:
Common stock	4,701	2	3,156	Notes 6 and 10	7,859
Additional paid in capital	26,688,820	—	39,891,579	Notes 3 and 10	66,580,399
Retained earnings	11,463,944	(365,345)	(527,801)	Notes 6 and 12	10,570,798

Total stockholders’ equity	38,157,465	(365,343)	39,366,934		77,159,056

Total liabilities and stockholders’ equity	$53,358,806	406,943	39,215,080		92,980,829

The accompanying notes are an integragal part of these pro forma condensed combined financial statements.

TEJAS INCORPORATED AND SUBSIDIARIES
Pro forma Condensed Combined Statements of Operations
(Unaudited)

	For the Six Months Ended June 30, 2005
	Tejas	C&TA	Pro Forma		Pro Forma
	(Historical)	(Historical)	Adjustments	Reference	Balances
Revenue:
Commissions	$10,131,842	—	—		10,131,842
Underwriting and investment banking income	15,891,910	—	—		15,891,910
Net dealer inventory and investment income	254,962	—	—		254,962
Consulting Fees	—	5,479,080	(375,000)	Note 5	5,104,080
Other income	226,167	66,241	—		292,408

Total revenue	26,504,881	5,545,321	(375,000)		31,675,202

Expenses:
Commissions, employee compensation and benefits	15,674,994	228,090	2,302,574	Note 7	18,205,658
Clearing and floor brokerage	407,430	—	—		407,430
Communications and occupancy	1,103,991	91,377	—		1,195,368
Professional fees	1,251,355	4,032,760	(2,514,754)	Notes 5 and 7	2,769,361
Interest	134,275	—	—		134,275
Intangibles amortization	—	—	745,000	Note 9	745,000
Other	2,984,259	399,834	—		3,384,093

Total expenses	21,556,304	4,752,061	532,820		26,841,185

Income before income tax expense	4,948,577	793,260	(907,820)		4,834,017

Income tax expense	1,903,449	(29,347)	(14,674)	Note 8	1,859,428

Net income	$3,045,128	822,607	(893,146)		2,974,589

Earnings per share:
Basic	$0.70				0.40

Diluted	$0.58				0.36

Weighted average shares outstanding:
Basic	4,336,034		3,157,895	Note 11	7,493,929

Diluted	5,304,439		3,157,895	Note 11	8,462,334

The accompanying notes are an integragal part of these pro forma condensed combined financial statements.

TEJAS INCORPORATED AND SUBSIDIARIES
Pro forma Condensed Combined Statements of Operations
(Unaudited)

	For the Year Ended December 31, 2004
	Tejas	C&TA	Pro Forma		Pro Forma
	(Historical)	(Historical)	Adjustments	Reference	Balances
Revenue:
Commissions	$20,945,763	—	—		20,945,763
Underwriting and investment banking income	18,339,975	—	—		18,339,975
Net dealer inventory and investment income	9,087,139	—	—		9,087,139
Consulting Fees	—	19,044,120	(5,869,380)	Note 5	13,174,740
Other income	307,419	886,255	—		1,193,674

Total revenue	48,680,296	19,930,375	(5,869,380)		62,741,291

Expenses:
Commissions, employee compensation and benefits	23,140,948	315,369	7,940,274	Note 7	31,396,591
Clearing and floor brokerage	652,037	—	—		652,037
Communications and occupancy	1,903,404	242,777	—		2,146,181
Professional fees	7,874,990	7,115,851	(6,153,880)	Notes 5 and 7	8,836,961
Interest	177,705	—	—		177,705
Intangibles amortization	—	—	1,490,000	Note 9	1,490,000
Other	2,864,900	533,923	—		3,398,823

Total expenses	36,613,984	8,207,920	3,276,394		48,098,298

Income before income tax expense	12,066,312	11,722,455	(9,145,774)		14,642,993

Income tax expense	4,784,908	—	1,022,503	Note 8	5,807,411

Net income	$7,281,404	11,722,455	(10,168,277)		8,835,582

Earnings per share:
Basic	$2.41				1.43

Diluted	$2.07				1.32

Weighted average shares outstanding:
Basic	3,025,048		3,157,895	Note 11	6,182,943

Diluted	3,540,392		3,157,895	Note 11	6,698,287

The accompanying notes are an integragal part of these pro forma condensed combined financial statements.

TEJAS INCORPORATED AND SUBSIDIARIES
NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1 — Basis of Presentation
The accompanying unaudited pro forma statements of operations present the pro forma effects of the Capital & Technology Advisors, Inc. acquisition. The unaudited pro forma statements of operations for the six months ended June 30, 2005 and for the year ended December 31, 2004 are presented as though the acquisition occurred on January 1, 2004. The unaudited pro forma statement of financial condition at June 30, 2005 is presented as though the acquisition occurred on that date. The unaudited pro forma combined statements of operations do not include any pro forma adjustments for any operating efficiencies and cost savings that may be achieved as a result of the acquisition.
Note 2 — Acquisition
The Company has recorded total consideration of approximately $45.4 million, including approximately $0.5 million in transaction costs for the Capital & Technology Advisors, Inc. acquisition. The acquisition was completed on July 1, 2005. The following table shows the components of total consideration:
The consideration paid is approximately as follows:

Cash	$5,000,000
Common stock (3,157,895 shares at $12.63 per share)	39,894,737
Acquisition costs	500,000

Total consideration	$45,394,737

In accordance with SFAS 141, Business Combinations, the total purchase consideration of approximately $45.4 million, including transaction costs of approximately $0.5 million, has been preliminarily allocated to the assets acquired and liabilities assumed, including identifiable intangible assets, based on their respective fair values at the date of acquisition, with excess purchase consideration allocated to goodwill. Such allocation resulted in goodwill of approximately $44.2 million. Goodwill is assigned at the enterprise level and not expected to be deductible for income tax purposes.
Note 3 — Pro Forma Adjustments
The accompanying unaudited consolidated balance sheet presents the estimated fair value of the assets acquired and liabilities assumed. The preliminary allocation of the purchase price is based on an evaluation of the tangible and intangible assets acquired and liabilities assumed. The fair values of the intangible assets acquired are based on management’s estimate. The excess of the purchase price over the fair value of net assets acquired (goodwill) reflects the benefits from expansion of the Company’s business segments.

Non-Compete (2 year useful life)	$100,000
Revenue backlog (1 year useful life)	1,440,000
Total intangible assets	1,540,000
Goodwill	44,220,080

Total intangible assets acquired	45,760,080

Deduct liabilities in excess of fair value of net tangible assets acquired, which approximates book value	(365,343)

Net assets acquired	$45,394,737

TEJAS INCORPORATED AND SUBSIDIARIES
NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The consideration paid is as follows:
Cash deposit paid on May 10, 2005	$2,000,000
Cash paid on July 1, 2005 from sale of securities owned	3,000,000
Common stock	39,894,737
Acquisition costs	500,000

Total consideration	$45,394,737

Note 4 – To record elimination of $300,000 of deferred portion of consulting fees paid to C&TA as of June 30, 2005.
Note 5 – To record elimination of $375,000 and $5,869,380 in consulting fees paid to C&TA for the six months ended June 30, 2005 and the year ended December 31, 2004, respectively.
Note 6 – To record the elimination of C&TA equity.
Note 7 – To record compensation expense estimates of $2,302,574 and $7,940,274 for management for the six months ended June 30, 2005 and the year ended December 31, 2004, respectively, based upon employment agreements executed effective July 1, 2005. Prior to February 15, 2005 C&TA management received distributions from the C&TA LLC’s or were paid consulting fees. Consulting expenses of $2,139,754 and $284,500 for management for the six months ended June 30, 2005 and the year ended December 31, 2004, respectively, have been eliminated. Additionally, an accrual of $162,820 has been recorded for the six months ended June 30, 2005 to reflect the difference between the compensation expense estimate and consulting expenses.
Note 8 – Tax effects on pro forma income before income taxes assuming the C&TA LLC’s were treated as C corporations at January 1, 2004. C&TA became a C corporation on February 15, 2005.
Note 9 – Amortization of acquired intangible assets is based upon the estimated economic lives as outlined in Note 3 above.
Note 10 – To record issuance of 3,157,895 shares of common stock in conjunction with the acquisition of C&TA.
Note 11 – Pro forma weighted average shares include 3,157,895 shares of common stock issued to C&TA.
Note 12 – To record pro forma loss associated with acquisition of C&TA.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution
     The following table sets forth the costs and expenses, payable by us in connection with the sale of common stock being registered. All amounts, except for the SEC registration fee, are estimates.

SEC registration fee	$6,642
Legal fees and expenses	$20,000
Accounting fees and expenses	$12,000
Blue sky fees and expenses	$0
Transfer agent and registrar fees and expenses	$500
Miscellaneous fees and expenses	$0
Total	$39,142
     Tejas Incorporated will bear all of the expenses shown above.
Item 14. Indemnification of Officers and Directors
     Section 145 of the Delaware General Corporate Law (the “DGCL”), the jurisdiction in which Tejas Incorporated is incorporated, provides, under certain circumstances, for indemnification of the directors or officers of a Delaware corporation for expenses incurred in connection with the defense of any action, suit or proceeding, in relation to certain matters brought against them as such directors and officers.
     Our certificate of incorporation provides that to the greatest extent permitted by the DGCL, no director of ours shall be liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, the foregoing shall not limit the liability of a director (i) for any breach of the director’s duty of loyalty to us or to our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.
     Our by-laws require us to indemnify our directors and officers to the fullest extent permitted by the DGCL. Each of our directors and officers are parties to indemnification agreements whereby we agree to indemnify each director and officer to the fullest extent authorized or permitted by law for claims relating to the fact that the individual is or was a director or officer of ours. The agreement also provides that if we maintain an insurance policy providing directors and officers’ liability insurance, the director and officer shall be covered to the maximum extent of the coverage available.
Item 15. Recent Sales of Unregistered Securities.
     On July 7, 2004, we entered into a subordinated convertible promissory note agreement with Salter Family Partners, Ltd., a family limited partnership controlled by Mark M. Salter, our Chief Executive Officer, to borrow $1,000,000 for operating purposes. Under the terms of the promissory note, we will make quarterly interest payments at a rate of 10% per annum. The promissory note is unsecured. The maturity date of the note is December 1, 2005, at which time all remaining unpaid principal and interest is due. If (i) the closing price of our common stock is less than $1.00 per share for ten consecutive trading days, (ii) Mr. Salter is no longer employed by us (other than death or disability), or (iii) the net liquidating equity of Tejas Securities held at its clearing organization as of the last business day of a calendar month is less than $2,000,000, then an event of default will exist under the promissory note and Mr. Salter is entitled to declare the amounts outstanding under the promissory note immediately due and payable. The promissory note is convertible at any time into our common stock in an amount equal to the unpaid principal divided by the conversion price of $5.00 per share. The promissory note originally required us to designate a series of preferred stock by July 1, 2005, which the promissory note could be convertible into at any time. On June 30, 2005, Salter Family Partners, Ltd. extended the date by which we were required to designate a series of preferred stock to August 31, 2005. On August 9, 2005, our board of directors designated 1,000 shares of our authorized preferred stock as Series A Convertible Preferred Stock pursuant to a Certificate of Designations for Series A Convertible Preferred Stock. In addition, we amended the terms of the promissory note so that Mr. Salter could convert the promissory note into our Series A Convertible Preferred Stock in an amount equal to the unpaid principal divided by a conversion price of $1,000 per share. The promissory note was convertible until the note was repaid. We have also granted Mr. Salter, through Salter Family Partners, Ltd., certain piggyback registration rights for the shares into which the preferred stock may be converted. On September 26, 2005, Mr. Salter converted the promissory note into 1,000 shares of Series A convertible preferred stock.
     On July 1, 2005, we completed our acquisition of C&TA. The total consideration paid by us in exchange for the outstanding capital stock of C&TA was approximately $45.4 million, consisting of cash in the amount of $5.0 million ($2 million of which was paid upon the execution of the letter of intent relating to this acquisition), which was paid out of our cash reserves, and 3,157,895 shares of our common stock valued at $12.63 per share. Of the consideration paid by us, 309,316 shares of our common stock are being held in escrow for a period of two years following the closing date of the acquisition, to satisfy possible indemnification claims made by us under the agreement and plan of merger relating to this acquisition. The total purchase consideration, including approximately $0.5 million in transaction costs, has been allocated to the assets acquired, identifiable intangible assets and liabilities assumed, based on the respective fair values at the date of acquisition. The allocation resulted in goodwill of approximately $44.2 million.
Item 16. Exhibits and Financial Statement Schedules
     (a) Exhibits:

Exhibit
Number	Description of Exhibits

3.1	Certificate of Incorporation (Incorporated herein by reference to Exhibit 3.1 to the registrant’s Registration Statement on Form 10-12(g) (File No. 000-29235))

3.2	Bylaws (Incorporated herein by reference to Exhibit 3.2 to the registrant’s Registration Statement on Form 10-12(g)(File No. 000-29235))

3.3	Certificate of Amendment to Certificate of Incorporation(Incorporated herein by reference to the registrant’s Current Report on Form 8-K filed on June 25, 2001)

3.4	Certificate of Amendment to Certificate of Incorporation(Incorporated herein by reference to the registrant’s Current Report on Form 8-K filed on June 20, 2002)

3.5	Certificate of Ownership and Merger Merging Tejas Incorporated into Westech Capital Corp (Incorporated herein by reference to the registrant’s Registration Statement on FormS-1, filed on December 22, 2004).

3.6	Certificate of Amendment to Certificate of Incorporation (Incorporated herein by reference to the registrant’s Current Report on Form 8-K filed on June 30, 2005).

3.7	Certificate of Designations for Series A Convertible Preferred Stock (Incorporated herein by reference to Exhibit 10.1 of the registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005).

4.1	Shareholder Agreement, dated November 23, 1999, between John Ohmstede, John Glade, Michael Hidalgo, Jon McDonald, Britt Rodgers, Bob Sternberg, Mike Wolf, Greg Woodby and the Company (Incorporated herein by reference to Exhibit 4.3 to the registrant’s Registration Statement on Form 10-12(g)(File No. 000-29235))

5.1*	Opinion of Morrison & Foerster LLP regarding legality of securities to be sold hereunder

10.1	First Amended and Restated Westech Capital Corp. 1999 Stock Option Plan (Incorporated herein by reference to Exhibit10.1 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2002)

10.2	Form of Incentive Stock Option Agreement (Incorporated herein by reference to Exhibit 10.3 to the registrant’s Registration Statement on Form 10-12(g)) (File No.000-29235)

10.3	Form of Nonqualified Stock Option Agreement (Incorporated herein by reference to Exhibit 10.4 to the registrant’s Registration Statement on Form 10-12(g)) (File No.000-29235)

10.4	Employment and Confidentiality Agreement, dated as of August30, 1999, between Tejas Securities Group, Inc. and Charles Mayer (Incorporated herein by reference to Exhibit 10.6 to the registrant’s Annual Report on Form 10-K for the

Exhibit
Number	Description of Exhibits

year ended December 31, 1999)

10.5	Employment and Confidentiality Agreement, dated as of June 1, 2004, between Westech Capital Corp. and Kurt J. Rechner (Incorporated herein by reference to Exhibit 10.3 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004)

10.6	Employment and Confidentiality Agreement, dated as of June 1, 2004, between Westech Capital Corp. and John F. Garber (Incorporated herein by reference to Exhibit 10.4 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004)

10.7	Modification of employment agreement between Charles H. Mayer and Tejas Securities Group, Inc., dated January 1, 2001 (Incorporated herein by reference to Exhibit 10.19 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2000)

10.8	Agreement, dated December 3, 2001, with Correspondent Services Corporation (Incorporated herein by reference to Exhibit 10.9 to the registrant’s Annual Report on Form 10-Kfor the year ended December 31, 2001)

10.9	Promissory note agreement dated February 17, 2004 between First United Bank and the Company (Incorporated herein by reference to Exhibit 10.11 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2003)

10.10	Employment and Confidentiality Agreement, dated as of June 1, 2004, between Westech Capital Corp. and Mark M. Salter (Incorporated herein by reference to Exhibit 10.2 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004)

10.11	Promissory note agreement dated July 7, 2004 between Westech Capital Corp. and Salter Family Partners, Ltd. (Incorporated herein by reference to Exhibit 10.1 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30,2004)

10.12	Agreement, dated as of October 15, 2004, between Westech Capital Corp. and Charles H. Mayer (Incorporated herein by reference to the registrant’s Current Report on Form 8-K filed on November 8, 2004)

10.13	Agreement Regarding Contract between Blake Byram and TI Building Partnership, Ltd. (Incorporated herein by reference to Exhibit 10.1 of the registrant’s Current Report on Form 8-K filed on February 18, 2005).

10.14	Real Estate Purchase and Sale Agreement, and the first and second amendments thereto, between Blake Byram and 8226 Bee Caves, Ltd. (Incorporated herein by reference to Exhibit 10.2 of the registrant’s Current Report on Form 8-K filed on February 18, 2005).

10.15	Promissory Note, dated February 22, 2005, made by TI Building Partnership, Ltd for the benefit of Community Credit Union (Incorporated herein by reference to Exhibit 10.16 of the registrant’s Annual Report on Form 10-K for the year ended December 31, 2004).

10.16	Assignment of Purchase and Sale Agreement between CNW2, Inc. and TI Building Partnership, Ltd. (Incorporated herein by reference to Exhibit 10.1 of the registrant’s Current Report on Form 8-K filed on April 25, 2005).

10.17	Purchase and Sale Agreement, between Catalyst Development II, L.P. and CNW2, Inc. (Incorporated herein by reference to Exhibit 10.2 of the registrant’s Current Report on Form 8-K filed on April 25, 2005).

10.18	Promissory Note, dated May 9, 2005, made by TI Building Partnership, Ltd. for the benefit of First United Bank (Incorporated herein by reference to Exhibit 10.6 of the registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005).

10.19	Letter of Intent, dated May 9, 2005, between Tejas Incorporated and Capital & Technology Advisors Inc. (Incorporated herein by reference to Exhibit 10.7 of the registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005).

10.20	Agreement and Plan of Merger dated as of July 1, 2005 by and among Tejas Incorporated, Tejas Acquisition Corp., Capital and Technology Advisors, Inc. and the persons listed on the signature pages thereof (Incorporated herein by reference to Exhibit 10.1 of the registrant’s Current Report on Form 8-K filed on July 8, 2005).

Exhibit
Number	Description of Exhibits

10.21	Escrow Agreement, dated as of July 1, 2005, by and among Tejas Incorporated, Capital and Technology Advisors, Inc. and the persons listed on the signature pages thereof (Incorporated herein by reference to Exhibit 10.2 of the registrant’s Current Report on Form 8-K filed on July 8, 2005).

10.22	Registration Rights Agreement, dated as of July 1, 2005, by and among Tejas Incorporated and the persons listed on the signature pages thereof (Incorporated herein by reference to Exhibit 10.3 of the registrant’s Current Report on Form 8-K filed on July 8, 2005).

10.23	Description of Oral Employment Arrangement with Jared E. Abbruzzese, Sr. as of July 1, 2005 (Incorporated herein by reference to Exhibit 10.4 of the registrant’s Current Report on Form 8-K filed on July 8, 2005).

10.24	Employment and Confidentiality Agreement, dated as of July 1, 2005, by and between Tejas Incorporated and Wayne Barr, Jr. (Incorporated herein by reference to Exhibit 10.5 of the registrant’s Current Report on Form 8-K filed on July 8, 2005).

10.25	Non-Compete Agreement, dated as of July 1, 2005, by and between Tejas Incorporated and Wayne Barr, Jr. (Incorporated herein by reference to Exhibit 10.6 of the registrant’s Current Report on Form 8-K filed on July 8, 2005).

10.26	Non-Compete Agreement, dated as of July 1, 2005, by and between Tejas Incorporated and Jared E. Abbruzzese, Sr. (Incorporated herein by reference to Exhibit 10.7 of the registrant’s Current Report on Form 8-K filed on July 8, 2005).

10.27	Non-Compete Agreement, dated as of July 1, 2005, by and between Tejas Incorporated and John Gorman (Incorporated herein by reference to Exhibit 10.8 of the registrant’s Current Report on Form 8-K filed on July 8, 2005).

10.28	Replacement Subordinated Convertible Promissory Note, dated as of July 7, 2004, made between Salter Family Partners, Ltd. and Tejas Incorporated (Incorporated herein by reference to Exhibit 10.2 of the registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005).

21.1*	Subsidiaries of the Registrant

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.3*	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

23.4*	Consent of Helin, Donovan, Trubee & Wilkinson, LLP, Independent Registered Public Accounting Firm

23.5*	Consent of Bollam Sheedy, Torani & Co. LLP, Independent Registered Public Accounting Firm

*	Filed herewith.
Item 17. Undertakings
     The undersigned registrant hereby undertakes:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
     The undersigned registrant hereby undertakes that:
     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) of 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.
     (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Austin, State of Texas, on the 17 day of October, 2005.

TEJAS INCORPORATED

By:	/s/ KURT J. RECHNER

Kurt J. Rechner, President and Chief Operating Officer
POWER OF ATTORNEY
     We, the undersigned directors and officers of Tejas Incorporated, do hereby constitute and appoint Mark M. Salter, Kurt J. Rechner or John F. Garber our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the SEC, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, power and authority to sign for us or any of us in names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents shall do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ John J. Gorman John J. Gorman	Chairman of the Board	October 17, 2005
/s/ Jared E. Abbruzzese, Sr. Jared E. Abbruzzese, Sr.	Vice Chairman of the Board	October 17, 2005
/s/ Mark M. Salter Mark M. Salter	Chief Executive Officer Principal Executive Officer	October 17, 2005
/s/ Kurt J. Rechner Kurt J. Rechner	President and Chief Operating Officer	October 17, 2005
/s/ John F. Garber John F. Garber	Chief Financial Officer Principal Financial Officer Principal Accounting Officer	October 17, 2005
/s/ William A. Inglehart William A. Inglehart	Director	October 17, 2005
/s/ Charles H. Mayer Charles H. Mayer	Director	October 17, 2005

Signature	Title	Date
/s/ Barry A. Williamson Barry A. Williamson	Director	October 17, 2005
/s/ Clark N. Wilson Clark N. Wilson	Director	October 17, 2005
/s/ Dennis G. Punches Dennis G. Punches	Director	October 17, 2005

Exhibit
Number	Description of Exhibits

3.1	Certificate of Incorporation (Incorporated herein by reference to Exhibit 3.1 to the registrant’s Registration Statement on Form 10-12(g) (File No. 000-29235))

3.2	Bylaws (Incorporated herein by reference to Exhibit 3.2 to the registrant’s Registration Statement on Form 10-12(g)(File No. 000-29235))

3.3	Certificate of Amendment to Certificate of Incorporation(Incorporated herein by reference to the registrant’s Current Report on Form 8-K filed on June 25, 2001)

3.4	Certificate of Amendment to Certificate of Incorporation(Incorporated herein by reference to the registrant’s Current Report on Form 8-K filed on June 20, 2002)

3.5	Certificate of Ownership and Merger Merging Tejas Incorporated into Westech Capital Corp (Incorporated herein by reference to the registrant’s Registration Statement on FormS-1, filed on December 22, 2004).

3.6	Certificate of Amendment to Certificate of Incorporation (Incorporated herein by reference to the registrant’s Current Report on Form 8-K filed on June 30, 2005).

3.7	Certificate of Designations for Series A Convertible Preferred Stock (Incorporated herein by reference to Exhibit 10.1 of the registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005).

4.1	Shareholder Agreement, dated November 23, 1999, between John Ohmstede, John Glade, Michael Hidalgo, Jon McDonald, Britt Rodgers, Bob Sternberg, Mike Wolf, Greg Woodby and the Company (Incorporated herein by reference to Exhibit 4.3 to the registrant’s Registration Statement on Form 10-12(g)(File No. 000-29235))

5.1*	Opinion of Morrison & Foerster LLP regarding legality of securities to be sold hereunder

10.1	First Amended and Restated Westech Capital Corp. 1999 Stock Option Plan (Incorporated herein by reference to Exhibit10.1 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2002)

10.2	Form of Incentive Stock Option Agreement (Incorporated herein by reference to Exhibit 10.3 to the registrant’s Registration Statement on Form 10-12(g)) (File No.000-29235)

10.3	Form of Nonqualified Stock Option Agreement (Incorporated herein by reference to Exhibit 10.4 to the registrant’s Registration Statement on Form 10-12(g)) (File No.000-29235)

10.4	Employment and Confidentiality Agreement, dated as of August30, 1999, between Tejas Securities Group, Inc. and Charles Mayer (Incorporated herein by reference to Exhibit 10.6 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 1999)

10.5	Employment and Confidentiality Agreement, dated as of June 1, 2004, between Westech Capital Corp. and Kurt J. Rechner (Incorporated herein by reference to Exhibit 10.3 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004)

10.6	Employment and Confidentiality Agreement, dated as of June 1, 2004, between Westech Capital Corp. and John F. Garber (Incorporated herein by reference to Exhibit 10.4 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004)

10.7	Modification of employment agreement between Charles H. Mayer and Tejas Securities Group, Inc., dated January 1, 2001 (Incorporated herein by reference to Exhibit 10.19 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2000)

10.8	Agreement, dated December 3, 2001, with Correspondent Services Corporation (Incorporated herein by reference to Exhibit 10.9 to the registrant’s Annual Report on Form 10-Kfor the year ended December 31, 2001)

10.9	Promissory note agreement dated February 17, 2004 between First United Bank and the Company (Incorporated herein by

Exhibit
Number	Description of Exhibits

reference to Exhibit 10.11 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2003)

10.10	Employment and Confidentiality Agreement, dated as of June 1, 2004, between Westech Capital Corp. and Mark M. Salter (Incorporated herein by reference to Exhibit 10.2 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004)

10.11	Promissory note agreement dated July 7, 2004 between Westech Capital Corp. and Salter Family Partners, Ltd. (Incorporated herein by reference to Exhibit 10.1 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30,2004)

10.12	Agreement, dated as of October 15, 2004, between Westech Capital Corp. and Charles H. Mayer (Incorporated herein by reference to the registrant’s Current Report on Form 8-K filed on November 8, 2004)

10.13	Agreement Regarding Contract between Blake Byram and TI Building Partnership, Ltd. (Incorporated herein by reference to Exhibit 10.1 of the registrant’s Current Report on Form 8-K filed on February 18, 2005).

10.14	Real Estate Purchase and Sale Agreement, and the first and second amendments thereto, between Blake Byram and 8226 Bee Caves, Ltd. (Incorporated herein by reference to Exhibit 10.2 of the registrant’s Current Report on Form 8-K filed on February 18, 2005).

10.15	Promissory Note, dated February 22, 2005, made by TI Building Partnership, Ltd for the benefit of Community Credit Union (Incorporated herein by reference to Exhibit 10.16 of the registrant’s Annual Report on Form 10-K for the year ended December 31, 2004).

10.16	Assignment of Purchase and Sale Agreement between CNW2, Inc. and TI Building Partnership, Ltd. (Incorporated herein by reference to Exhibit 10.1 of the registrant’s Current Report on Form 8-K filed on April 25, 2005).

10.17	Purchase and Sale Agreement, between Catalyst Development II, L.P. and CNW2, Inc. (Incorporated herein by reference to Exhibit 10.2 of the registrant’s Current Report on Form 8-K filed on April 25, 2005).

10.18	Promissory Note, dated May 9, 2005, made by TI Building Partnership, Ltd. for the benefit of First United Bank (Incorporated herein by reference to Exhibit 10.6 of the registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005).

10.19	Letter of Intent, dated May 9, 2005, between Tejas Incorporated and Capital & Technology Advisors Inc. (Incorporated herein by reference to Exhibit 10.7 of the registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005).

10.20	Agreement and Plan of Merger dated as of July 1, 2005 by and among Tejas Incorporated, Tejas Acquisition Corp., Capital and Technology Advisors, Inc. and the persons listed on the signature pages thereof (Incorporated herein by reference to Exhibit 10.1 of the registrant’s Current Report on Form 8-K filed on July 8, 2005).

10.21	Escrow Agreement, dated as of July 1, 2005, by and among Tejas Incorporated, Capital and Technology Advisors, Inc. and the persons listed on the signature pages thereof (Incorporated herein by reference to Exhibit 10.2 of the registrant’s Current Report on Form 8-K filed on July 8, 2005).

10.22	Registration Rights Agreement, dated as of July 1, 2005, by and among Tejas Incorporated and the persons listed on the signature pages thereof (Incorporated herein by reference to Exhibit 10.3 of the registrant’s Current Report on Form 8-K filed on July 8, 2005).

10.23	Description of Oral Employment Arrangement with Jared E. Abbruzzese, Sr. as of July 1, 2005 (Incorporated herein by reference to Exhibit 10.4 of the registrant’s Current Report on Form 8-K filed on July 8, 2005).

10.24	Employment and Confidentiality Agreement, dated as of July 1, 2005, by and between Tejas Incorporated and Wayne Barr, Jr. (Incorporated herein by reference to Exhibit 10.5 of the registrant’s Current Report on Form 8-K filed on July 8, 2005).

10.25	Non-Compete Agreement, dated as of July 1, 2005, by and between Tejas Incorporated and Wayne Barr, Jr. (Incorporated herein by reference to Exhibit 10.6 of the registrant’s Current Report on Form 8-K filed on July 8, 2005).

Exhibit
Number	Description of Exhibits

10.26	Non-Compete Agreement, dated as of July 1, 2005, by and between Tejas Incorporated and Jared E. Abbruzzese, Sr. (Incorporated herein by reference to Exhibit 10.7 of the registrant’s Current Report on Form 8-K filed on July 8, 2005).

10.27	Non-Compete Agreement, dated as of July 1, 2005, by and between Tejas Incorporated and John Gorman (Incorporated herein by reference to Exhibit 10.8 of the registrant’s Current Report on Form 8-K filed on July 8, 2005).

10.28	Replacement Subordinated Convertible Promissory Note, dated as of July 7, 2004, made between Salter Family Partners, Ltd. and Tejas Incorporated (Incorporated herein by reference to Exhibit 10.2 of the registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005).

21.1*	Subsidiaries of the Registrant

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.3*	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

23.4*	Consent of Helin, Donovan, Trubee & Wilkinson, LLP, Independent Registered Public Accounting Firm

23.5*	Consent of Bollam Sheedy, Torani & Co. LLP, Independent Registered Public Accounting Firm

*	Filed herewith.